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                                                                  EXHIBIT 10.01






                     ORIGINATORS RECEIVABLES SALE AGREEMENT

                           Dated as of October 4, 2001

                                      among

                       WABASH NATIONAL LP and NOAMTC, INC.

                               as the Originators,

                                       and

                              WABASH FINANCING LLC,

                                  as the Buyer




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                                TABLE OF CONTENTS


ARTICLE I - AMOUNTS AND TERMS OF THE PURCHASES...............................2
   Section 1.1    Purchases of Purchased Assets..............................2
   Section 1.2    Payment for the Purchases..................................3
   Section 1.3    Purchase Price Credit Adjustments..........................4
   Section 1.4    Payments and Computations, Etc.............................5
   Section 1.5    Transfer of Records........................................5
   Section 1.6    Characterization...........................................6

ARTICLE II - ORIGINATOR REPRESENTATIONS AND WARRANTIES.......................6
   Section 2.1    Representations and Warranties.............................6

ARTICLE III - CONDITIONS OF PURCHASES.......................................10
   Section 3.1    Conditions Precedent to Closing...........................10
   Section 3.2    Conditions Precedent to All Purchases.....................10

ARTICLE IV - ORIGINATOR COVENANTS...........................................11
   Section 4.1    Affirmative Covenants.....................................11
   Section 4.2    Negative Covenants........................................15

ARTICLE V - ADMINISTRATION AND COLLECTION...................................16
   Section 5.1    Servicer Matters..........................................16
   Section 5.2    Collection Rights.........................................17

ARTICLE VI - EVENTS OF DEFAULT..............................................17
   Section 6.1    Events of Default and Remedies............................17

ARTICLE VII - INDEMNIFICATION...............................................17
   Section 7.1    Indemnities...............................................17
   Section 7.2    Other Costs and Expenses..................................19

ARTICLE VIII - MISCELLANEOUS................................................19
   Section 8.1       Waivers and Amendments.................................19
   Section 8.2       Notices................................................19
   Section 8.3       Protection of Buyer's Interests........................19
   Section 8.4       Confidentiality........................................20
   Section 8.5       Bankruptcy Petition....................................22
   Section 8.6       Limitation of Liability................................22
   SECTION 8.7       CHOICE OF LAW..........................................22
   SECTION 8.8       CONSENT TO JURISDICTION................................22
   SECTION 8.9       WAIVER OF JURY TRIAL...................................23
   Section 8.10      Binding Effect; Assignability..........................23
   Section 8.11      Subordination..........................................24


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   Section 8.12      Integration; Survival of Terms.........................24
   Section 8.13      Third Party Beneficiaries..............................24
   Section 8.14      Counterparts; Severability.............................24

Exhibit I -       Principal Places of Business, Chief Executive Officers
                    and Location of Records
Exhibit II -      Corporate Names, Trade Names and Assumed Names
Exhibit III -     Form of Subordinated Note




















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                     ORIGINATORS RECEIVABLES SALE AGREEMENT

     THIS ORIGINATORS RECEIVABLES SALE AGREEMENT dated as of October 4, 2001 (the "Agreement"), is by and among WABASH NATIONAL LP, a Delaware limited partnership ("WNLP"), and NOAMTC, INC., a Delaware corporation ("NOAMTC") and WABASH FINANCING LLC, a Delaware limited liability company (hereinafter sometimes called the "Buyer" or "WFLLC"). Each of WNLP and NOAMTC is sometimes hereinafter referred to an "Originator" and together as the "Originators." Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I to the Sale Agreement and
Exhibit I to the Purchase Agreement hereinafter referred to.

                             PRELIMINARY STATEMENTS

     Each of the Originators now owns, and from time to time hereafter will originate certain Receivables and other rights related thereto. Each of the Originators wishes to sell and assign to the Buyer, and the Buyer wishes to purchase from each of the Originators, all of such Originators right, title and interest in and to such Receivables, whether now owned and existing or hereafter arising.

     Each of the Originators and the Buyer believes that it is in their mutual best interests for such Originator to sell its Receivables to the Buyer and for the Buyer to purchase such Receivables.

     The Buyer shall, on each applicable Purchase Date, purchase all of each Originator's right, title and interest in and to such Originator's Receivables existing on such date and all Related Security and Collections associated therewith and the proceeds thereof.

     Each of the Originators and the Buyer intends the transactions contemplated hereby to be true sales of Receivables from such Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and neither of the Originators nor the Buyer intends these transactions to be, or for any purpose to be characterized as, loans from the Buyer to either or both of the Originators.

     Upon each purchase of Purchased Assets from an Originator, the Buyer will sell Purchased Assets, pursuant to that certain Receivables Sale Agreement dated as of September ___, 2001 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the "Sale Agreement") between WFLLC, as seller, and WNC Funding LLC, as purchaser (hereinafter sometimes called "Funding" or "Purchaser"). Contemporaneously therewith, Funding will sell undivided interests in such Purchased Assets and will pledge all of its rights, titles and interests therein to the Agent on behalf of North Coast and the Surety Provider pursuant to that certain Receivables Purchase Agreement dated as of October 4, 2001 (as the same may be amended or supplemented (the "Purchase Agreement"), North Coast Funding LLC ("North Coast"), XL Capital Assurance Inc. ("Surety Provider"), and National City Bank, or any successor agent appointed under Article IX of the Purchase Agreement, as agent



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for North Coast and the Surety Provider (in such capacity, the "Agent"). WFLLC will act as Servicer of the Purchased Assets.

                                   ARTICLE I.
                       AMOUNTS AND TERMS OF THE PURCHASES

     Section 1.1 Purchases of Purchased Assets.

          (a) Each of the Originators does hereby sell, assign, transfer, set-over and otherwise convey to the Buyer, without recourse (except to the extent expressly provided herein), and the Buyer does hereby purchase from such Originator, all of such Originator's right, title and interest in and to all of such Originator's Purchased Assets existing as of the date of the initial Purchase hereunder and all of such Originator's Purchased Assets thereafter arising.

          (b) In no event shall the Buyer be obligated to purchase, or either of the Originators be obligated to sell, any Purchased Assets arising after the conclusion of the Revolving Period. On the date of the initial Purchase, the Buyer shall acquire all of each Originator's right, title and interest in and to all Purchased Assets of such Originator existing as of the close of business on the Business Day immediately prior to such Purchase. On each Business Day thereafter through and including the Termination Date, the Buyer shall acquire all of each Originator's right, title and interest in and to all of such Originator's Purchased Assets which were not previously purchased by the Buyer hereunder upon the creation thereof, provided that the acquisition by the Buyer of such right, title and interest of such Originator in connection with each Purchase hereunder is conditioned upon and subject to such Originator's receipt of the Purchase Price therefor in accordance with Section 1.2 below. In connection with the consummation of any Purchase hereunder, the Buyer may request that the applicable Originator deliver, and such Originator shall deliver, such approvals, opinions, information, reports or documents as the Buyer may reasonably request.

          (c) It is the intention of the parties hereto that each Purchase of Purchased Assets made hereunder shall constitute a sale of accounts, which sales are absolute and irrevocable and provide the Buyer and its successors and assigns with the full benefits of ownership of such Purchased Assets. Except for the Purchase Price Credits owed pursuant to Section 1.3 hereof, each sale of Purchased Assets hereunder is made without recourse to either of the Originators; provided, however, that (i) each Originator shall be liable to the Buyer and its successors and assigns for its breach of any representations, warranties and covenants made by such Originator, pursuant to the terms of the Transaction Documents to which it is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by the Buyer or any assignee thereof of any obligation of either of the Originators or any other Person arising in connection with the Purchased Assets or any other obligations of such Originator. In view of the intention of the parties hereto that the Purchases of Purchased Assets made hereunder shall constitute sales of such Purchased Assets rather than loans secured thereby, each of the Originators agrees on or prior to the date hereof to mark its master data processing records relating to



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the Receivables with a legend acceptable to the Surety Provider evidencing that the WFLLC has purchased such Receivables and the other Purchased Assets related thereto as provided in this Agreement and sold by WFLLC to Funding as provided in the Sale Agreement and pledged by Funding to the Agent on behalf of the Purchaser and the Surety Provider and to note in its financial statements that its Receivables and other Purchased Assets related thereto have been sold to WFLLC, and resold by WFLLC to Funding and that undivided interests have been purchased from Funding by the Agent for the benefit of North Coast and the Surety Provider and pledged by Funding to the Agent on behalf of the Purchaser and the Surety Provider. Each Originator hereby authorizes Buyer or Agent to file or cause to be filed such financing statements or continuation statements, and/or amendments thereto or assignments thereof, and, upon the request of Buyer, Agent or the Surety Provider will execute and file such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of the Buyer's, Funding's and the Agent's (on behalf of North Coast and the Surety Provider) respective interests in the Purchased Assets, or as the Buyer, the Agent or the Surety Provider may reasonably request.

     Section 1.2 Payment for the Purchases.

          (a) The Purchase Price for the initial Purchase of Purchased Assets shall be payable in full by the Buyer to the applicable Originator on the date of such initial Purchase, and shall be paid to such Originator in the following manner:

               (i) by delivery of immediately available funds, to the extent of funds made available to the Buyer in connection with its subsequent sale of such Purchased Assets to Funding under the Sale Agreement; and

               (ii) the balance, with the proceeds of a Subordinated Loan.

The Purchase Price for each Purchase after the initial Purchase shall become due and owing in full by the Buyer to the applicable Originator or its designee on the date of such Purchase (except that the Buyer may, with respect to any such Purchase, offset against such Purchase Price any amounts owed by the applicable Originator to the Buyer hereunder and which have become due but remain unpaid) and shall be paid to such Originator in the manner provided in the following paragraphs (b), (c) and (d).

          (b) With respect to any Purchase after the initial Purchase hereunder, on each Settlement Date, the Buyer shall pay to the applicable Originator the Purchase Price for each Purchase from such Originator during the preceding Calculation Period as follows:

          first, by delivery of immediately available funds, to the extent of funds available to the Buyer from its subsequent sale of such Purchased Assets to Funding under the Sale Agreement or otherwise;

          second, by borrowing from the applicable Originator a subordinated revolving loan (each, a "Subordinated Loan") in an amount not to exceed the lessor of (i) remaining unpaid portion of such Purchase Price; and (ii)



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          the maximum Subordinated Loan that could be borrowed without rendering the Buyer's net worth less than $47,000,000; and

          third, unless the Termination date has been declared payment of the proceeds of a contribution, if any, to the capital of Buyer by Wabash.

Subject to the limitations set forth in the preceding clause second, each of the Originators irrevocably agrees to advance each Subordinated Loan requested of it by the Buyer on or prior to the Termination Date. The Subordinated Loans owing to each of the Originators shall be evidenced by, and shall be payable in accordance with the terms and provisions of a Subordinated Note in substantially the form and text attached hereto as Exhibit III.

          (c) Except as provided in Sections 1.6 and 1.7 of the Purchase Agreement, on each Business Day during a Calculation Period after the date of the initial Purchase, all Collections received by an Originator, WFLLC, Servicer or any other Person shall be applied by Buyer as payments toward the Purchase Price of Purchased Assets sold or to be sold by the applicable Originator to the Buyer during such Calculation Period. In the event that with respect to any Calculation Period, the aggregate Collections received by any Originator exceeds the Purchase Price of Receivables sold by the applicable Originator to Buyer hereunder during such Calculation Period, such Originator shall pay such excess to Buyer for deposit into the Facility Account pursuant to the terms of the Purchase Agreement. Although amounts shall be paid directly to the applicable Originator on a daily basis in accordance with the first sentence of this paragraph, settlement of the Purchase Price between the Buyer and the applicable Originator shall be effected on a monthly basis on Settlement Dates with respect to all Purchases within the same Calculation Period and based on the information contained in the Monthly Report for the Calculation Period then most recently ended. The Monthly Report shall be in the form and contain the information as provided in the Sale Agreement.

          Section 1.3 Purchase Price Credit Adjustments. If on any day the Outstanding Balance of a Receivable is:

          (a) reduced as a result of any defective or damaged goods or services, trade-ins, any cash discount or any adjustment by the applicable Originator or by WFLLC in its performance of its duties as Servicer in accordance with the terms of the Credit and Collection Policy and the Transaction Documents,

          (b) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction and whether such claim relates to the applicable Originator or any Affiliate thereof other than the Buyer) in accordance with the terms of the Credit and Collection Policy and the Transaction Documents, or

          (c) is otherwise reduced as a result of any of the factors set forth in the definition of "Dilutions" in accordance with the terms of the Credit and Collection Policy and the Transaction Documents.


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then, in such event, the Buyer shall be entitled to a credit (each, a "Purchase
Price Credit") against the Purchase Price otherwise payable hereunder to the applicable Originator equal to the full amount of such reduction or cancellation or recharacterization. If such Purchase Price Credit exceeds the Original Balance of the Receivables to be sold by the applicable Originator hereunder on any Purchase Date, then the applicable Originator shall pay the remaining amount of such Purchase Price Credit in cash within 2 Business Days thereafter.

     Section 1.4 Payments and Computations, Etc. All amounts to be paid or deposited by the Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day. Any amount due hereunder which is not paid when due hereunder shall bear interest at the Base Rate as in effect from time to time until paid in full; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

     Section 1.5 Transfer of Records.

          (a) In connection with the Purchases of Purchased Assets hereunder, each of the Originators is selling, transferring, assigning and conveying to the Buyer all of such Originator's right and title to and interest in the Records relating to all Receivables sold by such Originator hereunder, without the need for any further documentation in connection with any Purchase. In connection with such transfer, each of the Originators hereby grants to each of the Buyer, the Agent, the Surety Provider, and the Servicer and all of their respective successors and assigns, an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for Receivables sold by it, to the extent necessary to administer such Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto; provided that should the consent of any licensor of such Originator to such grant of the license described herein be required, such Originator hereby agrees that upon the request of the Buyer, the Controlling Party or the Agent, such Originator will use its reasonable efforts to obtain the consent of such third-party licensor, provided, however, that if such consent is not granted, each Originator agrees to cooperate with WFLLC, Funding, the Agent, the Servicer or the Surety Provider in the use of the related software. The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement terminates in accordance with its terms.

          (b) Each of the Originators (i) shall take such action reasonably requested by the Buyer, the Agent or the Surety Provider, from time to time hereafter, that may be necessary or appropriate to ensure that the Buyer and its successors and assignees have an enforceable ownership interest in the Records relating to the


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Receivables purchased from such Originator hereunder, and (ii) shall use its reasonable efforts, to ensure that the Buyer, the Agent, the Surety Provider and the Servicer and all of their respective successors and assigns each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

     Section 1.6 Characterization. If, notwithstanding the intention of the parties expressed in Section 1.1(c), any sale by either of the Originators to the Buyer of Purchased Assets hereunder shall be characterized as a secured loan and not a sale, then this Agreement shall constitute a security agreement under the UCC and other applicable law. Without being in derogation of the parties' intention that each sale of Purchased Assets hereunder shall constitute a true sale thereof, each of the Originators hereby grants to the Buyer a duly perfected security interest in all of its right, title and interest in and to all of such Originator's Purchased Assets existing as of the date of the initial Purchase hereunder and all of such Originator's Purchased Assets thereafter arising, which security interest shall be prior to all other Adverse Claims thereto. After an Event of Default, the Buyer, the Agent, North Coast and the Surety Provider and their respective successors and assignees shall have, in addition to the rights and remedies which they may have under the Transaction Documents, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.

                                  ARTICLE II.
                    ORIGINATOR REPRESENTATIONS AND WARRANTIES

     Section 2.1 Representations and Warranties. Each of Originator represents and warrants to the Buyer, the Agent, North Coast and the Surety Provider and their respective successors and assignees as of the Closing Date and each Purchase Date as follows:

     (a) Entity Existence and Power. Such Originator is a limited partnership or corporation validly organized and existing and in good standing under the laws of the state of its organization or incorporation, as the case may be, is duly qualified to do business and is in good standing as a limited partnership, foreign corporation in each jurisdiction where the nature of its business requires such qualification and the failure to be so qualified would have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under the Transaction Documents and to own and hold under lease its property and to conduct its business substantially as currently conducted.

     (b) Non-Contravention, Due Authorization, Etc.. The execution, delivery and performance by such Originator of this Agreement and each other Transaction Document to which such Originator is a party, and such Originator's use of the proceeds of Purchases made hereunder, are within, as the case may be, its or limited partnership or corporate powers, have been duly authorized by all necessary limited partnership or corporate action, do not contravene or violate
(i) its certificate of limited


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partnership or articles of incorporation or partnership agreement or by-laws, as the case may be, (ii) any law, rule or regulation applicable to it the contravention or violation of which would or could reasonably be expected to have a Material Adverse Effect, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, the contravention or violation of which would or could reasonably be expected to have a Material Adverse Effect or (iv) any material order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the contravention or violation of which would or could reasonably be expected to have a Material Adverse Effect and do not result in the creation or imposition of any Adverse Claim on assets of such Originator or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

     (c) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Originator of the Transaction Documents to which it is a party.

     (d) Binding Effect. Each of the Transaction Documents to which such Originator is a party has been duly authorized, executed and delivered by such Originator. Each of such Transaction Documents constitutes the legal, valid and binding obligation of such Originator enforceable against such Originator in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (e) Accuracy of Information. All information heretofore furnished by it or any of its Affiliates to the Buyer, the Agent, North Coast or the Surety Provider or the Purchaser for purposes of or in connection with the Transaction Documents or any transaction contemplated thereby is, and all such information hereafter furnished by such Originator or any of its Affiliates to the Buyer, the Agent, North Coast or the Surety Provider will be, true and accurate in every material respect, on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

     (f)  Use of Proceeds. No proceeds of any Purchase hereunder will be used
(i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

     (g) Good Title; Perfection. Immediately prior to each Purchase hereunder, such Originator shall be the legal and beneficial owner of its Purchased



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Assets, free and clear of any Adverse Claim, except as created by the
Transaction Documents. This Agreement is effective to, and shall, upon each Purchase hereunder, irrevocably transfer to the Buyer legal and equitable title to, with the legal right to sell and encumber, such Purchased Assets, free and clear of any Adverse Claim except as otherwise created by WFLLC under the Sale Agreement or Funding under the Purchase Agreement. Without limiting the foregoing, there has been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) or as regulated by the Surety Provider to perfect the Buyer's ownership interest in such Purchased Assets originated by such Originator. Neither Originator is aware of any judgment or tax lien filings against it or affecting the Purchased Assets.

     (h) Places of Business; State of Formation. The principal places of business and state of formation and chief executive office of such Originator and the offices where such Originator keeps all its Records are located at the address(es) listed on Exhibit I or such other locations notified to the Buyer in accordance with Section 4.2(a). Such Originator's Federal Employer Identification Number is correctly set forth on Exhibit I.

     (i) Collections; Etc. Except as otherwise notified to the Surety Provider in accordance with Section 5.2(b) of the Purchase Agreement and with prior written consent of the Controlling Party:

          (i) Each Obligator has instructed all Obligors to pay all Collections (other than Branch Collections) directly to a segregated lock-box identified on Exhibit III to the Purchase Agreement,

          (ii) in the case of all proceeds remitted to any such lock-box which is now or hereafter established, such proceeds will be deposited directly by the applicable Collection Bank into the Facility Account,

          (iii) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank, are listed on Exhibit III to the Purchase Agreement, and

          (iv) each lock-box and Collection Account is subject to a Collection Agreement that is in full force and effect.

In the case of lock-boxes and Collection Accounts identified on Exhibit III to the Purchase Agreement, exclusive dominion and control thereof has been transferred to the Controlling Party. Neither Originator has granted any Person, other than the Controlling Party as contemplated by this Agreement, dominion and control of any lock-box or other Collection Account, or the right to take dominion and control of any lock-box or other Collection Account at a future time or upon the occurrence of a future event. Branch Collections are deposited in the deposit accounts identified on Exhibit IIIA of the Purchase Agreement. Collected Funds are transferred to Wabash and the Originators and credited against amounts payable to Originators by WFLLC.


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     (j)  Financial Statements; Material Adverse Effect. The consolidated financial statements of such Originator and its consolidated Subsidiaries, dated June 30, 2001 furnished by such Originator to the Buyer, Funding, the Agent and the Surety Provider are complete and correct in all material respects, and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial condition and results of operations of such Originator and its consolidated Subsidiaries as of such date and for the period ended on such date. Since June 30, 2001, no event has occurred which would have a Material Adverse Effect.

     (k) Names. In the past five years, such Originator has used any corporate names, trade names or assumed names other than those listed on Exhibit II.

     (l) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Originator's knowledge, threatened, against or affecting such Originator, or any of properties of such Originator, in or before any court, arbitrator or other body, which are reasonably likely to (i) adversely affect the collectibility of a material portion of the Receivables, (ii) materially adversely affect the financial condition of such Originator, or (iii) materially adversely affect the ability of such Originator to perform its obligations under the Transaction Documents. Such Originator is not in default with respect to any order of any court, arbitrator or governmental or regulatory body.

     (m) Credit and Collection Policy. With respect to each Receivable, such Originator has complied in all material respects with the Credit and Collection Policy.

     (n) Payments to Originator. With respect to each Receivable sold by such Originator to the Buyer under this Agreement, the Buyer has given reasonably equivalent value to such Originator in consideration for the transfer of such Receivable and the other Purchased Assets with respect thereto under this Agreement and such transfer was not made for or on account of an antecedent debt. No sale by such Originator to the Buyer of any Purchased Assets is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. " 101 et seq.), as amended.

     (o) Ownership of the Buyer. Wabash owns one hundred percent (100%) of the limited liability company interests in Buyer. Such limited liability company interests are validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire securities of the Buyer.

     (p) Investment Company Act; Public Utility Holding Company Act. Such Originator is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute. Such Originator is not a "holding company" or an "affiliate" of a "holding company" or, as of the date of this Agreement, a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company act of 1935, as amended.


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     (q)  Purpose. Each Originator has determined that, from a business viewpoint, the sale of its Purchased Assets to the Buyer contemplated hereby is in the best interests of such Originator.

     (r) ERISA. No fact or circumstance, including but not limited to any Reportable Event, exists in connection with any Plan which would constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and which would result in the termination of a Plan and the incurrence of material liability by such Originator or any ERISA Affiliate to the Plan, the PBGC, participants, beneficiaries or a trustee. No Plan has an accumulated funding deficiency as defined in Section 412(a) of the Code or Section 302(a) of ERISA, and no lien exists with respect to any Plan for failure to make required contributions as described under 412(n) of the Code or Section 302(f) of ERISA. For the purposes of this representation and warranty, such Originator shall be deemed to have knowledge of all facts attributable to the Plan administrator designated pursuant to ERISA.

     (s) Insolvency. Each Originator is solvent and will remain solvent after giving effect to the transactions contemplated to occur on the date this representation is made.

     (t) Each Receivable funded pursuant to Section 1.2(a)(i) first hereunder was an Eligible Receivable at the time the same was sold by Seller to Buyer.

     (u) All Receivable originated by each Originator during the Revolving Period is being sold to WFLLC pursuant to this Agreement and sold by WFLLC to Funding pursuant to the Sale Agreement.

                                  ARTICLE III.
                             CONDITIONS OF PURCHASES

     Section 3.1 Conditions Precedent to Closing. The agreement of the Buyer to make Purchases and the Surety Provider to issue the Policy is subject to the satisfaction, immediately prior to the Closing Date of the conditions precedent set forth in Section 4.1 of the Purchase Agreement.

     Section 3.2 Conditions Precedent to All Purchases. Each Purchase shall be subject to the satisfaction of the further conditions set forth in Section 4.2 of the Purchase Agreement.

     Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Purchase (whether by payment of cash, through an increase in the amounts outstanding under the applicable Subordinated Note or by offset of amounts owed to the Buyer by such Originator), title to the applicable Receivables and related assets included in such Purchase shall vest in the Buyer, whether or not the conditions precedent to such Purchase were in fact satisfied.

                                  ARTICLE IV.
                              ORIGINATOR COVENANTS

     Section 4.1 Affirmative Covenants. Until the date this Agreement shall terminate in accordance with its terms, each Originator covenants and agrees as follows:

     (a) Financial Reporting. It will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Buyer, Funding, the Agent and the Surety
Provider:

          (i) Annual Reporting. Within 90 days after the close of each of Wabash's fiscal years, a complete copy of Wabash's consolidated and consolidating report, which shall include at least Wabash's consolidated and consolidating balance sheet, income statement and statement of cash flow for such year, examined in accordance with generally accepted auditing standards by an independent public accountant of national reputation and reasonably acceptable to the Buyer and the Surety Provider, together with the certificate described in clause (iii) below. Delivery within the time period specified above of copies of Wabash's Annual Report filed with the Securities and Exchange Commission on Form 10-K for such fiscal year (together with Wabash's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this
     Section 4.1(a)(i).

          (ii) Quarterly Reporting. Within 60 days after the close of each of the first three quarterly periods of each fiscal years, Wabash's unaudited consolidated and consolidating balance sheet, income statement and statement of cash flow for such quarter and that portion of the fiscal year ending with such quarter for Wabash, certified by the Chief Financial Officer or Controller of Wabash as being complete and correct and fairly presenting its consolidated Subsidiaries' financial condition and results of operations as of the end of such quarter and for that portion of the fiscal year ending with such quarter, together with the certificate described in clause (iii) below. Delivery within the time period specified above of copies of Wabash's Quarterly Report on Form 10-Q for the applicable quarter prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 4.1(a)(ii).

          (iii) Compliance Certificate. Together with the financial statements required to be delivered under clauses (i) and (ii) above, a compliance certificate in substantially the form of Exhibit IV to the Purchase Agreement signed by an authorized officer of such Originator and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

          (iv) Partners/Shareholders Statements and Reports. Promptly upon the furnishing thereof to the partners or shareholders, as the case may be, of such

     Originator, copies of all financial statements, reports and proxy statements so furnished.

          (v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements, notices of securities issuance, annual, quarterly, monthly or other regular reports, if any (including any Annual Report on Form 10K Quarterly Report on Form 10Q), which Wabash, either Originator, WFLLC, or any of their respective Subsidiaries files with the Securities and Exchange Commission.

          (vi) Notices under Transaction Documents. Forthwith upon its receipt of any notice, request for consent, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Buyer, Funding, the Agent or the Surety Provider, copies of the same (other than any such notice, request, certification, report or other communication delivered by or in connection with any Obligor that does not indicate the occurrence or the likely occurrence of a material adverse effect on the collectibility of a material portion of Receivables attributable to such Obligor).

          (vii) Change in Credit and Collection Policy. At least 30 days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy referred to in Section 5.2(c) of the Purchase Agreement and promptly after any other material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

          (viii) Other Information. Such other information (including non-financial information) as the Buyer, Funding, the Agent or the Surety Provider may from time to time reasonably request.

     (b) Notices. Each Originator shall notify the Buyer, Funding, the Agent and the Surety Provider in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

          (i) Actual and Potential Events of Default. The occurrence of each Event of Default, Potential Event of Default, Servicer Default or Potential Servicer Default of which such Originator becomes aware.

          (ii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against such Originator or any of its Subsidiaries, or to which such Originator or any of its Subsidiaries becomes party, in either case which (A) remains unsettled for a period of 90 days from the commencement thereof and involves claims for damages or relief in an amount which could reasonably be expected to have a Material Adverse Effect, or (B) has resulted in a final judgment or judgments for the payment of money in an amount which has a Material Adverse Effect.

          (iii) ERISA. The occurrence of any Reportable Event under Section 4043(c) (5), (6), (9) or (10) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, any finding made with respect to a Plan under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, the failure to make any required installment or other required payment under
     Section 412 of the Code or Section 302 of ERISA on or before the date for such installment or payment, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year.

          (iv) Downgrade. Any downgrade in the rating of any indebtedness of such Originator, Wabash, WFLLC or Funding or this transaction by Standard & Poor's Ratings Group or by Moody's Investors Service, Inc., or any other nationally recognized statistical rating agency then rating such Indebtedness, security or this transaction setting forth the Indebtedness affected and the nature of such change.

          (v) Labor, Strike, Walkout, Lockout or Slowdown. The commencement or threat of any labor strike, walkout, lockout or concerted labor slowdown which could reasonably be expected to have a Material Adverse Effect (collectively, "Labor Actions").

     (c) Compliance with Laws. Each Originator will comply in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

     (d) Access. Each Originator will furnish to the Buyer, the Agent, and the Surety Provider from time to time such information with respect it and the Receivables as the Buyer, the Agent or the Surety Provider may reasonably request. Each Originator shall, at its expense and during regular business hours as requested by Buyer, the Agent and the Surety Provider upon reasonable notice, permit, and shall cause each Originator to permit the Buyer, the Agent and the Surety Provider, or their respective agents or representatives (i) to examine and make copies of and abstracts from all Records in its or their possession or under its or their control relating to the Purchased Assets, including, without limitation, the related Contracts, and (ii) to visit its or their offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to its or their financial condition or the Purchased Assets or its or their performance hereunder or pursuant hereto or the other Transaction Documents or the performance by the Originators under the Contracts with any of its or their officers or employees having knowledge of such matters.

     (e)  Keeping and Marking of Records and Books.

          (i) Such Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables originated by it in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables

     (including, without limitation, records adequate to permit the immediate identification of each new Receivable originated by it and all Collections of and adjustments to each existing Receivable). Such Originator will give the Agent, the Surety Provider and North Coast notice of any material change in the administrative and operating procedures referred to in the previous sentence.

          (ii) Such Originator will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to its Receivables with a legend, acceptable to the Buyer and the Surety Provider, describing the Receivables and specifying the company number and further describing the sale thereof by Buyer to Funding and the sale and assignment of interests therein sold, and the pledge of the Purchased Assets, by Funding to the Agent for the benefit of the North Coast and the Surety Provider pursuant to the Purchase Agreement and (B) upon the request of North Coast, the Agent or the Surety Provider following the occurrence of an Event of Default: (x) mark each Contract with a legend describing Funding's interest therein and further describing the Agent's interest therein for the benefit of North Coast and the Surety Provider and (y) deliver to Funding or its designee all Contracts (including, without limitation, all multiple originals of any such Contract constituting "chattel paper," certificated "investment property" or an "instrument").

     (f) Compliance with Contracts and Credit and Collection Policy. Each Originator will timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables conveyed by it hereunder, and comply in all material respects with the Credit and Collection Policy. Such Originator will pay when due any taxes payable in connection with the Receivables conveyed by it hereunder.

     (g) Ownership Interest. Such Originator shall take all necessary action to establish and maintain in favor of the Buyer a valid and perfected first priority ownership interest in the Purchased Assets to the fullest extent contemplated herein, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Buyer and its successors and assigns hereunder as the Buyer or its assignees may reasonably request.

     (h) Purchaser's Reliance. Each Originator acknowledges that the Agent, the Surety Provider and North Coast are entering into the transactions contemplated by the Purchase Agreement in reliance upon Funding's identity as a separate legal entity from Buyer. Therefore, from and after the date of execution and delivery of this Agreement, each Originator shall take all reasonable steps including, without limitation, all steps that the Buyer and Funding, the Surety Provider or any assignee of either of them may from time to time reasonably request, to maintain Funding's identity as a separate legal entity and to make it manifest to third parties that Fundung is an entity with assets and liabilities distinct from Buyer and any Affiliates thereof and not just a division of either of the Originators or their affiliates. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, (i) neither of the Originators shall hold itself out to third parties as liable for the debts of Funding, nor purport to own the Receivables and other assets acquired by Funding, (ii) each Originator shall take, all other actions necessary on its part to ensure that Buyer and Funding are at all times in compliance with the "separateness" covenants set forth in Section 5.1(k) of the Purchase Agreement and (iii) each Originator shall cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated among each Originator, the Buyer and Funding on an arm's-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations "1.1502-33(d) and 1.1552-1.

     (i) Collections. Each Originator shall instruct all Obligors to pay all Collections (other than Branch Collections) directly to a segregated lock-box or other Collection Account listed on Exhibit III to the Purchase Agreement. Each Originator hereby transfers all of its rights, titles and interests in and to the Collection Accounts to WFLLC. The Collection Accounts, Collection Agreements and Branch Collections shall be administered as provided in the Purchase Agreement.

     (j) ERISA. Such Originator shall make all required installments or other required payments under Section 412 of the Code or Section 302 of ERISA on or before the due date for such installment or other payment except to the extent failure to make such installment or payment would not have a Material Adverse Effect.

     Section 4.2 Negative Covenants. Until the date this Agreement shall terminate in accordance with its terms, each Originator further covenants and agrees as follows:

     (a) Name Change, State of Formation, Offices, Records and Books of Accounts. Such Originator will not change its name, state of formation, identity or corporate structure or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Buyer and the Surety Provider and the Agent at least 30 days prior notice thereof and (ii) delivered to the Buyer all financing statements, instruments and other documents requested by the Buyer (or the Agent) and the Surety Provider in connection with such change or relocation.

     (b) Change in Payment Instructions to Obligors. Such Originator will not add or terminate any bank as a Collection Bank from those listed in Exhibit III, or make any change in its instructions to Obligors regarding payments to be made to such Originator or payments to be made to any lock-box, Collection Account or Collection Bank, unless the Buyer, Funding, the Agent and the Surety Provider shall have received, at least five (5) Business Days before the proposed effective date therefor:

          (i)  written notice of such addition, termination or change, and

          (ii) with respect to the addition of a lock-box, Collection Account or Collection Bank, an executed account agreement and an executed Collection Agreement from such Collection Bank relating thereto;

provided, however, that such Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing lock-box or other Collection Account that is subject to a Collection Agreement then in effect.

     (c) Modifications to Contracts and Credit and Collection Policy. Each Originator shall not fail to continue to engage primarily in the material lines of business in which it operates on the date hereof and will not make any change in the Credit and Collection Policy which would be reasonably likely to adversely affect the collectibility of, or decrease the credit quality of, the Receivables in any material respect and no such change shall be made after the occurrence of an Event of Default without the prior consent of the Surety Provider. Except as provided in Section 5.2(c) of Purchase Agreement, neither Originator will extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

     (d) Sales, Liens, Etc. Such Originator shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Purchased Assets or assign any right to receive income in respect thereof (other than, in each case, the creation of the interests therein in favor of the Buyer provided for herein, Funding provided for in the Sale Agreement, and the Agent, North Coast and Surety Provider provided for in the Purchase Agreement), and such Originator shall cause the applicable Originator to defend the right, title and interest of the Buyer and its successors and assigns in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Originator.

     (e) Accounting for Purchases. Such Originator will not, and shall not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Purchased Assets by such Originator to the Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Purchased Assets by such Originator to the Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

                                   ARTICLE V.
                          ADMINISTRATION AND COLLECTION

     Section 5.1 Servicer Matters. The servicing, administration and collection of Receivables, the persons responsible therefor, their duties, rights, powers, duties and authorities and their compensation are all as provided in Article VI of the Purchase Agreement, all of the terms and provisions of which are hereby agreed to by the Originators and each of them. Each Originator shall take such action and shall cooperate with Buyer and Funding as requested to enable Buyer, as Servicer, to effectively and efficiently service and collect Receivables.

     Section 5.2 Collection Rights. Each Originator authorizes the Buyer and the Servicer, and agrees that each of the Buyer and the Servicer shall be entitled to (i) endorse such Originator's or WFLLC's name on checks and other instruments representing Collections; (ii) enforce the Receivables and the Related Security and (iii) take such actions as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections to come into the possession of the Servicer or its designees, on behalf of Funding and its assignees for distribution in accordance with the Transaction Documents, rather than such Originator or WFLLC.

                                  ARTICLE VI.
                                EVENTS OF DEFAULT

     Section 6.1 Events of Default and Remedies. Upon the occurrence and during the continuance of an Event of Default as defined in the Purchase Agreement, Buyer and its successors and assigns shall have all the rights and remedies of Funding provided in Section 6.2 of the Sale Agreement.

                                  ARTICLE VII.
                                 INDEMNIFICATION

     Section 7.1 Indemnities. Without limiting any other rights which the Buyer may have hereunder or under applicable law, each of the Originators hereby jointly and severally agrees to indemnify the Buyer, Funding, the Agent, and the Surety Provider and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or actually incurred by any of them arising out of any of the following:

          (i) any representation or warranty made by either Originator or any of its officers under or in connection with this Agreement, any other Transaction Document, any Monthly Report or any other information or report delivered by either Originator pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

          (ii) the failure by either Originator to comply with any applicable law, rule or regulation with respect to any Purchased Asset, Receivable or Contract related thereto, or the nonconformity of any Purchased Asset, Receivable or Contract with any such applicable law, rule or regulation;

          (iii) any failure of either Originator to perform their respective duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document;

          (iv) any products liability or similar claim arising out of or in connection with goods or services which are the subject of any Contract originated by an Originator;

          (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Receivable sold to the Buyer by either Originator (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the furnishing or failure to furnish the underlying services;

          (vi) the commingling by either Originator of Collections at any time with other funds;

          (vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby, the use of the proceeds of a Purchase, the ownership of the Purchased Assets or any other investigation, litigation or proceeding relating to either Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby;

          (viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of either Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

          (ix) the sale by either Originator to the Buyer for cash of any Receivable which is not, at the time of such sale, an Eligible Receivable; or

          (x) the failure to vest and maintain vested in the Buyer, or to transfer to the Buyer, legal and equitable title to, and ownership of, a first priority perfected ownership interest in the Purchased Assets originated by either Originator, free and clear of any Adverse Claim (other than as created under the Sale Agreement and the Purchase Agreement);

excluding, however, the following:

     (A) Indemnified Amounts to the extent final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

     (B) Indemnified Amounts to the extent the same includes losses in respect of Receivables that prove to be uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

     (C) taxes on or measured by the overall gross or net income of such Indemnified Party to the extent that the computation of such taxes is consistent with (i) the characterization of the Purchases as true sales and (ii) the characterization of the transactions under the Purchase Agreement as creating indebtedness of the Buyer for purposes of federal taxation.

     Section 7.2 Other Costs and Expenses. Each of the Originators, jointly and severally shall pay to the Buyer or Funding or Surety Provider on demand any and all reasonable costs and expenses actually incurred by the Buyer or Funding or Surety Provider, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Event of Default.

                                 ARTICLE VIII.
                                  MISCELLANEOUS

     Section 8.1 Waivers and Amendments.

          (a) No failure or delay on the part of the Buyer, Funding, the Agent or the Surety Provider or either of the Originators in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

          (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by the Originators and the Buyer and except with the prior written consent of the Surety Provider and, to the extent required under the Purchase Agreement, the Agent and North Coast; provided, further, that prior written notice of any such amendment, supplement, modification or waiver be given to Standard and Poor's Corporation.

     Section 8.2 Notices. Except as otherwise expressly provided herein, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such party may hereafter specify for the purpose of giving notice to such party. All such communications and notices shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when received through the mails, transmitted by telecopy, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

     Section 8.3 Protection of Buyer's Interests.

          (a) Each of the Originators agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Buyer, Funding, the Agent, North Coast or Surety Provider may reasonably request, to perfect, protect or more fully evidence the Buyer's ownership of the Receivables, or to enable the Buyer, Funding, the

Agent, North Coast or Surety Provider to exercise and enforce their rights and remedies hereunder. The Surety Provider may, or the Buyer may direct the applicable Originator to, notify the Obligors on Receivables at any time following the occurrence of a Servicer Default, at such Originator's expense, of the Buyer's ownership of the Receivables and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Facility Account.

          (b) If either of the Originators fails to perform any of its obligations hereunder, the Buyer, Funding, the Agent or the Surety Provider may (but shall not be required to) perform, or cause the performance of, such obligation; and such Person's costs and expenses incurred in connection therewith shall be payable by such Originator on demand. Each of the Originators irrevocably authorizes WFLLC and Funding at any time and from time to time in their sole discretion, and appoints them and each of them as its attorney-in-fact, to act on behalf of such Originator (i) to file financing statements necessary or desirable in the Surety Provider's sole discretion to perfect and to maintain the perfection and priority of the Buyer's ownership interest in the Purchased Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Buyer in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Buyer's, Funding's and the Agent's (on behalf of North Coast and Surety Provider) respective interests in the Purchased Assets. This appointment is coupled with an interest and is irrevocable.

     Section 8.4 Confidentiality.

          (a) Each of the Originators shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the content of this Agreement, the Sale Agreement, and the Purchase Agreement and of the other confidential proprietary information with respect to the Agent, North Coast and the Surety Provider and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein and therein, except that each of the Originators and their respective officers and employees may disclose such information to the Originator's external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding. In addition, each of the Originators may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

          (b) Anything herein to the contrary notwithstanding, each of the Originators hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Buyer, Funding, the Agent, North Coast or the Surety Provider, (ii) by the Buyer, Funding, the Agent, North Coast or the Surety Provider to any prospective or actual assignee or participant of any of them or
(iii) by the Agent or Surety Provider to any rating agency, dealer or provider of a surety, guaranty or credit or liquidity enhancement to North Coast or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which National City Bank acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information in a manner consistent with the practice of the Agent or Surety Provider for the making of such disclosures generally to Persons of such types and agrees that its use of such information shall be limited to purposes related to such Person's acquisition and/or funding of Receivables or Receivable Interests or providing liquidity or credit enhancement therefor, or rating commercial paper to fund such Receivable Interests. In addition, the Buyer, Funding, North Coast, the Agent and the Surety Provider may disclose any such nonpublic information to its external accountants and attorneys and pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

          (c) The Surety Provider shall maintain the confidentiality of the Transaction Documents in accordance with its customary procedures for handling confidential information; except that the Surety Provider shall be permitted to disclose any confidential information:

               (i) to such of its affiliates, officers, directors, employees, counsel, advisors and representatives as need to know such information, each of whom shall be informed by the Surety Provider of the confidential nature of the information.

               (ii) to the extent required by applicable laws and regulations or by a subpoena or similar legal process (provided that the Surety Provider shall give prior notice of the disclosure unless such notice is prohibited by law, subpoena or similar legal process),

               (iii) to the extent requested by any rating agency, reinsurer or regulatory authority if provided, the Surety Provider will provide notice of such disclosure as soon as practicable,

               (iv) to the extent such information (A) becomes publicly available other than as a result of a breach of any of the Transaction Documents, (B) becomes available to the Surety Provider on a nonconfidential basis from a source other than the Buyer, the Agent, the Purchaser, any Originator or the Servicer or (C) was available to the Surety Provider on a nonconfidential basis from a source other than any of the Buyer, the Agent, the Purchaser, any Originator or the Servicer provided in each case under (B) or (C) such source is not, to Surety Provider's knowledge, bound by a confidentiality agreement with the Buyer, the Agent, the Purchaser, any Originator or the Servicer or is not otherwise believed by the Surety Provider to be prohibited from transmitting the information,

               (v) to the extent any of the Buyer, the Agent, the Purchaser, any Originator or the Servicer shall have consented to such disclosure in writing, and

               (vi) to the extent that such confidential information is independently developed by the Surety Provider.

     Section 8.5 Bankruptcy Petition.

          (a) Each of the Originators hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding senior indebtedness of North Coast, it and they will not institute against, or join any other Person in instituting against, North Coast any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

          (b) Each of the Originators hereby covenants and agrees, that, prior to the date which is one year and one day after all Aggregate Unpaids (under and as defined in the Purchase Agreement) have been paid, it will not institute against, or join any other Person in instituting against, Funding any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

          (c) This Section 8.5 shall survive the termination of this Agreement.

     Section 8.6 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of North Coast or the Agent or Surety Provider or any assignee or participant of any of them, no claim may be made by either of the Originators against North Coast or the Agent or Surety Provider or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Originators hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     Section 8.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

     Section 8.8 CONSENT TO JURISDICTION. EACH OF THE ORIGINATORS HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT AND EACH OF THE ORIGINATORS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE BUYER OR FUNDING (OR THE RIGHTS OF

THE AGENT OR NORTH COAST) TO BRING PROCEEDINGS AGAINST BUYER OR EITHER OR BOTH OF THE ORIGINATORS IN THE COURTS OF ANY OTHER JURISDICTION WHEREIN ANY ASSETS OF BUYER OR SUCH ORIGINATOR MAY BE LOCATED. ANY JUDICIAL PROCEEDING BY BUYER OR EITHER OR BOTH OF THE ORIGINATORS AGAINST THE BUYER, FUNDING, THE AGENT, NORTH COAST OR THE SURETY PROVIDER, ANY AFFILIATE OF THE AGENT, INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY EITHER OR BOTH OF THE ORIGINATORS PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     Section 8.9 WAIVER OF JURY TRIAL. EACH OF THE ORIGINATORS AND THE BUYER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, OR ANY TRANSACTION DOCUMENT EXECUTED BY BUYER OR EITHER OR BOTH OF THE ORIGINATORS PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

     Section 8.10 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Originators, the Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). Neither of the Originators may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Buyer and the Surety Provider. The Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of the Originators but with prior written consent of Surety Provider. Without limiting the foregoing, each of the Originators acknowledges that the Buyer, pursuant to the Sale Agreement, shall sell the Receivables and the Related Security and Collections to Funding, and Funding in turn, pursuant to the Purchase Agreement shall assign to the Agent, for the benefit of North Coast and the Surety Provider, its rights, remedies, powers and privileges thereunder and that the Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Originators agree, that the Agent and the Surety Provider shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of the Buyer's rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of the Buyer to be given or withheld hereunder) and each of the Originators agrees to cooperate fully with the Agent and Surety Provider in the exercise of such rights and remedies. Each of the Originators further agrees to give to the Agent and Surety Provider copies of all notices it is required to give to the Buyer hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and, subject to the first sentence of
Section 1.1(b), shall remain in full force and effect until such time, after the Termination Date, as the Aggregate Unpaids shall be equal to zero and Policy shall no longer be in full force and effect; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by either of the

Originators pursuant to Article II, (ii) the indemnification and payment provisions of Article VII, and (iii) Section 8.5 shall be continuing and shall survive any termination of this Agreement.

     Section 8.11 Subordination. Each of the Originators agrees that any indebtedness, obligation or claim, it may from time to time hold or otherwise have against the Buyer or any assets or properties of the Buyer, whether arising hereunder or otherwise existing, shall be subordinate in right of payment to the prior payment in full of any indebtedness or obligation of the Buyer owing to the Agent, the Surety Provider or North Coast under the Purchase Agreement. The subordination provision contained herein is for the direct benefit of, and may be enforced by, the Agent, the Surety Provider and the North Coast and/or any of their assignees under the Purchase Agreement.

     Section 8.12 Integration; Survival of Terms. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

     Section 8.13 Third Party Beneficiaries. The Agent, North Coast and the Surety Provider are express third party beneficiaries of this Agreement.

     Section 8.14 Counterparts; Severability. This Agreement may be executed in any number of counterparts and by each party hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.



                      (Balance of page intentionally blank)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

Originators:

WABASH NATIONAL LP

By:      NOAMTC, its General Partner              Address for Notices:

By:                                               Attention:
   -------------------------------------                    ------------------
Name:                                             Phone:
     -----------------------------------                ----------------------
Title:                                            Fax:
      ----------------------------------              ------------------------

NOAMTC, INC.                                      Address for Notices:

By:                                               Attention:
   -------------------------------------                    ------------------
Name:                                             Phone:
     -----------------------------------                ----------------------
Title:                                            Fax:
      ----------------------------------              ------------------------

BUYER:

WABASH FINANCING LLC                              Address for Notices:

By:                                               Attention:
   -------------------------------------                    ------------------
Name:                                             Phone:
     -----------------------------------                ----------------------
Title:      Manager                               Fax:
      ------       ---------------------              ------------------------


ACKNOWLEDGED:

XL CAPITAL ASSURANCE INC.

By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------

                                    EXHIBIT I

                          PRINCIPAL PLACE OF BUSINESS,
                           CHIEF EXECUTIVE OFFICES AND
                               LOCATION OF RECORDS


A.   Wabash National L.P.

     1.       Principal Place of Business:

              1000 Sagamore Parkway South
              Lafayette, IN  47905

     2.       Chief Executive Office:

              1000 Sagamore Parkway South
              Lafayette, IN  47905

     3.       State of Formation:       Delaware

     4.       Location of Records:

              1000 Sagamore Parkway South
              Lafayette, IN  47905

B.   NOAMTC, Inc.

     1.       Principal Place of Business

              12813 Flushing Meadows Drive
              St.Louis, MO  63131

     2.       Chief Executive Office:

              12813 Flushing Meadows Drive
              St. Louis, MO  63131

     3.       State of Formation:  Delaware

     4.       Location of Records:   See Attached Schedule I(a)

                                  Schedule I(a)
                                BRANCH DIRECTORY


ALBUQUERQUE (186)
5010 Jefferson, NE
Albuquerque, NM 87109
(505) 881-9474
(505) 881-6918 FAX
(800) 522-9474 (Nationwide)

ATLANTA UTC (408)
3368 Moreland Avenue SE
Conley, GA 30288
(404) 361-3511
(404) 361-9310 FAX
(800) 562-3610 (Nationwide)

COLUMBUS (160)
1525 Georgesville Road
Columbus, OH 43228
(614) 878-6088
(614) 878-6404 FAX
(800) 369-5434 (OH only)

DALLAS (264)
4132 Irving Blvd.
Dallas, TX 75247
P.O. Box 560865
Dallas, TX 75356-0865
(214) 637-0080
(214) 638-8103 FAX
(800) 866-3951 (limited area)

DENVER (161)
4780 Vasquez Blvd.
Denver, CO 80216-3096
(303) 329-8550
(303) 329-0188 FAX
(800) 777-5509 (Nationwide)

DES MOINES (162)
2041 E. Walnut St.
Des Moines, IA 50317
P.O. Box 736
Des Moines, IA 50303
(515) 266-5153
(515) 266-0558 FAX
(800) 247-2548 (Nationwide)

DETROIT (163)
38600 Ford Road
Westland, MI 48185
P.O. Box 850456
Westland, MI 48185
(734) 729-6767
(734) 729-5682 FAX

EVANSVILLE (303)
10200 Hwy. 57
Evansville, IN 47725
(812) 867-9682
(812) 867-9691 FAX
(888) 604-8364

FONTANA (153)
16025 Slover Ave.
Fontana, CA 92337
(909) 822-0605
(909) 822-2427 FAX
(800) 982-3591 (Nationwide)

GREENVILLE (193)
P. O. Box 1457
Greer, SC 29652-1457
FED EX ONLY SEND TO:
1875 Hwy. 101 South
Greer, SC 29651-8610
(864) 879-7512
(864) 848-0018 FAX
(800) 868-1011 (Nationwide)

HOUSTON (266)
7402 Eastex Freeway
Houston, TX 77093
(713) 692-4471
(713) 696-8519 FAX
(800) 447-5849 (Nationwide)

JEFFERSONVILLE (300)
2000 Cooper Lane
Jeffersonville, IN 47130
(812) 283-3325
(812) 285-6783 FAX
(888) 604-8361

LOUISVILLE (301)
4700 Aster Road
Louisville, KY 40218
(502) 966-4755
(502) 968-0073 FAX
(888) 604-8362

MEMPHIS (140)
360 W. Mallory Avenue
Memphis, TN 38109
P. O. Box 2086
Memphis, TN 38101-2086
(901) 946-4261
(901) 774-1877 FAX
(800) 451-1856 (Nationwide)

MIAMI (146)
17301 N.W. Second Avenue
Miami, FL 33169
P. O. Box 693546
Miami, FL 33269-3546
(305) 652-3660
(305) 652-0027 FAX
(800) 424-0259 (Nationwide)

NICHOLASVILLE (302)
202 Stephens Drive
Nicholasville, KY 40356
(850) 887-5757
(859) 887-4781 FAX
(888) 604-8363

PHOENIX (121)
2830 S. 51st Ave.
Phoenix, AZ 85043
(602) 258-6961
(602) 254-5717 FAX
(800) 766-7252 (Nationwide)

PITTSBURGH (199)
I-70 & Exit 49
RR 1 Box 90D
Smithton, PA 15479
(724) 872-2350
(724) 872-2360 FAX
(800) 875-5001 (Nationwide)

PORTLAND (122)
10498 N. Vancouver Way
Portland, OR 97217-0679
P.O. Box 17679
Portland, OR 97217-0679
(503) 285-2140
(503) 285-5571 FAX
(800) 445-2140

ROANOKE (106)
405 Lee Highway South
Roanoke, VA 24019
P. O. Box 7296
Roanoke, VA 24019-0296
(540) 992-1911
(540) 992-1792 FAX
(800) 937-1911 (Nationwide)

SACRAMENTO (123)
3600 West Capitol Avenue
West Sacramento, CA
95691-0814
P. O. Box 814
West Sacramento, CA
95691-0814
(916) 371-6921
(916) 372-7166 FAX
(800) 273-3551 (Nationwide)

SAN ANTONIO (271)
1605 Ackerman Road
San Antonio, TX 78219
P. O. Box 200447
San Antonio, TX 78220-1447
(210) 661-4592
(210) 661-9529 FAX
(800) 638-9603 (Nationwide)
San Antonio Trailer Sales Outlet:
McALLEN, TX
3700 North Cage Blvd.
Pharr, TX 78577
(956) 781-8070
(956) 781-8733  FAX

SCRANTON (100)
125 Monahan Avenue
Dunmore, PA 18512-0099
(570) 344-1245
(570) 347-3296 FAX

SEATTLE (126)
9426 8th Ave. S.
Seattle, WA 98108-4908
(206) 762-5800
(206) 763-8166 FAX
(800) 660-5802 (Nationwide)

SHREVEPORT (164)
2401 Grimmet Drive
Shreveport, LA 71107
P. O. Box 7302
Shreveport, LA 71137-0302
(318) 425-7747
(318) 222-6265 FAX
(800) 234-9698 (Nationwide)

SPOKANE (127)
East 5316 Broadway
Spokane, WA 99212
P. O. Box 11156
Spokane, WA 99211-1156
(509) 535-3007
(509) 535-2017 FAX
(800) 231-4660 (Nationwide)

ST. LOUIS (182)
3944 Duncan Avenue
St. Louis, MO 63110
(314) 531-8200
(314) 531-9717 Admin. FAX
(800) 766-6610 (Nationwide)

ST. PAUL (183)
1717 West County Road C
St. Paul, MN 55113-1397
(651) 633-8350
(651) 633-0555 FAX
(800) 328-0820 (Nationwide)

USED TRAILER CENTERS
--------------------
CHICAGO (400)
23809 W. Bluff Rd., Ste. B
Channahon, IL 60410
(815) 467-0753
(815) 467-0765 FAX

NASHVILLE UTC (403)
650 Murfreesboro Road
Nashville, TN 37210-3528
Mailing Address:
P. O. Box 6129
Nashville, TN 47903
(615) 256-9988
(615) 254-2056 FAX
(800) 552-5719 (Nationwide)

CARLISLE UTC (402)
1230 Harrisburg Pike
P. O. Box 1246
Carlisle, PA 17013
(717) 241-6660
(717) 241-5858 FAX

CHARLOTTE (404)
310 Dalton Ave.
Charlotte, NC 28206
(704) 347-3730
(704) 347-5213 FAX

CLEVELAND (406)
C/O Frontier Trailer
Attn: Mark Alvarez - Apex
3800 Congress Parkway
Richfield, OH  44286
(800) 662-6344

EL PASO/Clint (401)
13010 Gateway East
Clint, TX 79836
P.O. Box 749
Clint, TX 79836
(915) 584-4772
(915) 851-0627 FAX

SALT LAKE (352)
C/O West Valley Truck Ctr
Attn:  Cary Lemonds - Apex
5510 West 2305 South
West Valley City, UT  84120
(801) 736-7222
(801) 978-7959 FAX

SHERIDAN (407)
606 East Center Street
Sheridan, AK  72150
(501) 831-1549

South Plant:
P.O. Box 6107
Lafayette, IN 47903 (765) 771-5300 Fed Ex:
3550 E. 350 S.
Lafayette, IN 47905
(323) 722-8990
(323) 724-3981 FAX

                                   EXHIBIT II

                 CORPORATE NAMES, TRADE NAMES AND ASSUMED NAMES
                       USED FROM SEPTEMBER 1, 1996 TO DATE


Wabash National L.P.   -   Wabash National Corporation

NOAMTC, Inc.           -   Fruehauf Trailer Services, Inc.
                           North American Trailer Centers

                                   EXHIBIT III

                            FORM OF SUBORDINATED NOTE

                                October    , 2001
                                        ---

     1. Note. FOR VALUE RECEIVED, the undersigned, Wabash Financing LLC, a Delaware limited liability company ("WFLLC"), hereby unconditionally promises to pay to the order of [WABASH NATIONAL L.P., a Delaware limited partnership] [NOAMTC, Inc., a Delaware corporation] ("Originator"), in lawful money of the United States of America and in immediately available funds, on the date following the Termination Date which is one year and one day after the date which (i) the Outstanding Balance of all Receivables sold under the "Sale Agreement" referred to below has been reduced to zero, (ii) the Originator has paid to WFLLC all indemnities, adjustments and other amounts which may be owed in connection with the Purchases, and (iii) all Aggregate Unpaids have been paid in full and the Policy is no longer in effect (the "Collection Date"), the aggregate unpaid principal sum outstanding of all "Subordinated Loans" made from time to time by Originator to WFLLC pursuant to and in accordance with the terms of that certain Originators Receivables Sale Agreement dated as of October ___, 2001, among Wabash National LP, NOAMTC, Inc. and WFLLC (as amended, restated, supplemented or otherwise modified from time to time, the "Originators Sale Agreement"). Reference to Section 1.2 of the Originators Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement or the Purchase Agreement referred to in the Originators Sale Agreement.

     2. Interest. WFLLC further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Base Rate (as hereinafter defined); provided, however, that if WFLLC shall default in the payment of any principal hereof, WFLLC promises to, on demand, pay interest at the rate of the Base Rate plus 2.00% on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that WFLLC may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

     3. Principal Payments. Originator is authorized and directed by WFLLC to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by WFLLC, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of WFLLC hereunder.

     4. Subordination. The indebtedness evidenced by this Subordinated Note is subordinated to the prior payment in full of all of the recourse obligations of WNC Funding LLC ("Funding") under that certain Receivables Purchase Agreement dated as of October ___, 2001 by and among Funding, North Coast Funding LLC ("North Coast"), XL Capital Assurance Inc. ("Surety Provider"), and National City Bank, as the "Agent" (as amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement"). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agent, North Coast and Surety Provider and/or any of their respective assignees (collectively, the "Senior Claimants") under the Purchase Agreement. Until the date on which all "Capital" outstanding under the Purchase Agreement has been repaid in full and all other obligations of Funding and/or the Servicer thereunder and under the "Premium Letter" and the "Fee Letter" referenced therein (all such obligations, collectively, the "Senior Claim") have been indefeasibly paid and satisfied in full, Originator shall not demand, accelerate, sue for, take, receive or accept from WFLLC or Funding, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment or security of all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) Originator hereby agrees that it will not institute against WFLLC or Funding any proceeding of the type described in Section 7.1(d) of the Purchase Agreement unless and until the Collection Date has occurred and
(ii) nothing in this paragraph shall restrict WFLLC from paying, or Originator from requesting, any payments under this Subordinated Note so long as WFLLC or Funding is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the funds used for such payments to any of the Senior Claimants and further provided that the making of such payment would not otherwise violate the terms and provisions of the Purchase Agreement. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of the immediately preceding sentence, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Agent for the benefit of the Senior Claimants.

     5. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 7.1(d) of the Purchase Agreement involving WFLLC or Funding as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of Capital and the Senior Claim before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of WFLLC or Funding of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

     6. Certain Definitions. As used herein, (i) the term "Base Rate" means a rate per annum equal to the corporate base rate, prime rate or base rate of interest, as applicable, announced by the Reference Bank from time to time, changing when and as such rate changes; and (ii) the term "Reference Bank" means National City Bank or such other bank as the Agent shall designate with the consent of the Buyer.

     7. Amendments. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of Funding, the Agent, North Coast and the Surety Provider.

     8. Governing Law. This Subordinated Note has been made and delivered in Illinois, and shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws and decisions of the State of Illinois. Wherever possible each provision of this Subordinated Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Subordinated Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Subordinated Note.

     9. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

     10. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party without the prior written consent of the Agent, and any such attempted transfer shall be void.

                                           WABASH FINANCING LLC

                                           By:
                                              --------------------------------

                                           Name:
                                                ------------------------------
                                           Title:         Manager

                                    SCHEDULE
                                       to
                                SUBORDINATED NOTE

                  SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL


            Amount of         Amount           Unpaid
          Subordinated          of            Principal         Notation
Date         Loan         Principal Paid       Balance           made by
----      ------------    --------------      ---------         ---------

===============================================================================

===============================================================================




                           RECEIVABLES SALE AGREEMENT

                           Dated as of October 4, 2001

                                 by and between

                              WABASH FINANCING LLC,
                                 as the Seller,


                                       and

                                WNC FUNDING LLC,
                                  as the Buyer




===============================================================================

===============================================================================

                                TABLE OF CONTENTS

ARTICLE I AMOUNTS AND TERMS OF THE PURCHASES.................................2
         Section 1.1.      Purchases of Purchased Assets.....................2
         Section 1.2.      Payment for the Purchases.........................3
         Section 1.3.      Purchase Price Credit Adjustments.................4
         Section 1.4.      Payments and Computations, Etc....................4
         Section 1.5.      Transfer of Records...............................4
         Section 1.6.      Characterization..................................5

ARTICLE II WFLLC REPRESENTATIONS AND WARRANTIES..............................5
         Section 2.1.      Representations and Warranties....................5

ARTICLE III CONDITIONS OF PURCHASES.........................................10
         Section 3.1.      Conditions Precedent to Initial Purchase.........10
         Section 3.2.      Conditions Precedent to All Purchases............10

ARTICLE IV WFLLC COVENANTS..................................................10
         Section 4.1.      Affirmative Covenants............................10
         Section 4.2.      Negative Covenants...............................14

ARTICLE V ADMINISTRATION AND COLLECTION.....................................16
         Section 5.1.      Designation of SubServicer.......................16
         Section 5.2.      Servicer Fee.....................................16
         Section 5.3.      Collection Rights................................16

ARTICLE VI EVENTS OF DEFAULT................................................17
         Section 6.1.      Events of Default and Remedies...................17

ARTICLE VII INTENTIONALLY OMITTED...........................................17

ARTICLE VIII MISCELLANEOUS..................................................17
         Section 8.1.      Waivers and Amendments...........................17
         Section 8.2.      Notices..........................................17
         Section 8.3.      Protection of Buyer's Interests..................18
         Section 8.4.      Confidentiality..................................18
         Section 8.5.      Bankruptcy Petition..............................20
         Section 8.6.      Limitation of Liability..........................20
         Section 8.7.      CHOICE OF LAW....................................20
         Section 8.8.      CONSENT TO JURISDICTION..........................20
         Section 8.9.      WAIVER OF JURY TRIAL.............................21
         Section 8.10.     Binding Effect; Assignability....................21
         Section 8.11.     Subordination....................................22
         Section 8.12.     Integration; Survival of Terms...................22
         Section 8.13.     Counterparts; Severability.......................22
         Section 8.14.     Third Party Beneficiaries........................22

Exhibit I      Definitions
Exhibit II     Corporate Names, Trade Names or Assumed Names
Exhibit IIA Principal Place of Business, Chief Executive Offices, State of Formation, Location of Records
Exhibit III    Form of Compliance Certificate

23



                           RECEIVABLES SALE AGREEMENT

     THIS RECEIVABLES SALE AGREEMENT dated as of October 4, 2001, is by and between Wabash Financing LLC, a Delaware limited liability company ("WFLLC"), and WNC Funding LLC, a Delaware limited liability company (herein sometimes called "Buyer" or "Funding"). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto or Exhibit I to the Purchase Agreement.

                             PRELIMINARY STATEMENTS

     WFLLC now owns, and from time to time hereafter will own, certain Receivables and other rights related thereto, which were acquired and will hereafter be acquired from its Affiliates Wabash National LP, a Delaware limited partnership ("WNLP") and NOAMTC, Inc., a Delaware corporation ("NOAMTC") (each of WNLP and NOAMTC hereinafter sometimes referred to as an "Originator" and together the "Originators") pursuant to the Originators Sale Agreement. WFLLC wishes to sell and assign to the Buyer, and the Buyer wishes to purchase from WFLLC all of WFLLC's right, title and interest in and to such Receivables, whether now owned and existing or hereafter arising.

     WFLLC and the Buyer believe that it is in their mutual best interests for WFLLC to sell its Receivables to the Buyer and for the Buyer to purchase such Receivables.

     The Buyer shall, on each applicable Purchase Date, purchase all of WFLLC's right, title and interest in and to the Receivables existing on such date and all Related Security and Collections associated therewith and the proceeds thereof.

     WFLLC and the Buyer intend the transactions contemplated hereby to be true sales of Receivables from WFLLC to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and neither of WFLLC nor the Buyer intend these transactions to be, or for any purpose to be characterized as, loans from the Buyer to WFLLC.

     Upon each purchase of Purchased Assets from WFLLC, Funding will sell undivided interests therein and will pledge all of its right, title and interest therein to the Agent on behalf of the Purchaser and the Surety Provider pursuant to that certain Receivables Purchase Agreement dated as of October 4, 2001 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the "Purchase Agreement") among Funding, as seller, North Coast Funding LLC, as purchaser ("Purchaser" or "North Coast"), WFLLC, as servicer, XL Capital Assurance Inc. ("Surety Provider"), and National City Bank, or any successor agent appointed under Article IX of the Purchase Agreement, as agent for North Coast and the Surety Provider (in such capacity, the "Agent"). WFLLC will act as the initial servicer of the Purchased Assets on behalf of the Agent, the Purchaser and the Surety Provider pursuant to the terms of the Purchase Agreement.

                                    ARTICLE I

                       AMOUNTS AND TERMS OF THE PURCHASES

     Section 1.1. Purchases of Purchased Assets

     (a) WFLLC does hereby sell, assign, transfer, setover and otherwise convey to the Buyer, without recourse (except to the extent expressly provided herein), and the Buyer does hereby purchase from WFLLC, all of WFLLC's right, title and interest in and to all of WFLLC's Purchased Assets existing as of the date of the initial Purchase hereunder and all of WFLLC's Purchased Assets thereafter acquired from the Originators' or either of them.

     (b) In no event shall the Buyer be obligated to purchase, or WFLLC be obligated to sell, any Purchased Asset arising after the conclusion of the Revolving Period. On the date of the initial Purchase, the Buyer shall acquire all of WFLLC's right, title and interest in and to all Purchased Asset existing as of the close of business on the Business Day immediately prior to such Purchase. On each Business Day thereafter through and including the Termination Date, the Buyer shall acquire all of WFLLC's right, title and interest in and to all of WFLLC's Purchased Assets which were not previously purchased by the Buyer hereunder, provided that the acquisition by the Buyer of such right, title and interest of WFLLC in connection with each Purchase hereunder is conditioned upon and subject to WFLLC's receipt of the Purchase Price therefor in accordance with
Section 1.2 below. In connection with the consummation of any Purchase hereunder, the Buyer may request that WFLLC deliver, and WFLLC shall deliver, such approvals, opinions, information, reports or documents as the Buyer or the Surety Provider may reasonably request.

     (c) It is the intention of the parties hereto that each Purchase of Purchased Assets made hereunder shall constitute a sale of accounts arising from the sale of goods and the provision of services, which sales are absolute and irrevocable and provide the Buyer and its successors and assigns with the full benefits of ownership of such Purchased Assets. Except for the Purchase Price Credits owed pursuant to Section 1.3 hereof, each sale of Purchased Assets hereunder is made without recourse to WFLLC; provided, however, that (i) each Originator shall be liable to WFLC and its successors and assigns for its breach of any representations, warranties made such Originator, pursuant to the terms of the Transaction Documents to which it is a party. (ii) WFLLC shall be liable to the Buyer and its successors and assigns for its breach of any representations, warranties and covenants made by WFLLC, individually or, as Servicer, pursuant to the terms of the Transaction Documents to which it is a party, and (iii) such sale does not constitute and is not intended to result in an assumption by the Buyer or any assignee thereof of any obligation of WFLLC, any Originator or any other Person arising in connection with the Purchased Assets or any other obligations of WFLLC or Originators or any one or more of them. In view of the intention of the parties hereto that the Purchases of Purchased Assets made hereunder shall constitute sales of such Purchased Assets rather than loans secured thereby, WFLLC agrees on or prior to the date hereof to mark its master data processing records relating to the Receivables with a legend acceptable to the Surety Provider, evidencing that the Buyer has purchased such Receivables and the related Purchased Assets as provided in this Agreement and to note in its financial statements that its Receivables and the related Purchased Assets have been sold to the Buyer and that undivided interests therein have been purchased from Funding by the Agent for the benefit of the

Purchaser and the Surety Provider and pledged by the Buyer to the Agent on behalf of the Purchaser and the Surety Provider to secure all obligations of the Buyer. WFLLC shall file such financing statements or continuation statements, and/or amendments thereto or assignments thereof, and, upon the request of Agent or Controlling will execute and file such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of the Buyer's and Agent's (on behalf of the Purchaser and the Surety Provider) respective interests in the Purchased Assets, or as the Buyer, the Agent or the Surety Provider may reasonably request.

     Section 1.2. Payment for the Purchases

     (a) With respect to the initial Purchase of Purchased Assets hereunder, on the date of such initial Purchase, and with respect to any Purchase after the initial Purchase hereunder, on each Settlement Date thereafter, the Buyer shall pay to WFLLC the Purchase Price for each Purchase during the preceding Calculation Period as follows:

          first, by delivery of immediately available funds, to the extent of funds available to the Buyer from its subsequent sale of an interest in such Purchased Assets and pledge of the Purchased Assets to the Agent for the benefit of the Purchaser and the Surety Provider under the Purchase Agreement or otherwise; and

          second, unless the Termination Date shall have occurred, by accepting a contribution to the Buyer's capital in an amount equal to the remaining unpaid balance of such Purchase Price.

     (b) From and after the Termination Date, WFLLC shall not be obligated to (but may, at its option): (i) sell Receivables to the Buyer, or (ii) contribute Receivables to the Buyer's capital pursuant to clause second in Section 1.2(a); provided, however, that no sales of Receivables shall be made after the occurrence of an Event of Default.

     (c) Except as provided in Section 1.6 and 1.7 of the Purchase Agreement, on each Business Day during a Calculation Period after the date of the initial Purchase, all Collections received by an Originator, WFLLC, or Servicer, or any other Person shall be applied by Buyer as payments toward the Purchase Price of Purchased Assets sold or to be sold by WFLLC to the Buyer during such Calculation Period. In the event that with respect to any Calculation Period, the aggregate Collections received by WFLLC exceeds the cash portion of the Purchase Price of Receivables sold by WFLLC to Buyer hereunder during such Calculation Period, WFLLC shall deposit such excess in the Facility Account pursuant to the terms of the Purchase Agreement. Although amounts shall be distributed to WFLLC on a daily basis in accordance with the first sentence of this paragraph, settlement of the Purchase Price between the Buyer and WFLLC shall be effected on a monthly basis on Settlement Dates with respect to all Purchases within the same Calculation Period and based on the information contained in the Monthly Report for the Calculation Period then most recently ended. In addition to such other information as may be included therein, each Monthly Report shall set forth the following with respect to the related Calculation Period: (i) the aggregate Outstanding Balance of Receivables created by each of the Originators and conveyed to WFLLC and reconveyed by WFLLC to Buyer in Purchases during such Calculation Period, as well as the Net Receivables Balance (as defined in the Purchase Agreement) included therein,
(ii) the aggregate Purchase Price payable to WFLLC in respect of such Purchases, specifying the Discount Factor in effect for such Calculation Period and the aggregate Purchase Price Credits deducted in calculating such aggregate Purchase Price, (iii) the aggregate amount of Collections received by WFLLC during such Calculation Period and the aggregate amount of Collections which are to be applied toward the aggregate Purchase Price owing for such Calculation Period pursuant to the first sentence of this paragraph, (iv) such other items as the Agent and Surety Provider may reasonably request, and (v) the amount of any capital contribution made by WFLLC to the Buyer as of the end of such Calculation Period pursuant to paragraph (b) above. Although settlement shall be effected on Settlement Dates, and any contribution of capital by WFLLC to the Buyer made pursuant to paragraph (b) above shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

     Section 1.3. Purchase Price Credit Adjustments. If on any day the Outstanding Balance of a Receivable is:

     (a) reduced as a result of any defective or damaged goods or services, tradeins, any cash discount or any adjustment by the applicable Originator or by WFLLC in its performance of its duties as Servicer in accordance with the terms of the Credit and Collection Policy and the Transaction Documents,

     (b) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction and whether such claim relates to the applicable Originator or any Affiliate thereof other than the Buyer) in accordance with the terms of the Credit and Collection Policy and the Transaction Documents, or

     (c) is otherwise reduced as a result of any of the factors set forth in the definition of "Dilutions" in accordance with the terms of the Credit and Collection Policy and the Transaction Documents

then, in such event, the Buyer shall be entitled to a credit (each, a "Purchase Price Credit") against the Purchase Price otherwise payable hereunder to WFLLC equal to the full amount of such reduction or cancellation or recharacterization. If such Purchase Price Credit exceeds the Original Balance of the Receivables to be sold by WFLLC hereunder on any Purchase Date, then WFLLC shall pay the remaining amount of such Purchase Price Credit in cash within 2 Business Days thereafter.

     Section 1.4. Payments and Computations, Etc. All amounts to be paid or deposited by the Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of WFLLC designated from time to time by WFLLC or as otherwise directed by WFLLC. In the event that any payment owed by any Person hereunder becomes due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day.

     Section 1.5. Transfer of Records.

     (a) In connection with the Purchases of Purchased Assets hereunder, WFLLC is selling, transferring, assigning and otherwise conveying to the Buyer all of WFLLC's right and title to and interest in the Records relating to all Receivables sold by it hereunder, without the need for any further documentation in connection with any Purchase. In connection with such transfer, WFLLC hereby grants to each of the Buyer, the Agent, the Servicer and the Surety Provider, and all of their respective successors and assigns, an irrevocable, nonexclusive license to use, without royalty or payment of any kind, all software used by WFLLC to account for Receivables sold by it, to the extent necessary to administer such Receivables, whether such software is owned by WFLLC or is owned by others and used by WFLLC under license agreements with respect thereto; provided that should the consent of any licensor of WFLLC to such grant of the license described herein be required, WFLLC hereby agrees that upon the request of the Agent or the Controlling Party, WFLLC will use its reasonable efforts, and will cause the Originators to use their reasonable efforts, to obtain the consent of such thirdparty licensor, provided, however, that if such consent is not granted, then WFLLC agrees to cooperate with the Buyer, the Agent, the Servicer or the Surety Provider in the use of the related software. The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement terminates in accordance with its terms.

     (b) WFLLC (i) shall take such action, and will cause the Originators to take such action, reasonably requested by the Agent or the Surety Provider, from time to time hereafter, that may be necessary or appropriate to ensure that the Buyer and its assigns and pledges under the Purchase Agreement have an enforceable ownership interest or security interest as applicable in the Records relating to the Receivables purchased from WFLLC hereunder, and (ii) shall use its reasonable efforts, and will cause the Originators to use their reasonable efforts, to ensure that the Buyer, the Agent, the Surety Provider and the Servicer and all of their respective successors and assigns each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

     Section 1.6. Characterization. If, notwithstanding the intention of the parties expressed in Section 1.1(c), any sale by WFLLC (or contribution by WFLLC) to the Buyer of Purchased Assets hereunder shall be characterized as a secured loan and not a sale, then this Agreement shall constitute a security agreement under the UCC and other applicable law. Without being in derogation of the parties' intention that each sale of Purchased Assets hereunder shall constitute a true sale thereof, WFLLC hereby grants to the Buyer a duly perfected security interest in all of its right, title and interest in and to all of WFLLC's Purchased Assets existing as of the date of the initial Purchase hereunder and all of such WFLLC's Purchased Assets thereafter arising and acquired from the Originators or either of them, which security interest shall be prior to all other Adverse Claims thereto. After an Event of Default, the Buyer, the Agent, the Purchaser and the Surety Provider and their respective successors and assigns shall have, in addition to the rights and remedies which they may have under the Transaction Documents, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.

                                   ARTICLE II

                      WFLLC REPRESENTATIONS AND WARRANTIES

     Section 2.1. Representations and Warranties. WFLLC individually and in its capacity as Servicer, represents and warrants to the Buyer, the Agent, the Purchaser and the Surety Provider and their respective successors and assigns as of the Closing Date and each Purchase Date as follows:

     (a) Corporate Existence and Power. It is a limited liability company validly organized and existing and in good standing under the laws of the state of its organization, is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the nature of its business requires such qualification and the failure to be so qualified would have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under the Transaction Documents and to own and hold under lease its property and to conduct its business substantially as currently conducted.

     (b) NonContravention, Due Authorization, Etc. The execution, delivery and performance by it of this Agreement and each other Transaction Document to which it is a party, and its use of the proceeds of Purchases made hereunder, are within its limited liability company powers, have been duly authorized by all necessary limited liability company action, do not contravene or violate (i) its certificate of formation and limited liability company agreement, (ii) any law, rule or regulation applicable to it the contravention or violation of which would or could reasonably be expected to have a Material Adverse Effect, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, the contravention or violation of which would or could reasonably be expected to have a Material Adverse Effect or (iv) any material order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the contravention or violation of which would or could reasonably be expected to have a Material Adverse Effect and do not result in the creation or imposition of any Adverse Claim on assets of WFLLC or either Originator or their respective Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

     (c) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of the Transaction Documents to which it is a party.

     (d) Binding Effect. Each of the Transaction Documents to which it is a party has been duly authorized, executed and delivered by it. Each of such Transaction Documents constitutes the legal, valid and binding obligation of WFLLC enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (e) Accuracy of Information. All information heretofore furnished by it or any of its Affiliates to the Buyer, the Agent or the Purchaser for purposes of or in connection with the Transaction Documents or any transaction contemplated thereby is, and all such information hereafter furnished by it or any of its Affiliates to the Buyer, the Agent and/or the Purchaser will be, true and accurate in every material respect, on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

     (f)  Use of Proceeds. No proceeds of any Purchase hereunder will be used
(i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

     (g) Good Title; Perfection. Immediately prior to each Purchase hereunder, WFLLC shall be the legal and beneficial owner of the Purchased Assets with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. This Agreement is effective to, and shall, upon each Purchase hereunder, irrevocably transfer to the Buyer legal and equitable title to, with the legal right to sell and encumber, such Purchased Assets, free and clear of any Adverse Claim except as otherwise created by the Buyer under the Purchase Agreement. Without limiting the foregoing, there has been duly filed or will be filed within ten days of the date of initial Purchase all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) or as requested by the Surety Provider to perfect the Buyer's interest in such Purchased Assets. WFLLC has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Purchased Assets except to Buyer. WFLLC is not aware of any judgment or tax lien filings against it or affecting the Purchased Assets.

     (h) Places of Business; State of Formation. The principal places of business, chief executive office and state of formation of WFLLC and the offices where WFLLC keeps all its Records are located at the address(es) listed on
Exhibit IIA or such other locations notified to the Buyer in accordance with
Section 4.2(a). WFLLC's Federal Employer Identification Number is correctly set forth on Exhibit IIA.

     (i) Collections; Etc. Except as otherwise notified to the Surety Provider in accordance with Section 5.2(b) of the Purchase Agreement and with prior written consent of the Controlling Party

          (i) WFLLC and each Obligator has instructed all Obligors to pay all Collections (other than Branch Collections) directly to a segregated lockbox identified on Exhibit III to the Purchase Agreement,

          (ii) in the case of all proceeds remitted to any such lockbox which is now or hereafter established, such proceeds will be deposited directly by the applicable Collection Bank into the Facility Account,

          (iii) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of either Originator or WFLLC each Collection Bank, are listed on Exhibit III to the Purchase Agreement, and

          (iv) each lockbox and Collection Account is subject to a Collection Agreement that is in full force and effect.

     In the case of lockboxes and Collection Accounts identified on Exhibit III to the Purchase Agreement, exclusive dominion and control thereof has been transferred to the Controlling Party. None of WFLLC or either Originator has granted any Person, other than the Controlling Party as contemplated by this Agreement, dominion and control of any lockbox or other Collection Account, or the right to take dominion and control of any lockbox or other Collection Account at a future time or upon the occurrence of a future event. Branch Collections are deposited in the deposit accounts identified on Exhibit IIIA of the Purchase Agreement. Collected funds that are transferred to Wabash and the Originators are credited against amounts payable to Originators by WFLLC.

     (j) Financial Statements; Material Adverse Effect. The consolidated financial statements of each of the Originators and their consolidated Subsidiaries, if any, dated June 30, 2001 furnished by WFLLC to the Buyer and the Agent and the Surety Provider are complete and correct in all material respects, and such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial condition and results of operations of such Originator and its consolidated Subsidiaries as of such date and for the period ended on such date. Since June 30, 2001, no event has occurred which would have a Material Adverse Effect.

     (k) Names. In the past five years, neither WFLLC nor either Originator has used any corporate names, trade names or assumed names other than those listed on Exhibit II.

     (l) Actions, Suits. There are no actions, suits or proceedings pending, or to its knowledge, threatened, against or affecting either Originator, Wabash or WFLLC, or any of their respective properties, in or before any court, arbitrator or other body, which are reasonably likely to (i) adversely affect the collectibility of the Receivables, (ii) materially adversely affect their respective financial condition or (iii) materially adversely affect their ability to perform their respective obligations under the Transaction Documents. Neither of the Originators nor WFLLC is in default with respect to any order of any court, arbitrator or governmental or regulatory body.

     (m) Credit and Collection Policy. With respect to each Receivable, each Originator and WFLLC has complied in all material respects with the Credit and Collection Policy.

     (n) Payments to Originator. With respect to each Receivable sold by WFLLC to the Buyer under this Agreement, the Buyer has given reasonably equivalent value to WFLLC in consideration for the transfer of such Receivable and the other Purchased Assets with respect thereto under this Agreement and such transfer was not made for or on account of an antecedent debt. No sale by an Originator to WFLLC and no sale by WFLLC to the Buyer and any pledge of Buyer to the Agent on behalf of the Purchase and the Security Provider of any Purchased Assets is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. ss.ss. 101 et seq.), as amended.

     (o) Ownership of the Buyer. WFLLC owns one hundred percent (100%) of the limited liability company interests in Buyer. Such limited liability company interests are validly issued, fully paid and nonassessable and there are no options, warrants or other rights to acquire securities of the

Buyer. The management of WFLLC has determined that the organization of the Buyer and the limited purposes of the Buyer are in the best interests of WFLLC.

     (p) Investment Company Act; Public Utility Holding Company Act. WFLLC is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute. WFLLC is not a "holding company" or an "affiliate" of a "holding company" or, as of the date of this Agreement, a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company act of 1935, as amended.

     (q) Purpose. WFLLC has determined that, from a business viewpoint, the sale of the Purchased Assets to the Buyer contemplated hereby is in WFLLC's best interests.

     (r) ERISA. No fact or circumstance, including but not limited to any Reportable Event, exists in connection with any Plan which would constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and which would result in the termination of a Plan and the incurrence of material liability by WFLLC or any ERISA Affiliate to the Plan, the PBGC, participants, beneficiaries or a trustee. No Plan has an accumulated funding deficiency as defined in Section 412(a) of the Code or Section 302(a) of ERISA, and no lien exists with respect to any Plan for failure to make required contributions as described under 412(n) of the Code or Section 302(f) of ERISA. For the purposes of this representation and warranty, WFLLC shall be deemed to have knowledge of all facts attributable to the Plan administrator designated pursuant to ERISA.

     (s) Each Receivable funded pursuant to Section 1.2(a) first hereunder was an Eligible Receivable at the time the same was sold by Seller to Buyer.

     (t) All Receivables originated by each Originator or any of their respective Subsidiaries during the Revolving Period is being sold to WFLLC pursuant to the Originators Sale Agreement and sold by WFLLC to Funding pursuant to the Sale Agreement.

                                   ARTICLE III

                             CONDITIONS OF PURCHASES

     Section 3.1. Conditions Precedent to Closing. The agreement of the Buyer to make Purchases and the Surety Provider to issue the Policy is subject to the satisfaction, immediately prior to the Closing Date of the conditions precedent set forth in Section 4.1 of the Purchase Agreement.

     Section 3.2. Conditions Precedent to All Purchases. Each Purchase shall be subject to the satisfaction of the further conditions set forth in Section 4.2 of the Purchase Agreement.

     Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Purchase (whether by payment of cash and/or by offset of capital contributions to be made by WFLLC, title to the applicable Purchased Assets included in such Purchase shall vest in the Buyer, whether or not the conditions precedent to such Purchase were in fact satisfied.

                                   ARTICLE IV

                                 WFLLC COVENANTS

     Section 4.1. Affirmative Covenants . Until the date this Agreement shall terminate in accordance with its terms, WFLLC, individually and in its capacity as Servicer, covenants and agrees as follows:

     (a) Financial Reporting. It will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Buyer, the Agent, the Purchaser and the Surety
Provider:

          (i) Annual Reporting. Within 90 days after the close of each of its fiscal years, a complete copy of its unaudited financial statements, which shall include at least its balance sheet, income statement and statement of cash flow for such year, certified by its Chief Financial Officer or Controller a being complete and correct and fairly presenting its financial conditions and results of operations for the fiscal year then ended and reasonably acceptable to the Buyer and the Surety Provider, together with the certificate described in clause (iii) below. Delivery within the time period specified above of copies of Wabash's Annual Report filed with the Securities and Exchange Commission on Form 10K for such fiscal year (together with Wabash's annual report to shareholders, if any, prepared pursuant to Rule 14a3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the Securities Exchange Commission shall be deemed to satisfy the requirements of this
     Section 4.1(a)(i).

          (ii) Quarterly Reporting. Within 60 days after the close of each of the first three quarterly periods of each of its fiscal years, the unaudited balance sheets, income statements and statements of cash flow for such quarter and that portion of the fiscal year ending with such quarter for WFLLC certified by its Chief Financial Officer or Controller as being complete and correct and fairly presenting its financial condition and results of operations as of the end of such quarter and for that portion of the fiscal year ending with such quarter, together with the certificate described in clause (iii) below. Delivery within the time period specified above of copies of Wabash's Quarterly Report filed with the Securities and Exchange Commission on Form 10Q for the applicable quarter prepared in accordance with the requirements therefor and filed with the Securities Exchange Commission shall be deemed to satisfy the requirements of this Section 4.1(a)(ii).

          (iii) Compliance Certificate. Together with the financial statements required to be delivered under clauses (i) and (ii) above, a compliance certificate in substantially the form of Exhibit III signed by an authorized officer of WFLLC and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

          (iv) Members Statements and Reports. Promptly upon the furnishing thereof to the members of WFLLC, copies of all financial statements, reports and proxy statements so furnished.

          (v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements, notices of securities issuance, annual, quarterly, monthly or other regular reports, if any (including any Annual Report on Form 10K Quarterly Report on Form 10Q), which Wabash, either Originator, WFLLC, or any of their respective Subsidiaries files with the Securities and Exchange Commission.

          (vi) Notices under Transaction Documents. Forthwith upon its receipt of any notice, request for consent, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Buyer, the Agent or the Purchaser, copies of the same (other than any such notice, request, certification, report or other communication delivered by or in connection with any Obligor that does not indicate the occurrence or the likely occurrence of a material adverse effect on the collectibility of a material portion of Receivables attributable to such Obligor).

          (vii) Change in Credit and Collection Policy. At least 30 days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy referred to in Section 5.2(c) of the Purchase Agreement and promptly after any other material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

          (viii) Other Information. Such other information (including nonfinancial information) as the Buyer, the Agent, the Purchaser or the Surety Provider may from time to time reasonably request.

     (b) Notices. WFLLC will notify and shall cause each Originator to notify the Buyer, the Agent, the Purchaser and the Surety Provider in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

          (i) Actual and Potential Events of Default or Servicer Defaults. The occurrence of each Event of Default, Potential Event of Default, Servicer Default or Potential Servicer Default of which WFLLC or either Originator becomes aware.

          (ii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against WFLLC or either Originator or any of their respective Subsidiaries, or to which WFLLC, either Originator or any of their respective Subsidiaries becomes party, in either case which
     (A) remains unsettled for a period of 90 days from the commencement thereof and involves claims for damages or relief in an amount which could reasonably be expected to have a Material Adverse Effect, or (B) has resulted in a final judgment or judgments for the payment of money in an amount which has a Material Adverse Effect.

          (iii) ERISA. The occurrence of any Reportable Event under Section 4043(c) (5), (6), (9) or (10) of ERISA with respect to any Plan, any decision to terminate or withdraw from a Plan, any finding made with respect to a Plan under Section 4041(c) or (e) of ERISA, the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA, the failure to make any required installment or other required payment under
     Section 412 of the Code or Section 302 of ERISA on or before the date for such installment or payment, or any material increase in the actuarial present value of unfunded vested benefits under all Plans over the preceding year.

          (iv) Downgrade. Any downgrade in the rating of any indebtedness of Wabash, either Originator or WFLLC or Buyer or this transaction by Standard & Poor's Ratings Group or by Moody's Investors Service, Inc., or any other nationally recognized statistical rating agency then rating such Indebtedness, security or this Transaction setting forth the Indebtedness affected and the nature of such change.

          (v) Labor, Strike, Walkout, Lockout or Slowdown. The commencement or threat of any labor strike, walkout, lockout or concerted labor slowdown which could reasonably be expected to have a Material Adverse Effect (collectively, "Labor Actions").

     (c) Compliance with Laws. WFLLC will comply in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it is subject, the failure to comply with which would have a Material Adverse Effect.

     (d) Access. WFLLC will furnish to the Buyer, the Agent, and the Surety Provider from time to time such information with respect it and the Receivables as the Buyer, the Agent or the Surety Provider may reasonably request. WFLLC shall, at its expense and during regular business hours as requested by Buyer, the Agent and the Surety Provider upon reasonable notice, permit, and shall cause each Originator to permit the Buyer, the Agent and the Surety Provider, or their respective agents or representatives (i) to examine and make copies of and abstracts from all

Records in its or their possession or under its or their control relating to Purchased Assets, including, without limitation, the related Contracts, and (ii) to visit its or their offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to its or their financial condition or the Purchased Assets or its or their performance hereunder or pursuant hereto or the other Transaction Documents or the performance by the Originators under the Contracts with any of its or their officers or employees having knowledge of such matters.

     (e) Keeping and Marking of Records and Books.

          (i.) WFLLC will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables acquired by it in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable acquired by it and all Collections of and adjustments to each existing Receivable). WFLLC will give the Agent, the Surety Provider and North Coast notice of any material change in the administrative and operating procedures referred to in the previous sentence.

          (ii.) WFLLC will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to its Receivables with a legend, acceptable to the Buyer and the Surety Provider, describing the Receivables and specifying the company number and further describing the sale thereof by WFLLC to Funding and the sale and assignment of interests therein sold, and the pledge of the Purchased Assets, by Funding to the Agent for the benefit of the North Coast and the Surety Provider pursuant to the Purchase Agreement and (B) upon the request of North Coast, the Agent or the Surety Provider following the occurrence of an Event of Default: (x) mark each Contract with a legend describing Funding's interest therein and further describing the Agent's interest therein for the benefit of North Coast and the Surety Provider and (y) deliver to Funding or its designee all Contracts (including, without limitation, all multiple originals of any such Contract constituting "chattel paper," certificated "investment property" or an "instrument").

     (f) Compliance with Contracts and Credit and Collection Policy. WFLLC will, and will cause each Originator to timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by the Originators under the Contracts related to the Receivables conveyed by them to WFLLC pursuant to the Originators Sale Agreement and conveyed by WFLLC to Buyer hereunder, and to comply in all material respects with the Credit and Collection Policy. WFLLC will pay when due any taxes payable in connection with the Receivables conveyed by it hereunder.

     (g) Ownership Interest. WFLLC shall take, and shall cause each Originator to take, all necessary action to establish and maintain in favor of the Buyer a valid and perfected first priority ownership or security interest in the Purchased Assets to the fullest extent contemplated herein, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Buyer hereunder as the Buyer or its assignees may reasonably request.

     (h)  Purchaser's Reliance. WFLLC acknowledges that the Agent, the
Purchaser and the Surety Provider are entering into the transactions contemplated by the Purchase Agreement in reliance upon the Buyer's identity as a separate legal entity from WFLLC. Therefore, from and after the date of execution and delivery of this Agreement, WFLLC shall take and shall cause each Originator to take all reasonable steps including, without limitation, all steps that the Buyer or any assignee of the Buyer or the Surety Provider may from time to time reasonably request, to maintain the Buyer's identity as a separate legal entity and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from those of WFLLC and any Affiliates thereof and not just a division of WFLLC. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, (i) WFLLC shall not hold, and shall cause each Originator not to hold, itself out to third parties as liable for the debts of the Buyer nor purport to own the Purchased Assets acquired by the Buyer, (ii) WFLLC shall take, and shall cause each Originator to take, all other actions necessary on its part to ensure that WFLLC and the Buyer is at all times in compliance with the "separateness" covenants set forth herein and in Section 5.1(k) of the Purchase Agreement and (iii) WFLLC shall cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between WFLLC and the Buyer on an arm's-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations sections 1.150233(d) and 1.15521; provided nothing herein shall prohibit Buyer from being classified as a disregarded entity for tax purposes.

     (i) Collections. WFLLC shall, and shall cause each Originator to, instruct all Obligors to pay all Collections (other than Branch Collections) directly to a segregated lockbox or other Collection Account listed on Exhibit III to the Purchase Agreement. WFLLC hereby transfers all of its rights, titles and interests in and to the Collection Accounts to Buyer. The Collection Accounts, the Collection Agreement and the Branch Collections shall be administered as provided in the Purchase Agreement.

     (j) ERISA. WFLLC shall make, and shall cause each Originator to make, all required installments or other required payments under Section 412 of the Code or Section 302 of ERISA on or before the due date for such installment or other payment except to the extent failure to make such installment or payment would not have a Material Adverse Effect.

     Section 4.2. Negative Covenants. Until the date this Agreement shall terminate in accordance with its terms, WFLLC, individually and in its capacity as Servicer, further covenants and agrees as follows:

     (a) Name Change, Offices, Records and Books of Accounts. WFLLC will not, and shall cause each Originator not to, change its name, identity or limited liability company structure or relocate its chief executive office, state of formation, or any office where Records are kept unless it shall have: (i) given the Buyer and the Agent and Surety Provider at least 30 days prior notice thereof and (ii) delivered to the Buyer all financing statements, instruments and other documents requested by the Buyer (or the Agent on behalf of the Buyer) or the Surety Provider in connection with such change or relocation.

     (b) Change in Payment Instructions to Obligors. WFLLC shall not, and shall not permit either Originator, to add or terminate any bank as a Collection Bank from those listed in Exhibit III to the Purchase Agreement, or make any change in their respective instructions to Obligors regarding payments to be made to any lockbox, Collection Account or Collection Bank, unless the Buyer, the Agent and Surety Provider shall have received, at least five (5) Business Days before the proposed effective date therefor:

          (i)   written notice of such addition, termination or change, and

          (ii) with respect to the addition of a lockbox, Collection Account or Collection Bank, an executed account agreement and an executed Collection Agreement from such Collection Bank relating thereto;

provided, however, that WFLLC and each Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing lockbox or other Collection Account that is subject to a Collection Agreement then in effect.

     (c) Modifications to Contracts and Credit and Collection Policy. WFLLC shall not and shall not permit either Originator to fail to continue to engage primarily in the material lines of business in which it operates on the date hereof and will not make and will not permit either Originator to make any change in the Credit and Collection Policy which would be reasonably likely to adversely affect the collectibility of, or decrease the credit quality of, the Receivables in any material respect and no such change shall be made after the occurrence of an Event of Default without the prior consent of the Surety Provider. Except as provided in Section 5.2(c) of the Purchase Agreement, WFLLC individually and as Servicer, will not, and will not permit either Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

     (d) Sales, Liens, Etc. WFLLC shall not, and shall not permit either Originator to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Purchased Assets or assign any right to receive income in respect thereof (other than, in each case, the creation of the interests therein in favor of WFLLC provided in the Originators Sale Agreement, the Buyer provided for herein and the Agent, the Purchaser and the Surety Provider provided for in the Purchase Agreement), and WFLLC shall, and shall cause the applicable Originator to, defend the right, title and interest of the Buyer and its successors and assigns in, to and under any of the foregoing property, against all claims of third parties claiming through or under WFLLC, either Originator or the Buyer.

     (e) Accounting for Purchases. WFLLC will not, and shall not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Purchased Assets by WFLLC to the Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Purchased Assets by WFLLC to the Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

                                    ARTICLE V

                          ADMINISTRATION AND COLLECTION

     Section 5.1. Designation of Servicer. The servicing, administration and collection of the Receivables shall be conducted by the Servicer so designated from time to time in accordance with Section 6.1 of the Purchase Agreement.

     Section 5.2. Servicer Fee. In consideration of the Servicer's agreement to perform the duties and obligations of the Servicer hereunder and under the Purchase Agreement, WFLLC shall be entitled to a monthly fee in an amount equal to (i) a per annum rate not to exceed 1% agreed to by WFLLC, the Agent and the Surety Provider from time to time, multiplied by (ii) the average Outstanding Balance of the Receivables during the preceding Calculation Period, such fee to be calculated to provide the Servicer reasonable compensation for its servicing activities. Such fee shall be payable for each calendar month on the Settlement Date immediately following the last day of such calendar month in accordance with the provisions of Sections 1.6 and 1.7 of the Purchase Agreement.

     Section 5.3. Collection Rights. WFLLC authorizes, and shall cause each Originator to authorize, the Buyer and the Servicer, and agrees, and shall cause each Originator to agree, that each of the Buyer and the Servicer shall be entitled to (i) endorse such Originator's or WFLLC's name on checks and other instruments representing Collections; (ii) enforce the Receivables and the Related Security and (iii) take such actions as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections to come into the possession of the Servicer or its designees, on behalf of the Buyer and its assignees for distribution in accordance with the Transaction Documents, rather than such Originator or WFLLC.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

     Section 6.1. Events of Default and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Buyer may and, at the direction of the Surety Provider shall, either (i) remove WFLLC as Servicer (to the extent such Event of Default, declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by WFLLC and which WFLLC shall cause to be waived by each of the Originators; provided, however, that upon the occurrence of an Event of Default described in Section 7.1(c) or 7.1(h) of the Purchase Agreement or of an actual or deemed entry of an order for relief with respect to Wabash, WFLLC or either of the Originators under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by WFLLC and which WFLLC shall cuase to be waived by each of the Originators. Upon the occurrence of the Termination Date for any reason whatsoever, the Buyer, the Agent, Purchaser and Surety Provider shall have, in addition to all other rights and remedies under the Transaction Documents, all other rights and remedies provided under the UCC of the applicable jurisdictions and other applicable laws, which rights shall be cumulative.

                                   ARTICLE VII

                              INTENTIONALLY OMITTED

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.1. Waivers and Amendments.

     (a) No failure or delay on the part of the Buyer, the Agent and the Surety Provider (or any of its assignees) or WFLLC (including in its capacity as Servicer) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

     (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by WFLLC and the Buyer, with the prior written consent of the Surety Provider, and to the extent required under the Purchase Agreement, the Agent, the Purchaser and the Surety Provider; provided further, that prior written notice of such amendment, supplement, modification or waiver is given to Standard and Poor's Corporation.

     Section 8.2. Notices. Except as otherwise expressly provided herein, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such party may hereafter specify for the purpose of giving notice to such party. All such communications and notices shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when received through the mails, transmitted by telecopy, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

     Section 8.3. Protection of Buyer's Interests.

     (a) WFLLC agrees and shall cause each Originator to agree that from time to time, at their respective expense, they will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Buyer or the Surety Provider may reasonably request, to perfect, protect or more fully evidence the Buyer's ownership interest of the Purchased Assets, or to enable the Buyer, the Surety Provider and the Agent on behalf of the Purchaser and Surety Provider to exercise and enforce their rights and remedies hereunder. The Surety Provider may, or the Buyer may direct WFLLC and the applicable Originator to, notify the Obligors on Receivables, at any time following the occurrence of a Servicer Default, at WFLLC's and such Originator's expense, of the Buyer's ownership of the Receivables and the interest therein of the Agent on behalf of the Purchaser and Surety Provider and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Facility Account.

     (b) If WFLLC fails to perform any of its obligations hereunder, the Buyer, the Agent or the Surety Provider may (but shall not be required to) perform, or cause the performance of, such obligation; and the Buyer's, the Agent's or the Surety Provider's costs and expenses incurred in connection therewith shall be payable by WFLLC, on demand. WFLLC authorizes and shall cause each Originator to authorize irrevocably the Buyer at any time and from time to time in the sole discretion of the Buyer, and appoints the Buyer as its attorneyinfact, to act on behalf of WFLLC, such Originator and, as applicable, the Servicer: (i) to file financing statements necessary or desirable in the Surety Provider's sole discretion to perfect and to maintain the perfection and priority of the Buyer's interest in the Purchased Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Purchased Assets as a financing statement in such offices as the Surety Provider in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Buyer's interest in the Purchased Assets. This appointment is coupled with an interest and is irrevocable.

     Section 8.4. Confidentiality.

     (a) WFLLC, individually, and as Servicer, shall maintain and shall cause each Originator to maintain and shall cause each of its and their respective employees and officers to maintain the confidentiality of the Transaction Documents and of the other confidential proprietary information with respect to the Agent, the Purchaser and Surety Provider and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein and therein, except that WFLLC, each of the Originators and Wabash and their respective officers and employees may disclose such information to WFLLC's,

Originator's or Wabash's external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding. In addition, WFLLC, each of the Originators and Wabash may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

     (b) Anything herein to the contrary notwithstanding, WFLLC individually and as Servicer hereby consents and shall cause each Originator to consent to the disclosure of any nonpublic information with respect to it or them (i) to the Buyer, the Agent, the Purchaser and the Surety Provider by each other, (ii) by the Buyer, the Agent, the Purchaser or Surety Provider to any prospective or actual assignee or participant of any of them or (iii) by the Agent or Surety Provider to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to North Coast or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which National City Bank acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information in a manner consistent with the practice of the Agent or Surety Provider for the making of such disclosures generally to Persons of such types and agrees that its use of such information shall be limited to purposes related to such Person's acquisition and/or funding of Receivable Interests (as defined in the Purchase Agreement) or providing liquidity or credit enhancement therefor, or rating commercial paper to fund such Receivable Interests. In addition, the Buyer, the Purchaser, the Agent and the Surety Provider may disclose any such nonpublic information to its external accountants and attorneys and pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

     (c) The Surety Provider shall maintain the confidentiality of the Transaction Documents in accordance with its customary procedures for handling confidential information; except that the Surety Provider shall be permitted to disclose any confidential information:

          (i) to such of its affiliates, officers, directors, employees, counsel, advisors and representatives as need to know such information, each of whom shall be informed by the Surety Provider of the confidential nature of the information,

          (ii) to the extent required by applicable laws and regulations or by a subpoena or similar legal process (provided that the Surety Provider shall give prior notice of the disclosure unless such notice is prohibited by the law, subpoena or similar legal process),

          (iii) to the extent requested by any rating agency, reinsurer or regulatory authority and if provided, the Surety Provider will provide notice of such disclosure as soon as practicable,

          (iv) to the extent such information (A) becomes publicly available other than as a result of a breach of any of the Transaction Documents, (B) becomes available to the Surety Provider on a nonconfidential basis from a source other than the Buyer, the Agent, the Purchaser, any Originator or the Servicer or (C) was available to the Surety Provider on a nonconfidential basis from a source other than any of the Buyer, the Agent, the Purchaser, any Originator or the Servicer provided in each case under (B) or (C) such source is not, to Surety Provider's knowledge, bound by a confidentiality agreement with the Buyer, the Agent, the Purchaser, any Originator or the Servicer or is not otherwise believed by the Surety Provider to be prohibited from transmitting the information,

          (v) to the extent any of the Buyer, the Agent, the Purchaser, any Originator or the Servicer shall have consented to such disclosure in writing, and

          (vi) to the extent that such confidential information is independently developed by the Surety Provider.

     Section 8.5. Bankruptcy Petition.

     (a) WFLLC, individually, and as the Servicer, hereby covenants and agrees and shall cause each Originator to covenant and agree that, prior to the date which is one year and one day after the payment in full of all outstanding senior indebtedness of North Coast, it and they will not institute against, or join any other Person in instituting against, North Coast any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

     (b) WFLLC, individually and as Servicer, hereby covenants and agrees, and shall cause each Originator to covenant and agree, that, prior to the date which is one year and one day after all Aggregate Unpaids (under and as defined in the Purchase Agreement) have been paid, it will not institute against, or join any other Person in instituting against, the Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

     (c)  This Section 8.5 shall survive the termination of this Agreement.

     Section 8.6. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of North Coast, the Surety Provider or the Agent or any assignee or participant of any of them, no claim may be made by WFLLC, either of the Originators, the Servicer or any other Person against North Coast, the Surety Provider or the Agent or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and WFLLC hereby waives, releases, and agrees and shall cause each Originator to waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     Section 8.7. CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

     Section 8.8. CONSENT TO JURISDICTION. WFLLC HEREBY IRREVOCABLY SUBMITS, AND SHALL CAUSE EACH ORIGINATOR TO IRREVOCABLY SUBMIT, TO

THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OTHER THAN PREMIUM LETTER AND INSURANCE OR ANY DOCUMENT EXECUTED BY WFLLC OR SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT AND WFLLC HEREBY IRREVOCABLY AGREES, AND SHALL CAUSE EACH ORIGINATOR TO AGREE, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE BUYER (OR THE RIGHTS OF THE AGENT OR ANY PURCHASER AS THE BUYER'S ASSIGNEES) TO BRING PROCEEDINGS AGAINST WFLLC OR EITHER OR BOTH OF THE ORIGINATORS IN THE COURTS OF ANY OTHER JURISDICTION WHEREIN ANY ASSETS OF WFLLC OR SUCH ORIGINATOR MAY BE LOCATED. ANY JUDICIAL PROCEEDING BY WFLLC OR EITHER OR BOTH OF THE ORIGINATORS AGAINST THE BUYER, THE AGENT, THE SURETY PROVIDER OR THE PURCHASER, ANY AFFILIATE OF THE AGENT OR A PURCHASER, OR ANY OTHER OF THE BUYER'S ASSIGNEES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OTHER THAN PREMIUM LETTER OR INSURANCE OR ANY DOCUMENT EXECUTED BY EITHER OR BOTH OF THE ORIGINATORS PURSUANT TO THIS AGREEMENT OTHER THAN PREMIUM LETTER AND INSURANCE SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     Section 8.9. WAIVER OF JURY TRIAL. WFLLC AND THE BUYER HEREBY WAIVES AND WFLLC SHALL CAUSE EACH ORIGINATOR TO WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, OR ANY TRANSACTION DOCUMENT EXECUTED BY WFLLC OR EITHER OR BOTH OF THE ORIGINATORS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

     Section 8.10. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of WFLLC and the Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). WFLLC may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Buyer and the Surety Provider. The Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of WFLLC or the Originators but with prior written consent of Security Provider. Without limiting the foregoing, WFLLC acknowledges that the Buyer, pursuant to the Purchase Agreement, shall assign to the Agent, for the benefit of the Purchaser and the Surety Provider, its rights, remedies, powers and privileges hereunder and that the Agent may further assign such rights, remedies, powers and privileges. WFLLC agrees, and shall cause each Originator to agree, that the Agent and the Surety Provider, shall have the right to enforce this Agreement and to exercise directly all of the Buyer's rights and remedies under this

Agreement (including, without limitation, the right to give or withhold any consents or approvals of the Buyer to be given or withheld hereunder) and WFLLC agrees to cooperate fully with the Agent and the Surety Provider and the Servicer in the exercise of such rights and remedies. WFLLC further agrees to give to the Agent and the Surety Provider copies of all notices it is required to give hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and subject to the first sentence of Section 1.1(b) hereof, shall remain in full force and effect until such time, after the Termination Date, and the Aggregate Unpaids shall be equal to zero and the Policy shall no longer of in full force and effect; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by WFLLC and each of the Originators pursuant to Article II, (ii) the indemnification and payment provisions of Article VII, and (iii) Section 8.5 shall be continuing and shall survive any termination of this Agreement.

     Section 8.11. Subordination. WFLLC agrees and shall cause each Originator to agree that any indebtedness, obligation or claim, it or they may from time to time hold or otherwise have (other than any obligation or claim with respect to the fees payable by the Buyer under Section 5.2) against the Buyer or any assets or properties of the Buyer, whether arising hereunder or otherwise existing, shall be subordinate in right of payment to the prior payment in full of any indebtedness or obligation of the Buyer owing to the Agent, the Surety Provider or any Purchaser under the Purchase Agreement. The subordination provision contained herein is for the direct benefit of, and may be enforced by, the Agent, the Surety Provider and the Purchaser and/or any of their assignees under the Purchase Agreement.

     Section 8.12. Integration; Survival of Terms. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

     Section 8.13. Counterparts; Severability This Agreement may be executed in any number of counterparts and by each party hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 8.14. Third Party Beneficiaries. The Agent, the Purchaser and the Surety Provider are express third party beneficiaries of this Agreement.



                     (Remainder of page intentionally blank)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

                                      WABASH FINANCING LLC

                                      By:
                                         -------------------------------------
                                      Name:
                                           -----------------------------------
                                      Title:            Manager

                                               Address for Notices:

                                               Attention:
                                                         ---------------------
                                               Phone:
                                                     -------------------------
                                               Fax:
                                                   ---------------------------

                                      WNC FUNDING LLC

                                      By:      WABASH FINANCING LLC

                                               By:
                                                  ----------------------------
                                               Name:
                                                    --------------------------
                                               Title:            Manager

                                               Address for Notices:

                                               Attention:
                                                         ---------------------
                                               Phone:
                                                     -------------------------
                                               Fax:
                                                   ---------------------------

ACKNOWLEDGED:

XL CAPITAL ASSURANCE, INC.

By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------

                                    EXHIBIT I

                                   DEFINITIONS

     In addition to the words and terms defined elsewhere in this Agreement, unless the context otherwise requires, the terms defined in this Exhibit I shall, for all purposes of this Agreement, have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Any capitalized term used herein but not defined herein shall bear the meaning ascribed to that term in the Purchase Agreement.

     "Agreement" means this Receivables Sale Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

     "Business Day" means any day on which banks are not authorized or required to close in New York, New York, or Chicago, Illinois, is open for business.

     "Closing Date" means October 4, 2001.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Credit and Collection Policy" means WFLLC's and the Originators' collective credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII to the Purchase Agreement, as modified from time to time in accordance with the Transaction Documents.

     "Discount Factor" means a percentage calculated to provide the Buyer with a reasonable return on its investment in the Receivables purchased from WFLLC after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivables and the cost to the Buyer of financing its investment in such Receivables during such period, (ii) the risk of nonpayment by the Obligors, and (iii) the costs of servicing performed by WFLLC. WFLLC and the Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to such Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Purchases which occurred during any Calculation Period ending prior to the Calculation Period during which WFLLC and the Buyer agree to make such change.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer with Wabash, WFLLC or either of the Originators under Section 414 of the Code.

     "Event of Default " has the meaning assigned to that term in Section 7.1 of the Purchase Agreement.

     "Labor Actions" has the meaning set forth in Section 4.1(b)(v).

     "Material Adverse Effect" means a material adverse effect on (i) the financial condition, business or operations of Wabash, either of the Originators or WFLLC, (ii) the ability of either of the Originators or WFLLC to perform their respective obligations under any Transaction Document, (iii) the legality, validity or enforceability of this Agreement, any Transaction Document or any Collection Agreement relating to a Collection Account, (iv) the applicable Originator, WFLLC, the Buyer, the Agent or Purchaser's or Surety Provider's interest in the Purchased Assets, or (v) the collectibility of the Receivables generally.

     "NOAMTC" means NOAMTC, Inc., a Delaware corporation, and it successors.

     "Original Balance" means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was sold by an Originator to WFLLC and purchased by the Buyer.

     "Originator" means each of WNLP and NOAMTC

     "Originators Sale Agreement" means that certain Originators Receivables Sale Agreement dated the date hereof by and among the Originators, as sellers, and WFLLC, as purchaser, pursuant to which WFLLC purchases Purchased Assets from Originators.

     "PBGC" means the Pension Benefit Guaranty Corporation created under Section 4002(a) of ERISA or any successor thereto.

     "Person" means an individual, partnership, corporation, association, trust, limited liability company, joint venture or any other entity, or organization, including a government or political subdivision or agent or instrumentality thereof.

     "Plan" means any defined benefit plan maintained or contributed to by either of the Originators, WFLLC or any Subsidiary of any one or more of them or by any trade or business (whether or not incorporated) under common control with Wabash, either Originator, WFLLC or any Subsidiary of any one or more of them as defined in Section 4001(b) of ERISA and insured by the PBGC under Title IV of ERISA.

     "Potential Event of Default" means an event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

     "Purchase" means each purchase by the Buyer of Purchased Assets from WFLLC pursuant to Section 1.1 of this Agreement.

     "Purchase Agreement" has the meaning set forth in the Preliminary Statement of this Agreement.

     "Purchase Date" means the date on which each Purchase occurs hereunder.

     "Purchase Price" means, with respect to any Purchase on any date, the aggregate price to be paid to WFLLC for such Purchase in accordance with Section
1.2 of this Agreement for the Purchased Assets being sold to the Buyer on such date, which price shall equal (i) the product of (x) the Original Balance of Receivables sold and to Buyer times (y) one minus the Discount Factor then in effect, minus (ii) any Purchase Price Credits to be credited against the purchase price otherwise payable in accordance with Section 1.3 hereof.

     "Purchase Price Credit" has the meaning set forth in Section 1.3.

     "Purchased Assets" means, collectively, all Receivables existing on the date of the initial Purchase hereunder, and all Receivables arising thereafter through and including the Termination Date, all Collections, Records and Related Security associated therewith, all proceeds of the foregoing, all Collection Accounts, all Collection Agreements, all balances, checks, money orders and other instruments from time to time therein, all rights of the Seller to enforce any and all agreements relating to the foregoing including this Agreement, the Originators Sale Agreement and the Purchase Agreement, and all proceeds of the foregoing.

     "Receivable" means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Transaction Documents) to WFLLC and purchased from an Originator pursuant to the Originators Sale Agreement, arising in connection with the sale of semitrailers and related parts and services by an Originator to commercial customers and includes, without limitation, the obligation to pay any finance charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual Invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

     "Records" means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights and rights described in Section 1.5 hereof) relating to such Receivable, any Related Security therefor and the related Obligor and the rights of the Seller to enforce all rights and obligations due thereunder.

     "Related Security" means, with respect to any Receivable:

          (i)   all of the applicable Originator's interest in any goods
     (if any), the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

          (ii) all customer deposits and other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

          (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

          (iv)  all Records related to such Receivable,

          (v) all of the applicable Originator's right, title and interest in, to and under each Contract executed in connection therewith in favor of or otherwise for the benefit of the applicable Originator; and

          (vi)  all proceeds of any of the foregoing.

     "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Servicer Fee" means the fee described in Section 5.2 hereof.

     "Surety Provider" means XL Capital Assurance Inc. and its successors.

     "Wabash" means Wabash National Corporation, a Delaware corporation, and its successors.

     "WNLP" means Wabash National LP, a Delaware limited partnership and its successors.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in
Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in said Article 9.

                                   EXHIBIT II

                  CORPORATE NAMES, TRADE NAMES OR ASSUMED NAMES
                       USED FROM SEPTEMBER 1, 1996 TO DATE


Wabash Financing LLC       None

Wabash National, L.P.               Wabash National Corporation

NOAMTC, Inc.                        Fruehauf Trailer Services, Inc.

                                    North American Trailer Centers

                                   EXHIBIT IIA

                          PRINCIPAL PLACE OF BUSINESS,
                   CHIEF EXECUTIVE OFFICES, STATE OF FORMATION
                               LOCATION OF RECORDS

A.   Wabash Financing LLC

     1.   Principal Place of Business:

          1000 Sagamore Parkway South
          Lafayette, IN  47905

     2.   Chief Executive Office:

          1000 Sagamore Parkway South
          Lafayette, IN  47905

     3.   State of Formation:  Delaware

     4.   Location of Records:

          1000 Sagamore Parkway South
          Lafayette, IN  47905

     5.   Federal EIN No.: 35-2150809

                                   EXHIBIT III

                         FORM OF COMPLIANCE CERTIFICATE

     This Compliance Certificate is furnished pursuant to that certain Receivables Sale Agreement dated as of October __, 2001 (the "Agreement"), among WFLLC ("WFLLC") and WNC Funding LLC. Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1. I             am the duly elected of [WFLLC], [WNLP] [NOAMTC] [Wabash];
          -----------

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of WFLLC, the Originators and Wabash and their respective Subsidiaries during the accounting period covered by the attached financial statements; and

     3. The examinations described in Paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default, Servicer Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

     Described below are the exceptions, if any, to Paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which WFLLC, the Originators or Wabash has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of
                 , 200  .
-----------------     --

                                           -----------------------------------
                                           [Name]

==============================================================================

==============================================================================

                         RECEIVABLES PURCHASE AGREEMENT

                           Dated as of October 4, 2001

                                      among

                                 WNC FUNDING LLC
                                   as Seller,


                            NORTH COAST FUNDING LLC,
                                  as Purchaser,


                              WABASH FINANCING LLC,
                   Individually, and as the Initial Servicer,


                           XL CAPITAL ASSURANCE INC.,
                               as Surety Provider


                                       and


                               NATIONAL CITY BANK,
                                    as Agent




==============================================================================

==============================================================================

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----



ARTICLE I - AMOUNTS AND TERMS OF THE PURCHASES...............................1
     Section 1.1.      Purchase Facility.....................................1
     Section 1.2       Making Purchases......................................1
     Section 1.3.      Selection of Tranche Periods and Discount Rates.......2
     Section 1.4.      Percentage Evidenced by Receivable Interest...........2
     Section 1.5.      Dividing or Combining Receivable Interests............2
     Section 1.6.      Establishment of Facility Account and the
                         Revolving Period....................................3
     Section 1.7.      Amortization Period...................................5
     Section 1.8.      Limited Recourse......................................6
     Section 1.9.      Discount; Payments and Computations, Etc..............6
     Section 1.10.     Maximum Aggregate Receivables Interest; Grant of
                         Security Interest...................................7
     Section 1.11.     Seller's Extinguishment...............................8
     Section 1.12.     Servicer Fee..........................................8
     Section 1.13.     The Policy; Accrued Liabilities.......................8
     Section 1.14.     Option to Purchase in Lieu of Draw....................9


ARTICLE II - DEFINITIONS....................................................10
     Section 2.1.      Definitions..........................................10
     Section 2.2.      Other Definitional Provisions........................10


ARTICLE III - REPRESENTATIONS AND WARRANTIES................................11
     Section 3.1.      Seller Representations and Warranties................11
     Section 3.2.      Purchaser Representations and Warranties.............15
     Section 3.3.      Servicer Representations and Warranties..............16


ARTICLE IV - CONDITIONS OF PURCHASES........................................17
     Section 4.1.      Conditions Precedent to Closing......................17
     Section 4.2.      Conditions Precedent to All Purchases................19


ARTICLE V - COVENANTS.......................................................20
     Section 5.1.      Affirmative Covenants of Seller and Servicer.........20
     Section 5.2       Negative Covenants of Seller and Servicer............27


ARTICLE VI - ADMINISTRATION AND COLLECTION..................................30
     Section 6.1.      Designation of Servicer..............................30
     Section 6.2       Duties of Servicer...................................30
     Section 6.3       Collection Notices...................................31
     Section 6.4       Responsibilities of the Seller.......................31
     Section 6.5       Monthly Reports......................................31
     Section 6.6       Account Administration...............................32
     Section 6.7       Access to Certain Documentation and Information
                         Regarding the Pledged Property.....................32

ARTICLE VII - DEFAULTS......................................................34
     Section 7.1       Events of Default....................................34
     Section 7.2       Remedies.............................................36
     Section 7.3       Servicer Default.....................................37
     Section 7.4       Remedies.............................................38


ARTICLE VIII - INDEMNIFICATION..............................................38
     Section 8.1       Indemnities..........................................38
     Section 8.2.      Increased Cost and Reduced Return....................40
     Section 8.3.      Costs and Expenses Relating to this Agreement........41


ARTICLE IX - THE AGENT......................................................41
     Section 9.1.      Authorization and Action.............................41
     Section 9.2.      Delegation of Duties.................................42
     Section 9.3.      Exculpatory Provisions...............................42
     Section 9.4.      Reliance by Agent....................................42
     Section 9.5.      Non-Reliance on Agent................................42
     Section 9.6.      Reimbursement and Indemnification....................43
     Section 9.7.      Agent in its Individual Capacity.....................43
     Section 9.8.      Successor............................................43


ARTICLE X - PARTICIPATIONS..................................................43
     Section 10.1.   Participations.........................................43


ARTICLE XI - MISCELLANEOUS..................................................44
     Section 11.1.   Waivers and Amendments.................................44
     Section 11.2.   Notices................................................44
     Section 11.3.   Protection of Ownership Interests of the Purchaser.....44
     Section 11.4.   Confidentiality........................................45
     Section 11.5.   Limitation of Liability................................46
     Section 11.6.   CHOICE OF LAW..........................................47
     Section 11.7.   CONSENT TO JURISDICTION................................47
     Section 11.8.   WAIVER OF JURY TRIAL...................................47
     Section 11.9.   Integration; Survival of Terms.........................47
     Section 11.10.  Counterparts; Severability.............................48
     Section 11.11.  Characterization.......................................48
     Section 11.12.  Surety Provider........................................48
     Section 11.13   Nonrecourse............................................49

                                    EXHIBITS


Exhibit I       Definitions
Exhibit II      Chief Executive Office; Place(s) of Business; Records
                  Locations; FEIN
Exhibit III     Collection Accounts
Exhibit III-A   Branch Collection Accounts
Exhibit IV      Form of Compliance Certificate
Exhibit V       Form of Monthly Report
Exhibit VI      Form of Collection Agreement
Exhibit VII     Credit and Collections Policy
Exhibit VIII    Form of Purchase Notice
Exhibit IX      Form of Invoice
Exhibit X       Credit Agreement Covenants

     THIS RECEIVABLES PURCHASE AGREEMENT, dated as of October 4, 2001, is by and among WNC FUNDING LLC a Delaware limited liability company (the "Seller"), NORTH COAST FUNDING LLC, a Delaware limited liability company (the "Purchaser"), XL CAPITAL ASSURANCE INC., a New York stock insurance company, as the Surety Provider (the "Surety Provider"), WABASH FINANCING LLC a Delaware limited liability company (in its individual capacity, "WFLLC" and as the initial servicer, sometimes referred to as the "Servicer") and NATIONAL CITY BANK, a national banking association, as Agent (the "Agent"). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto.

                             PRELIMINARY STATEMENTS

     The Seller desires to transfer and assign Receivable Interests to the Purchaser from time to time. The Purchaser shall, at the request of the Seller, purchase Receivable Interests from time to time. The Servicer shall service the Receivables. National City Bank has been requested and is willing to act as Agent on behalf of Purchaser.

                                   Article I
                       AMOUNTS AND TERMS OF THE PURCHASES

     Section 1.1. Purchase Facility.

     (a) Upon the terms and subject to the conditions hereof, (i) the Seller shall sell and assign Receivable Interests to the Agent for the benefit of the Purchaser and the Surety Provider, (ii) the Purchaser shall purchase Receivable Interests, in each case, from time to time during the Revolving Period, and
(iii) the Seller will pledge the Pledged Property to the Agent on behalf of the Purchaser and the Surety Provider to secure the obligations of the Seller hereunder. The Seller hereby assigns, transfers and conveys to the Agent for the benefit of the Purchaser, and the Agent hereby acquires, all of the Seller's now owned and existing and hereafter arising or acquired right, title and interest in and to the Receivable Interests.

     (b) The Seller may, upon at least 30 Business Days' notice to the Agent and the Surety Provider, terminate in whole or reduce in part the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof; and provided, further, that no such termination or reduction shall be made until the Make-Whole Amount or a pro-rata portion thereof is paid to the Surety Provider.

     Section 1.2 Making Purchases.

     (a) The Seller shall provide the Agent, the Surety Provider and the Purchaser with a purchase notice, in substantially the form of Exhibit VIII hereto (each, a "Purchase Notice"), at least two (2) Business Days prior to the relevant Purchase of Receivable Interests hereunder. Each Purchase Notice shall, except as set forth below, be irrevocable and shall specify the outstanding balance of Eligible Receivables being financed by the related Purchase, the requested Purchase Price (which shall not be less than $2,000,000 for each Purchase Date) and Purchase Date (which, except for the initial Purchase, shall be either a Settlement Date or a Business Day next following a Weekly Calculation Date). On the date of each Purchase, upon satisfaction of the applicable conditions precedent set forth in Article IV, the Purchaser shall deposit to the Facility Account, in immediately available funds, no later than 12:00 noon (Chicago time), an amount equal to the aggregate Purchase Price of each Receivable Interest, the Purchaser is then purchasing.

     (b) In addition to the provisions of paragraph (a) above, in which a pledge of additional Eligible Receivables results in an increase in Capital during the Revolving Period, a pledge of additional Eligible Receivables may also be funded from Collections as set forth in Section 1.6(c) hereof and as set forth in clause tenth of Section 1.6(e). In connection with such pledge, the Seller, upon satisfaction of the applicable conditions set forth herein, may pledge such additional Eligible Receivables to the Agent, on behalf of the Purchasers and the Surety Provider to hold in trust as part of the Pledged Property without receiving any additional Capital from the Purchaser.

     (c) In addition to the provisions of paragraph (a) and (b) above, in which a pledge of additional Eligible Receivables is funded by the Purchaser, or is made to sustain the revolving nature of the facility, the Seller may pledge Eligible Receivables to the Agent, on behalf of the Purchasers and the Surety Provider, to be held in trust as part of the Pledged Property without receiving any additional Capital or Collections released pursuant to Sections 1.6(c) or
(e).

     Section 1.3. Selection of Tranche Periods and Discount Rates. Each Receivable Interest shall at all times have an associated amount of Capital, a Discount Rate and Tranche Period applicable to it. The Seller shall request Discount Rates and Tranche Periods for the Receivable Interests from the Purchaser. The Purchaser will identify the LIBO Rate or the CP Rate to be applicable to each Receivable Interest, based upon its actual cost of funds. If the Purchaser issues Commercial Paper to fund its purchase of the relevant Receivable Interest, the CP Rate will be applicable. Otherwise, the LIBO Rate will be applicable.

     Section 1.4. Percentage Evidenced by Receivable Interest. Each Receivable Interest shall be initially computed on its date of purchase. Thereafter, each Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day. The variable percentage represented by any Receivable Interest as computed (or deemed recomputed) as of the close of business on the day immediately prior to the related Liquidation Day shall remain constant at all times after such Liquidation Day.

     Section 1.5. Dividing or Combining Receivable Interests. The Seller may, upon notice to and consent by the Purchaser received not later than two (2) Business Days prior to the end of a Tranche Period for any Receivable Interest, take any of the following actions with respect to such Receivable Interest: (i) divide the Receivable Interest into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, (ii) combine the Receivable Interest with another Receivable Interest with a Tranche Period ending on the same day, creating a new Receivable Interest having Capital equal to the Capital of the two Receivable Interests combined or (iii) combine the Receivable Interest with a Receivable Interest to be purchased on such day by such Purchaser, creating a new Receivable Interest having Capital equal to the Capital of the two Receivable Interests combined, provided that a Receivable Interest to which the CP Rate is applicable may not be combined with a Receivable Interest to which the LIBO Rate is applicable.

Section 1.6. Establishment of Facility Account and the Revolving Period.

     (a) The Agent, for the benefit of the Purchaser and the Surety Provider, shall establish and maintain an account (the "Facility Account") as an Eligible Bank Account in the Agent's banking institution, identified as the "Facility Account for the Wabash Facility, for North Coast Funding Corporation and XL Capital Assurance, Inc." The Agent shall make withdrawals from the Facility Account only as provided in this Agreement in amounts, which prior to the occurrence of an Event of Default shall be specified in a written direction of the Servicer. The Facility Account shall be under the dominion and control of the Surety Provider, or if a Surety Provider Default has occurred, the Agent.

     (b) At the times indicated in this Section 1.6(b) or in Section 1.6(c) below, the Servicer shall deposit or cause to be deposited to the Facility Account the aggregate amount of Collections, other than Branch Collections prior to the occurrence of a Branch Redirection Event but including Branch Collections after the occurrence of a Branch Redirection Event to the extent provided in
Section 6.6, received by the Servicer from all lockboxes and Collection Accounts with respect to the Receivables. The Servicer shall cause to be so transferred to the Facility Account the aggregate amount of such Collections from all lockboxes and Collection Accounts at the end of each Business Day.

     (c) Subject to Section 1.6(d) below, during the Revolving Period and prior to the occurrence of an Event of Default, all Collections in the Facility Account will be released, at the direction of the Servicer, daily to Seller in consideration of the ongoing transfer of Receivables resulting from Purchases and the related capital contributions by WFLLC to Seller. Notwithstanding the foregoing, (i) on each Weekly Calculation Date, the Agent will, as directed by the Servicer, retain in escrow in the Facility Account any amounts previously deposited into the Facility Account as indicated in Section 1.6(d), and (ii) on any Business Day when there is a deficiency in the amount that was required to have been escrowed under Section 1.6(d) on the preceding Weekly Calculation Date, the Agent will, as directed by the Servicer, retain in escrow in the Facility Account all Collections until such deficiency is eliminated.

     (d) During the Revolving Period and prior to the occurrence of a Servicer Default, for each week during the related Calculation Period the Servicer shall instruct the Agent to retain in escrow in the Facility Account until the next Settlement Date (when all escrowed funds shall be paid out as provided in Section 1.6 and 1.7 hereof), on the first Business Day of each week (and if there is a deficiency, on succeeding Business Days until such deficiency is eliminated), a cumulative amount equal to the sum of the following for each week in the following order of priority:

          (i) one-quarter of the Servicer Fees that are expected to be paid on the following Settlement Date;

          (ii) one-quarter of any accrued and unpaid Discount, Surety Fees and Unused Fees that are expected to be paid on the following Settlement Date;

          (iii) any other amount then due to the Purchaser or the Surety
     Provider;

          (iv) an amount equal to the Shortfall Amount, if any; provided, however, if there are not sufficient Collections to retain to pay any Shortfall Amount, then WFLLC shall deposit an amount equal to the Excess Released Amount (or more, if WFLLC elects to do so) into the Facility Account;

provided, however, that if there are five first Business Days of a week in a given Calculation Period and all expected fees under clauses (i) and (ii) have been retained, no amount need be retained under clauses (i) or clause (ii) on the fifth such first Business Day;

and further provided, that if a Shortfall Amount exists that is less than the aggregate Outstanding Balance of Receivables that had been improperly classified as Eligible Receivables at the beginning of the related Calculation Period, the Seller will pay, or the Seller will cause to be paid, the amount of such deficiency to the Facility Account within two (2) Business Days.

     (e) On each Settlement Date, during the Revolving Period, the Servicer shall instruct the Agent to distribute all Collections and all amounts previously escrowed in the Facility Account during the related Calculation Period in the following order of priority:

          first, at any time the Servicer is not the Seller or an Affiliate thereof, the Servicer may receive any Servicer Fees that are then due and owing;

          second, to the Agent for the benefit of the Purchaser, the following amounts in the following order: (a) any Discount with respect to any prior Settlement Date due but not paid pursuant to this clause second (or pursuant to a Support Discount Funding made pursuant hereto) on a prior Settlement Date; provided, however, that no such amount of Discount carried forward with respect to a prior Settlement Date shall include any amount of Discount for a prior Settlement Date that was in excess of the Capped Discount for such prior Settlement Date, and (b) Discount for such Settlement Date but not in excess of the Capped Discount for such Settlement Date;

          third, to the Surety Provider, (a) the Surety Fee due to the Surety Provider on such Settlement Date and (b) any unpaid Surety Fee due on prior Settlement Dates, together with (in the case of any such unpaid Surety Fee) interest thereon at the rate specified in the Premium Letter;

          fourth, to the Purchaser, as a reduction in Capital, any amounts necessary to pay any Shortfall Amounts escrowed pursuant to Section 1.6(d)(iv) and any Shortfall Amounts then due and owing for the related Calculation Period;

          fifth, to the Surety Provider, the aggregate amount necessary to reimburse the Surety Provider for prior unreimbursed Support Discount Fundings, together with interest thereon, calculated at the rate set forth in the Insurance and Indemnity Agreement, all as certified by the Surety Provider to the Agent and the Servicer;

          sixth, to the Surety Provider, the aggregate amount necessary to reimburse the Surety Provider for prior unreimbursed Support Capital Fundings, together with interest thereon, calculated at the rate set forth in the Insurance and Indemnity Agreement, all as certified by the Surety Provider to the Agent and the Servicer;

          seventh, to the Agent for the benefit of the Purchaser, the following amounts in the following order: (a) any Carryover Interest for any prior Settlement Date and (b) any Discount for such Settlement Date, in each case to the extent not paid pursuant to clause second above, eighth, ratably to the Agent for the benefit of the Purchaser, the Agent or the Surety Provider, as applicable, the Unused Fee, any Default Fees, any Make-Whole Amounts, any outstanding and unpaid Accrued Liabilities, and any other amounts owing to the Agent, the Purchasers or the Surety Provider;

          ninth, if the Servicer is the Seller or an Affiliate thereof, the Servicer may receive any Servicer Fees that are then due and owing;

          tenth, to the Seller or as the Seller may direct, in consideration of the ongoing transfer of Receivables resulting from Purchases.

          Section 1.7. Amortization Period. During the Amortization Period, all Collections on deposit in the Facility Account shall remain on deposit in the Facility Account and shall not be released pursuant to Section 1.6(c). On each Settlement Date occurring during the Amortization Period, the Servicer shall instruct the Agent, or if an Event of Default or the Termination Date has occurred, the Agent shall distribute all Collections on deposit in the Facility Account in the following order of priority:

          first, at any time the Servicer is not the Seller or an Affiliate thereof, the Servicer may receive any Servicer Fees that are then due and owing;

          second, to the Agent for the benefit of the Purchaser, the following amounts in the following order: (a) any Discount with respect to any prior Settlement Date due but not paid pursuant to this clause second (or pursuant to a Support Discount Funding made pursuant hereto) on a prior Settlement Date; provided, however, that no such amount of Discount carried forward with respect to a prior Settlement Date shall include any amount of Discount for a prior Settlement Date that was in excess of the Capped Discount for such prior Settlement Date, and (b) Discount for such Settlement Date but not in excess of the Capped Discount for such Settlement Date;

          third, to the Surety Provider, (a) the Surety Fee due to the Surety Provider on such Settlement Date and (b) any unpaid Surety Fee due on prior Settlement Dates, together with (in the case of any such unpaid Surety Fee) interest thereon at the rate specified in the Premium Letter;

          fourth, in reduction of the Capital (to zero),

          fifth, to the Surety Provider, the aggregate amount necessary to reimburse the Surety Provider for prior unreimbursed Support Discount Fundings, together with interest thereon, calculated at the rate set forth in the Insurance and Indemnity Agreement, all as certified by the Surety Provider to the Agent and the Servicer;

          sixth, to the Surety Provider, the aggregate amount necessary to reimburse the Surety Provider for prior unreimbursed Support Capital Fundings, together with interest thereon, calculated at the rate set forth in the Insurance and Indemnity Agreement, all as certified by the Surety Provider to the Agent and the Servicer;

          seventh, to the Agent for the benefit of the Purchaser, the following amounts in the following order: (a) any Carryover Interest for any prior Settlement Date and (b) any Discount for such Settlement Date, in each case to the extent not paid pursuant to clause second above, eighth, ratably to the Agent for the benefit of the Purchasers, the Agent or the Surety Provider, as applicable, the Unused Fee, any Default Fees, any Make-Whole Amounts, any outstanding and unpaid Accrued Liabilities, and any other amounts owing to the Agent, the Purchasers or the Surety Provider, including, without limitation, any amounts necessary to reimburse the Agent and the Surety Provider for any costs incurred in the collection and enforcement of this Agreement, ninth, if the Servicer is the Seller or an Affiliate thereof, the Servicer may receive any Servicer Fees that are then due and owing.

Following the date on which the Aggregate Unpaids are reduced to zero, all amounts in the Facility Account shall be released to the Seller.

          Section 1.8. Limited Recourse

          (a) If on any day the Outstanding Balance of a Receivable is reduced by a Dilution thereof, the Seller shall be deemed to have received on the following Business Day a Collection of such Receivable in the amount of such reduction or cancellation.

          (b) If on any day any of the representations or warranties in Sections 3.1(g), (i), (m), (n) or (s) is no longer true with respect to a Receivable, the Seller shall be deemed to have received a Collection of such Receivable in full on the following Business Day.

          (c) If the Seller receives any Collections or is deemed to receive Collections pursuant to this Section 1.8 or otherwise, the Seller shall pay such Collections or deemed Collections to the Servicer not later than the next succeeding Settlement Date and, at all times prior to such payment, such amounts shall be held in trust by the Seller for the exclusive benefit of the Purchaser, the Surety Provider and the Agent.

          Section 1.9. Discount; Payments and Computations, Etc.

          (a) Discount shall accrue for each Receivable Interest for each day occurring during the Tranche Period for such Receivable Interest and shall be payable (solely out of the Pledged Property) on each Settlement Date after the initial Purchase.

          (b) The Seller shall pay to the Agent, for the account of the Purchaser, and the Surety Provider, as applicable, all accrued and unpaid Discount, Unused Fees, Surety Fees, Support Discount Fundings, Support Capital Fundings, Make-Whole Amounts, all amounts payable pursuant to Article VIII, if any, all Servicer costs, if any, payable pursuant to Section 6.2 and on demand therefor, any Early Collection Fee. The Agent shall, in accordance with its customary practice, provide invoices from time to time to the Seller in respect of Discount and other fees and expenses payable by the Seller hereunder.

          (c) All amounts to be paid or deposited by any Person hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Chicago time) on the day when due in immediately available funds; if such amounts are payable to Purchaser, they shall be paid to the Agent, for the account of such Purchaser, at Bankers Trust Company ABA: 021-001-033, Account
No.: 01419647-CTAS, Ref. No. 030580, until otherwise notified by the Agent and, if such amounts are payable to the Surety Provider, they shall be paid for the account of the Surety Provider as follows, until otherwise notified by the Surety Provider: Receiving Bank: Fleet Bank N.A., 777 Main Street, Hartford, CT 06115-2001, ABA 011900571; Beneficiary: XL Capital Assurance, Inc., 250 Park Avenue, 19th floor, New York, NY 10177-1999, Account No. 94278-35841, Reference:
Policy Number CA00075A, Wabash/Nat City Trade Receivables Financing Facility. If any Person fails to pay any amount when due hereunder to the Surety Provider, such Person agrees to pay, on demand, such amount, plus interest accrued thereon at the Late Payment Rate. All computations of Discount, Surety Fee, Make-Whole Amounts and per annum fees hereunder and under the Fee Letter and the Premium Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed in the related period. All per annum fees shall be payable monthly in arrears on each Settlement Date. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

          Section 1.10. Maximum Aggregate Receivables Interest; Grant of Security Interest.

          (a) The Seller shall endeavor to ensure that the Capital of the Purchaser shall at no time exceed the Maximum Capital Amount. If, on any Weekly Calculation Date or on any Settlement Date, the Capital of the Purchaser exceeds the Maximum Capital Amount, the Agent shall retain in the Facility Account, in escrow, accrued Collections or funds paid by the Servicer as provided in Section 1.6(d)(iii) to be applied to reduce the Capital of the Receivable Interests on the next Settlement Date, such that after giving effect to such retention, the Capital no longer exceeds the Maximum Capital Amount.

          (b) The Seller hereby grants to the Agent for the benefit of the Purchaser and the Surety Provider a security interest in all of its right, title and interest in and to the Purchased Assets, the Receivables originated by WNLP or NOAMTC, sold to WFLLC under the Originators Sale Agreement and sold to the Seller under the Sale Agreement whether now or existing or hereafter arising or acquired, the Related Security, the Collection Accounts, lockbox accounts, the Collections, all rights under, or to enforce, Contracts, this Agreement, the Sale Agreement, the Originators Sale Agreement and the Collection Agreements, and all proceeds of the foregoing to secure payment of the Aggregate Unpaids, including its indemnity obligations under Article VIII and all other obligations owed hereunder and under the Fee Letter to the Agent and/or the Purchaser and under the Premium Letter (collectively, the "Pledged Property").

          Section 1.11. Seller's Extinguishment. The Seller shall have the right, on not less than thirty (30) Business Days' written notice to the Agent, the Surety Provider and the Purchaser, at any time following the reduction of the Capital to a level that is less than 5.0% of the original Purchase Limit, to repurchase from the Purchaser all, but not less than all, of the then outstanding Receivable Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids (including, without limitation, any Early Collection Fees) through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against the Purchaser or the Agent. The Seller shall remit such amount of the repurchase (by transfer to an account to be designated by the Surety Provider) in immediately available funds. The Agent shall promptly distribute the amount of the repurchase to the Purchaser.

          Section 1.12. Servicer Fee. To the extent of available Collections in accordance with the priorities set forth in Sections 1.6 and 1.7, on each Settlement Date hereafter, the Servicer shall be paid the Servicer Fee in arrears for the preceding Calculation Period. The Servicer Fee shall be calculated pursuant to Section 5.2 of the Sale Agreement.

          Section 1.13. The Policy; Accrued Liabilities.

          (a) If, on any Reporting Date, the Servicer or the Agent determines that a Deficiency Amount exists in an amount greater than zero, the Servicer or the Agent shall promptly (and, in any event, not later than the date that is two
(2) Business Days prior to the related Settlement Date) notify the Agent and the Surety Provider in writing of such Deficiency Amount. Unless the Agent shall have received written notice from the Surety Provider to the effect that the Surety Provider intends to make an Insurer Advance in respect of such Deficiency Amount on the related Settlement Date, the Agent shall deliver to the Surety Provider a notice substantially in the form of Exhibit A to the Policy (the "Notice for Payment") as a claim for an Insured Amount in an amount equal to such Deficiency Amount. Such Notice for Payment shall be delivered in accordance with the terms of the Policy no later than 10:00 a.m., New York City time, on the second (2nd) Business Day immediately preceding such Settlement Date.

          (b) The Agent, for the benefit of the Purchaser and the Surety Provider, shall establish and maintain an account (the "Insurance Account") as a segregated account at the Agent's banking institution, identified as the "Insurance Account for the Wabash Facility, in trust for North Coast Funding Corporation and XL Capital Assurance Inc." The Agent shall make or permit withdrawals from the Facility Account only as provided in this Agreement. Upon receipt of an Insured Amount or Insurer Advance from the Surety Provider on behalf of the Purchaser, the Agent shall deposit such amounts into the Insurance Account. On each Settlement Date, the Agent shall distribute the Deficiency Amount, if any, from amounts on deposit in the Insurance Account to the Purchaser in payment of such Deficiency Amount.

          (c) The Agent (i) shall be deemed to receive any Insured Amount or Insurer Advance from the Surety Provider as attorney-in-fact on behalf of the Purchaser and (ii) shall distribute such Insured Amount or Insurer Advance to the Purchaser as set forth in subsection (b) above. Insured Amounts from proceeds of the Policy and Insurer Advances disbursed by the Agent shall not be considered payment by the Seller with respect to the Purchaser, nor shall such disbursement of such Insured Amounts or Insurer Advances discharge the obligations of the Seller with respect to the amounts thereof. The Surety Provider shall become subrogee and the deemed assignee of the Purchaser, of an amount of Capital, Receivable Interests, Purchased Assets, Pledged Property and Receivables equal to the amount of Insured Amounts paid or Insurer Advances made by the Surety Provider. The Agent hereby agrees, and the Purchaser, by its acceptance of the Receivable Interests and Pledged Property, hereby agrees, for the benefit of the Surety Provider that the Agent shall recognize that to the extent the Surety Provider makes payments of Insured Amounts or Insurer Advances, either directly or indirectly (as by paying through the Agent), to the Purchaser, the Surety Provider will be subrogated to the rights of the Purchaser to the extent of such payments.

          (d) Any payment of Accrued Liabilities to the Surety Provider pursuant to Section 1.06 or 1.07 hereof shall be deemed to be applied first to amounts owing under clause (iii), if any, second under clause (ii), if any, and then under clause (i), of the definition of Accrued Liabilities.

          Section 1.14. Option to Purchase in Lieu of Draw. The Purchaser hereby grants to the Surety Provider (or its designee, and each reference in this Section 1.14(a) to the Surety Provider shall also be deemed to be a reference to such designee, as the context may require) the option (the "Non-Draw Option"), in lieu of making a payment under the Policy on the presentation of the Notice for Payment under the Policy pursuant to section 1.13(a), to purchase all (but not less than all) of the Purchaser's rights and title to, and interest in, such Capital, Receivable Interests, Purchased Assets, Pledged Property and Receivables, at a price (the "Non-Draw Option Price") equal to the greater of (i) amount which would have been payable by the Surety Provider in connection with a draw under the Policy in respect of such Capital, Receivable Interests, Purchased Assets, Pledged Property and Receivables and
(ii) the Capital and all accrued Discount thereon, but only to the extent of Capped Discount. Payment made by the Surety Provider of the Non-Draw Option Price shall be made in immediately available funds by 12:00 p.m. New York City time on the later of (a) the third Business Day following receipt by the Surety Provider, at its designated offices, of a Notice for Payment pursuant to Section 1.13(a), and (b) the date on which payment under the Policy pursuant to such Notice for Payment would have been due in respect of the Insured Amount. All calculations required to determine the Non-Draw Option Price, shall be made by the Agent as of the draw date specified in the relevant Notice for Payment under the Policy delivered pursuant to Section 1.13(a). The Surety Provider may exercise the Non-Draw Option by telephone notice confirmed in writing by the Surety Provider to the Purchaser immediately thereafter. If the Surety Provider exercises its Non-Draw Option, the Agent or its representative shall have the option (the "NCB Option") to purchase from the Surety Provider the assets purchased from the Purchaser in the exercise of the Non-Draw Option. The Agent or its representative may exercise the NCB Option by telephone notice confirmed in writing by the Agent or its representative to the Surety Provider immediately thereafter. The price for the NCB Option shall be an amount equal to (i) the Non-Draw Option Price, plus (ii) all amounts due, at the time of exercise of the NCB Option, to the Surety Provider under the Policy, without duplication, minus
(iii) all amounts paid to the Surety Provider under this Agreement in respect of Capital and Discount after the exercise of the Non-Draw Option but before the exercise of the NCB Option. Said price shall be paid in immediately available funds by 12:00 p.m., New York City time, on the fifth Business Day following receipt by the Surety Provider of the relevant Notice of Payment pursuant to Section 1.13(a). Prior to the end of said fifth Business Day, the Surety Provider will not sell or cause to be sold any of the assets purchased in the exercise of the Non-Draw Option, nor will it exercise rights against the Seller or its assets under Article 9 of the UCC.

          Section 1.15. Insurer Advances. The Surety Provider shall have the right to make Insurer Advances with respect to any Deficiency Amount or potential Deficiency Amount hereunder. Any payment of such Insurer Advances may be made by the Surety Provider in its sole discretion at any time before such Deficiency Amount is due hereunder. Any amounts paid by the Surety Provider as Insurance Advances shall be deposited into the Insurance Account for distribution pursuant to Section 1.13(b) hereof.

                                   Article II
                                   DEFINITIONS

          Section 2.1. Definitions. As used in this Agreement, capitalized terms used and not defined herein shall have the meanings set forth in Exhibit I hereto (such meanings to be equally applicable to both the singular and plural forms of the terms defined).Capitalized terms used and not otherwise defined herein or in Exhibit I hereto are used with the meanings attributed thereto in the Sale Agreement.

          Section 2.2. Other Definitional Provisions.

          (a) Terms used in Related Documents. Each term defined in this Agreement will have the meaning assigned to such term in this Agreement when used in any certificate or other document made or delivered pursuant to this Agreement, unless such term is otherwise defined therein.

          (b) Accounting Terms. As used in this Agreement, accounting terms which are not defined pursuant to Section 2.1 have the respective meanings given to them under generally accepted accounting principles, as in effect on the date of this Agreement. To the extent that the definitions of accounting terms in this Agreement are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained in this Agreement will control.

          (c) "Hereof," etc. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

          (d) Number and Gender. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

          (e) Including. Whenever the term "including" (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or exclusive listing of, the items within that classification.

                                  Article III
                         REPRESENTATIONS AND WARRANTIES

          Section 3.1. Seller Representations and Warranties. The Seller hereby represents and warrants to the Agent, the Surety Provider and the Purchaser as of the Closing Date and as of each Purchase Date that:

          (a) Limited Liability Company Existence and Power. The Seller is a limited liability company validly organized and existing and in good standing under the laws of the state of its formation, is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on the Seller, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under the Transaction Documents and to own and hold under lease its property and to conduct its business as currently proposed to be conducted.

          (b) Non-Contravention, Due Authorization, Etc. The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party, and the Seller's use of the proceeds of Purchases made hereunder, are within its limited liability company powers, have been duly authorized by all necessary limited liability company action and do not: (i) contravene the Seller's certificate of formation or operating agreement, (ii) contravene any contractual restriction, law or governmental rule or regulation or court decree or order binding on or affecting the Seller, or (iii) result in, or require the creation or imposition of, any lien on any of the Seller's properties. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

          (c) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party.

          (d) Binding Effect. Each of the Transaction Documents to which the Seller is a party has been duly authorized, executed and delivered by the Seller. Each of such Transaction Documents constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general applicability and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (e) Accuracy of Information. All information heretofore furnished by the Seller or any of its Affiliates to the Agent, the Surety Provider or the Purchaser for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Seller or any of its Affiliates to the Agent, the Surety Provider and/or the Purchaser will be, true and accurate in every material respect, as of the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (f) Use of Proceeds. No proceeds of any Purchase hereunder will be used (i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

          (g) Title to Receivables. The Purchased Assets have been purchased by the Seller from WFLLC which purchased such Purchased Assets from an Originator in accordance with the terms of the Sale Agreement and the Originators Sale Agreement respectively, and the Seller has thereby irrevocably obtained all legal and equitable title to, and has the legal right to sell and encumber, such Purchased Assets. The Purchased Assets have been transferred to the Seller free and clear of any Adverse Claim. Without limiting the foregoing, there has been (or will be, promptly after, and in any event within 10 days after, the date hereof) duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) to perfect the Seller's ownership interest in such Purchased Assets. Immediately prior to each Purchase hereunder, the Seller shall be the legal and beneficial owner of the Purchased Assets, free and clear of any Adverse Claim, except as created by the Transaction Documents. This Agreement is effective to, and shall, upon each Purchase hereunder, transfer to the Agent for the benefit of the Purchaser and the Surety Provider (and the Purchaser shall acquire from the Seller) a valid and perfected first priority undivided percentage ownership or security interest in the Pledged Property existing or hereafter arising, free and clear of any Adverse Claim, except as created by the Transaction Documents. The Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed, the Pledged Property, except as provided herein. No financing statement has been filed against the Seller except in favor of the Agent, the Purchaser or the Surety Provider. The Seller is not aware of any judgment or tax lien filed against it or affecting the Purchased Assets.

          (h) Places of Business. The state of formation, principal place of business and chief executive office of the Seller and the offices where the Seller keeps all its Records are located at the address(es) listed on Exhibit II or such other locations notified to the Surety Provider in accordance with
Section 5.2(a) in jurisdictions where all action required by Section 5.2(a) has been taken and completed. The Seller's Federal Employer Identification Number is correctly set forth on Exhibit II.

          (i) Collections; Etc. Except as otherwise notified to the Surety Provider in accordance with Section 5.2(b) and with the prior written consent of the Controlling Party:

               (i) the Seller has instructed (or has required WFLLC and the applicable Originator to instruct) all Obligors to pay all Collections (other than Branch Collections) directly to a segregated lock-box identified on Exhibit III hereto,

               (ii) in the case of all proceeds remitted to any such lock-box which is now or hereafter established, such proceeds will be deposited directly by the applicable Collection Bank into the Facility Account,

               (iii) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of the Seller at each Collection Bank, are listed on Exhibit III, and

               (iv) each lock-box and Collection Account is subject to a Collection Agreement that is in full force and effect.

In the case of lock-boxes and Collection Accounts identified on Exhibit III, exclusive dominion and control thereof has been transferred to the Controlling Party. The Seller has not granted any Person, other than the Controlling Party as contemplated by this Agreement, dominion and control of any lock-box or other Collection Account, or the right to take dominion and control of any lock-box or other Collection Account at a future time or upon the occurrence of a future event. Branch Collections are deposited into the deposit accounts identified on
Exhibit III-A. Collected funds that are transferred to Wabash and the Originators are credited against amounts payable to the Originators by WFLLC.

          (j) Material Adverse Effect. Since June 30, 2001, no event has occurred which would have a Material Adverse Effect on Wabash and its consolidated Subsidiaries, taken as a whole.

          (k) Names. In the past five years, the Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

          (l) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of the Seller's knowledge, threatened, against or affecting the Seller, WFLLC, Wabash or the Originators, or any of the properties of the Seller, WFLLC, Wabash or the Originators, in or before any court, arbitrator or other body, which are reasonably likely to (i) adversely affect the collectibility of a material portion of the Receivables, (ii) materially adversely affect the financial condition of the Seller, WFLLC, Wabash and the Originators, taken as a whole, or (iii) materially adversely affect the ability of the Seller, WFLLC, Wabash or either of the Originators to perform its respective obligations under the Transaction Documents to which it is a party. The Seller is not in default with respect to any order of any court, arbitrator or governmental or regulatory body.

          (m) Credit and Collection Policy. With respect to each Receivable, WFLLC, each of the applicable Originators, the Seller and the Servicer has complied in all material respects with the Credit and Collection Policy.

          (n) Payments to Applicable Originator. With respect to each Receivable sold to the Seller by WFLLC and sold to WFLLC by an Originator, the Seller has given reasonably equivalent value to WFLLC in consideration for such Receivable and the Related Security with respect thereto under the Sale Agreement and such transfer was not made for or on account of an antecedent debt. No transfer or pledge by WFLLC of any Pledged Property is or may be voidable under any Section of the Bankruptcy Reform Act of 1978 (11 U.S.C. ss.ss. 101 et seq.), as amended.

          (o) Ownership of the Seller. WFLLC owns, directly or indirectly, 100% of the issued and outstanding membership interests of the Seller, free and clear of any Adverse Claim. Such membership interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Seller.

          (p) Not an Investment Company. The Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

          (q) Purpose. The Seller has determined that, from a business viewpoint, the purchase of Receivables and related interests from WFLLC under the Sale Agreement, and the sale of Receivable Interests to the Purchaser and the other transactions contemplated herein, are in the best interest of the Seller.

          (r) Net Receivables Balance. As of each Purchase Date, after giving prospective effect to the Purchase to be made on such date, the Net Receivables Balance is at least equal to the sum of (i) aggregate Capital outstanding, plus
(ii) the Aggregate Overcollateralization Amount.

          (s) Eligible Receivable. As of each Purchase Date, each Receivable that was sold to the Seller under the Sale Agreement since the preceding Purchase Date and which is then represented by the Seller to be an Eligible Receivable on the relevant Purchase Notice is an Eligible Receivable.

          (t) Insolvency. Each of the Seller, the Servicer and the Originators is Solvent and will remain solvent after giving effect to the transactions contemplated to occur on the date this representation is made.

          (u) Scope of Sale. As provided in the Originators Sale Agreement and the Sale Agreement, all Receivables originated by WNLP and NOAMTC are sold to WFLLC and re-sold to the Seller and pledged to the Agent hereunder during the Revolving Period.

          (v) Security Interest.

               (i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pledged Property in favor of the Agent on behalf of the Purchaser and the Surety Provider, which security interest is prior to all other liens and security interests and is enforceable as such against creditors of and purchasers from the Seller. The Receivables constitute "accounts," "chattel paper," instruments" or "general intangibles" within the meaning of the applicable UCC.

               (ii) The Seller owns and has good and marketable title to the Pledged Property free and clear of any lien, claim or encumbrance of any Person.

               (iii) The Seller has caused or will have caused, within ten days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Pledged Property granted to the Agent hereunder.

               (iv) Other than the security interest granted to the Agent on behalf of the Purchaser and the Surety Provider pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pledged Property. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Pledged Property other than any financing statement relating to the security interest granted to the Agent on behalf of the Purchaser and the Surety Provider hereunder or that has been terminated. The Seller is not aware of any judgment or tax lien filings against the Seller.

               (v) This Agreement and the Collection Agreements create a valid and continuing security interest (as defined in the applicable
          UCC) in the Facility Account and the Collection Accounts in favor of the Agent on behalf of the Purchaser and the Surety Provider, which security interest is prior to all other liens and security interests, and is enforceable as such as against creditors of and purchasers from the Seller.

               (vi) The Facility Account and the Collection Accounts constitute "deposit accounts" within the meaning of the applicable UCC.

               (vii) The Seller owns and has good and marketable title to the Facility Account and the Collection Accounts free and clear of any lien, claim or encumbrance of any Person other than the Agent and the Surety Provider.

               (viii) The Seller has delivered to the Agent a fully executed agreement pursuant to which each of the banks maintaining the Facility Account and the Collection Accounts has agreed to comply with all instructions originated by the Agent or the Surety Provider directing disposition of the funds in the Facility Accounts and Collection Accounts without further consent by the Seller.

               (ix) Other than the security interest granted to the Agent and as provided in the Collection Agreements pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Facility Account or the Collection Accounts.

               (x) The Facility Account and the Collection Accounts are not in the name of any person other than the Seller or the Agent. The Seller has not consented to the banks' maintaining the Facility Account and the Collection Accounts compliance with instructions of any person other than the Surety Provider or, if a Surety Provider Default has occurred, the Agent.

          Section 3.2. Purchaser Representations and Warranties. The Purchaser hereby represents and warrants to the Seller that:

          (a) Existence and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate power to perform its obligations hereunder.

          (b) No Conflict. The execution, delivery and performance by the Purchaser of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it,
(iii) any restrictions under any agreement, contract or instrument to which it is a party or by which any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by the Purchaser.

          (c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Investor of this Agreement.

          (d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Investor enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally.

          Section 3.3. Servicer Representations and Warranties. WFLLC individually and in its capacity as Servicer, represents and warrants to the Agent, the Surety Provider and the Purchaser and its assigns on the Closing Date and on each Purchase Date as follows:

          (a) Corporate Existence and Power. It is a limited liability company validly organized and existing and in good standing under the laws of the state of its organization, is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the nature of its business requires such qualification and the failure to be so qualified would have a Material Adverse Effect on WFLLC, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under the Transaction Documents and to own and hold under lease its property and to conduct its business substantially as currently conducted.

          (b) Non-Contravention, No Bulk Sale, Etc. The execution, delivery and performance by it of this Agreement and each other Transaction Document to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it the contravention or violation of which would or could reasonably be expected to have a Material Adverse Effect on WFLLC, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, the contravention or violation of which would or could reasonably be expected to have a Material Adverse Effect on WFLLC, or (iv) any material order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the contravention or violation of which would or could reasonably be expected to have a Material Adverse Effect on WFLLC and do not result in the creation or imposition of any Adverse Claim on assets of WFLLC or either Originator or their respective Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

          (c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of the Transaction Documents to which it is a party.

          (d) Binding Effect. Each of the Transaction Documents to which it is a party has been duly authorized, executed and delivered by it. Each of such Transaction Documents constitutes the legal, valid and binding obligation of WFLLC enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (e) Accuracy of Information. All information heretofore furnished by it or any of its Affiliates to the Agent, the Surety Provider or the Purchaser for purposes of or in connection with the Transaction Documents or any transaction contemplated thereby is, and all such information hereafter furnished by it or any of its Affiliates to the Agent, the Surety Provider and/or the Purchaser will be, true and accurate in every material respect, on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

          (f) Use of Proceeds. No proceeds of any Purchase hereunder will be used (i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

          (g) Places of Business. The state of formation, principal places of business and chief executive office of WFLLC and the offices where WFLLC keeps all its Records are located at the address(es) listed on Exhibit II or such other locations notified to the Surety Provider in accordance with Section 5.2(a) in jurisdictions where all action required by Section 5.2(a) has been taken and completed. WFLLC's Federal Employer Identification Number is correctly set forth on Exhibit II.

          (h) Material Adverse Effect. Since June 30, 2001, no event has occurred which would have a Material Adverse Effect on Wabash and its consolidated Subsidiaries, taken as a whole.

          (i) Names. In the past five years, WFLLC has not used any corporate names, trade names or assumed names other than those listed on Exhibit II.

                                   Article IV
                             CONDITIONS OF PURCHASES

          Section 4.1. Conditions Precedent to Closing. The agreement of the Purchaser to make Purchases and the Surety Provider to issue the Policy is subject to the satisfaction, immediately prior to or on the Closing Date of the following conditions precedent:

               (i) Transaction Documents. The Purchaser, the Agent and the Surety Provider shall have received each Transaction Document, executed and delivered by a duly authorized officer of each party thereto.

               (ii) Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Agent, on behalf of the Purchaser and the Surety Provider, a perfected, first-priority security interest in the Pledged Property, subject to no liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Surety Provider determines such filings are necessary in its sole discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest.

               (iii) Corporate Proceedings. The Purchaser, the Agent and the Surety Provider shall have received a certificate of the Manager, general partner, Secretary or Assistant Secretary of the Seller, the Servicer, each Originator and Wabash (each a "Wabash Party"), dated as of the date hereof, and certifying (A) that attached thereto is a true, complete and correct copy of (i) the articles of incorporation or formation of the such Wabash Party, (ii) the by-laws or operating agreement of the such Wabash Party, and (iii) resolutions duly adopted by the Board of Directors or Managers of such Wabash Party authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and the borrowings contemplated hereunder, and that such resolutions have not been amended, modified, revoked or rescinded, and (B) as to the incumbency and specimen signature of each officer executing any Transaction Documents on behalf of such Wabash Party and authorized to execute any Purchase Notice, and such certificate and the resolutions attached thereto shall be in form and substance satisfactory to the Surety Provider.

               (iv) Good Standing Certificates. The Purchaser, the Agent and the Surety Provider shall have received copies of certificates evidencing the good standing of each Wabash Party, dated as of a recent date, from the Secretary of State (or other appropriate authority) of the applicable State of incorporation or formation.

               (v) Legal Opinions. The Purchaser, the Agent and the Surety Provider shall have received the executed legal opinions addressing, without limitation, licensing of the Servicer, true sale of the Receivables, non-consolidation of the Seller into the bankruptcy estate of WFLLC or the Originators and the validity and enforceability of the Transaction Documents and the related security interests, dated the Closing Date and otherwise in form and substance acceptable to the Surety Provider and covering such other matters incident to the transactions contemplated by this Agreement as the Surety Provider shall reasonably request.

               (vi) Fees and Expenses. The Agent and the Surety Provider shall have received all fees and expenses required to be paid on or prior to the Closing Date.

               (vii) Consents, Licenses, Approvals, etc. The Purchaser, the Agent and the Surety Provider shall have received copies certified by each Wabash Party of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by each Wabash Party of, and the validity and enforceability of, the

          Transaction Documents, which consents, licenses and approvals shall be in full force and effect.

               (viii) Rating Agency Confirmation. Written confirmation from S&P that entering into the transactions contemplated pursuant to this Agreement and the other Transaction Documents (A) will not cause S&P or Moody's Investor Service to reduce the then current rating of any CP Notes issued by North Coast Funding Corporation, and (B) would not cause S&P to assign a shadow assessment of the risk posed by the consummation of the transactions contemplated in the Transaction Documents to the Surety Provider below "BBB."

               (ix) UCC Search Reports. The Purchaser, the Agent and the Surety Provider shall have received separate UCC search reports naming
          (a) each Originator, (b) WFLLC, and (c) the Seller as debtor in the jurisdictions where each debtor is located pursuant to the UCC in effect in the applicable jurisdiction.

               (x) Other Documents. The Purchaser, the Agent and the Surety Provider shall have received such other documents as the Purchaser, the Agent, the Surety Provider or their respective counsel may reasonably request.

          Section 4.2. Conditions Precedent to All Purchases.

          (a) Each Purchase of a Receivable Interest shall be subject to the further conditions precedent that:

               (i) All representations and warranties of each Wabash Party contained in this Agreement and in the Transaction Documents shall be true and correct on the Closing Date and on each Purchase Date with the same effect as though such representations and warranties had been made on such date and each Wabash Party has complied in all material respects with all of the terms, covenants and agreements contained in the Transaction Documents that are applicable to it;

               (ii) All information concerning the Pledged Property provided to the Agent and the Surety Provider shall be true and correct as of the related Purchase Date in all material respects;

               (iii) The Seller shall have substantially performed all other obligations required to be performed by the provisions of this Agreement and the Transaction Documents;

               (iv) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement with respect to each Wabash Party shall be satisfactory in form and substance to the Agent and the Surety Provider, and the Agent and the Surety Provider shall have received copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Agent or the Surety Provider may reasonably have requested;

               (v) All respective conditions necessary to vest in the Agent good title, free and clear of all liens, to its respective Receivables and Receivable Interests shall have been satisfied; and

               (vi) in the case of each such Purchase, the Servicer shall have delivered to the Purchaser, the Agent and the Surety Provider on or prior to the date of such purchase, in form and substance satisfactory to the Purchaser, the Agent and the Surety Provider, all Monthly Reports as and when due under Section 6.5;

          (b) Each delivery of a Purchase Notice by the Seller shall automatically constitute a representation and warranty by each Wabash Party to the Agent and the Surety Provider that, on the date of the related Purchase:

               (i)    the representations and warranties contained in Sections
          3.1 and 3.3 hereof, Section 2.1 of the Sale Agreement and Section 2.1 of the Originators Sales Agreement will be true and correct as of such date as if made on such date;

               (ii) no event has occurred, or would result from such Purchase, that will constitute a Servicer Default or Event of Default, and no event has occurred and is continuing, or would result from such Purchase, that would constitute a Potential Servicer Default or a Potential Event of Default;

               (iii) after giving effect to the proposed Purchase, the aggregate Capital of all Receivable Interests will not exceed the Purchase Limit;

               (iv) after giving effect to the proposed Purchase, the representation in Section 3.1(r) is true and correct;

               (v) after giving effect to the proposed Purchase, no Shortfall Amount will exist;

               (vi) the Revolving Period has not terminated nor will terminate as the result of such Purchase;

               (vii) after giving effect to the proposed Purchase, there will be Eligible Receivables due and owing from no less than 75 distinct Obligors; and

               (viii) all of the conditions precedent with respect to the related Advance have been satisfied.

                                   Article V
                                    COVENANTS

          Section 5.1. Affirmative Covenants of Seller and Servicer. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full, each of the Seller and the Servicer hereby covenants that:

          (a) Reporting. The Servicer will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Agent and the Surety Provider:

               (i) Annual Reporting. Within 90 days after the close of each of its fiscal years, annual financial statements for such fiscal year certified in a manner acceptable to the Controlling Party by the Chief Financial Officer or the Controller of the Servicer, together with copies of the consolidated and consolidating financial statements of Wabash (audited in the case of Wabash) delivered pursuant to Section 4.1(a) of the Originators Sale Agreement. In the event that Seller is consolidated with WFLLC for purpose of financial reporting, delivery within the time period specified above of copies of the financial statements of WFLLC delivered pursuant to Section 4.1(a) of the Originators Sale Agreement, shall be deemed to satisfy the requirements of this Section 5.1(a)(i).

               (ii) Quarterly Reporting. Within 60 days after the close of the first three quarterly periods of each of its fiscal years, financial statements of the Servicer, the Originator and Wabash in form reasonably acceptable to the Controlling Party, together with copies of the financial statements of the Originators delivered pursuant to
          Section 4.1(a)(ii) of the Sale Agreement. In the event that Seller is consolidated with WFLLC for financial reporting purposes, delivery within the time period specified above of copies of the financial statements of WFLLC delivered pursuant to Section 4.1(a)(ii) of the Sale Agreement, shall be deemed to satisfy the requirements of this
          Section 5.1(a)(ii).

               (iii) Compliance Certificates.

                     (a) Together with the financial statements required
               hereunder, a compliance certificate in substantially the form of
               Exhibit IV signed by an authorized officer of the Servicer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be, together with copies of the certificates delivered pursuant to Section 4.1(a)(iii) of the Sale Agreement.

                     (b) The Servicer will deliver to the Agent and the Surety
               Provider, not later than 90 days after the end of each fiscal year, an Officer's Certificate signed by a Servicing Officer, dated as of the last day of such fiscal year, stating that (a) a review of the activities of the Servicer during the preceding 12-month period and of the Servicer's performance under this Agreement has been made under such Servicing Officer's supervision and (b) nothing has come to such Servicing Officer's attention to indicate that a Servicer Default (or an event which with the giving of notice or passage of time, or both, would constitute a Servicer Default) hereunder has occurred and is continuing on such last day of such fiscal year or, if a Servicer Default or such other event has so occurred and is continuing, specifying each such Servicer Default or such other event known to such Servicing Officer and the nature and status thereof, and the steps, if any, necessary to remedy such Servicer Default or such other event.

               (iv) Notices under Transaction Documents. Forthwith upon its receipt of any notice, request for consent, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent, Controlling Party or the Purchaser, copies of the same (other than any such notice, request, certification, receipt or other communication delivered by or in connection with any Obligor that does not indicate the occurrence or the likely occurrence of a material adverse effect of the collectibility of a material portion of the Receivables attributable to such Obligor).

               (v) Change in Credit and Collection Policy. At least 30 days prior to the effectiveness of any material change in or amendment to the Credit and Collection Policy referred to in Section 5.2(c) hereof, and promptly after the effectiveness of any other change in or amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

               (vi) On or before December 31 of each calendar year, beginning with December 31, 2002, the Servicer shall cause a firm of nationally recognized independent certified public accountants (who may also render other services to the Servicer) to furnish a report (addressed to the Agent) to the Agent, the Servicer and the Surety Provider to the effect that they have, for the one-year period ending on the preceding September 30, applied certain procedures agreed upon with the Servicer (which shall be as requested by the Surety Provider) to compare the mathematical calculations of certain amounts set forth in the Servicer's Certificates during the period covered by such report with the Servicer's computer reports which were the source of such amounts and that on the basis of such agreed-upon procedures and comparison, such accountants are of the opinion that such amounts are in agreement, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement. The Surety Provider will pay any expense in excess of $20,000 for each such annual report. A limited review shall, at the option of the Surety Provider, be conducted by such public accountants of the Seller's and the Servicer's reporting hereunder with respect to the Receivables shall be conducted in 2002 as at December 31, 2001, and a report thereof shall be delivered by March 31, 2002. The Agent, Purchaser, Surety Provider or their appointed representatives may audit Seller's and Servicer's books and records concerning the Receivables at any time. Such audits shall be limited to one per calendar quarter; provided, however, that so long as (i) no Event of Default has occurred and is continuing, and (ii) Arthur Anderson LLP or another accounting firm satisfactory to the Purchaser and Surety Provider conducts an annual Audit under this Section 5.1(a)(vi), the Agent, Purchaser or Surety Provider, as applicable, shall bear the cost and expense of such audits conducted by the Agent, Purchaser or Surety Provider or their designated appointees. After the occurrence and during the continuance of an Event of Default, the Agent, Purchaser or Surety Provider may conduct an unlimited number of audits of the Seller's and Servicer's books and records concerning the Receivables, all at the expense of the Seller.

               (vii) Certain Information. Promptly after the filing or sending thereof, the Servicer shall provide the Agent and the Surety Provider with copies of all proxy statements, reports, and registration statements which the Seller, the Servicer, Wabash or any of the

         Originators, as applicable, files with, or delivers to, the IRS, the Securities and Exchange Commission or any other federal government agency, authority or body which supervised the issuance of securities by the Seller, the Servicer, Wabash or any of the Originators, as applicable, or any national securities exchange; provided, that with respect to IRS items, copies will be limited to tax election notices and IRS Form 1120 tax returns without attachments and schedules (which will be provided at the request of the Surety Provider).

         (viii) Other Information. Such other information (including non-financial information) as the Agent, the Surety Provider or the Purchaser may from time to time reasonably request.

                  (b) Notices. Each of the Seller and the Servicer will notify the Agent, the Purchaser and the Surety Provider in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

              (i) Defaults or Potential Defaults. The occurrence of each Servicer Default, each Event of Default, each Potential Servicer Default, each Potential Event of Default, or any breach of any covenant contained in Section 6.4 of the Wabash Credit Agreement (whether or not such breach gives rise to a default under such agreement).

              (ii) Judgment. The entry of any judgment or decree against the Seller or the Servicer if the aggregate amount of all judgments and decrees against the Seller or the Servicer that are uncontested or are undismissed for more than 30 days exceeds $500,000 after deducting (a) the amount with respect to which the Seller or the Servicer was insured and with respect to which the insurer has assumed liability in writing and (b) the amount for which the Seller or the Servicer is otherwise indemnified to the reasonable satisfaction of the Surety Provider.

              (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against the Seller or the Servicer or to which the Seller or the Servicer becomes party that remains unsettled or undismissed for a period of thirty (30) days from the commencement thereof and involves claims for damages or relief in excess of $500,000.

              (iv) Downgrade. Any downgrade in the rating of any Indebtedness of the Seller, WFLLC, either of the Originators or Wabash by Standard & Poor's Ratings Group or by Moody's Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change.

                  (c) Compliance with Laws. The Seller and the Servicer will comply in all material respects with all applicable laws, rules, regulations, orders writs, judgments, injunctions, decrees or awards to which it may be subject.

                  (d) Inspections. The Seller, Servicer, the Originators and Wabash will furnish to the Purchaser, the Agent and the Surety Provider from time to time such information with respect to each of them and the Pledged Property as the Purchaser, the Agent or the Surety Provider may reasonably request. Each of the Seller, Servicer, the Originators and Wabash shall, at its expense and during regular business hours as requested by Purchaser, the Agent or the Surety Provider upon reasonable notice, permit, the Purchaser, the Agent and the Surety Provider, or their respective agents or representatives (i) to examine and make copies of and abstracts from all Records in its possession or under its control relating to the Pledged Property, including, without limitation, the related Contracts, and (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to its financial condition or the Pledged Property or its performance hereunder or pursuant hereto or the other Transaction Documents or the performance by the Originators under the Contracts with any of its officers or employees having knowledge of such matters.

                  (e) Keeping and Marking of Records and Books.

              (i) Each of the Seller and the Servicer will, and will require the Originators to, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Seller will, and will require WFLLC and the Originators to, give the Agent, the Surety Provider and Purchaser notice of any material change in the administrative and operating procedures referred to in the previous sentence.

              (ii) On or prior to the Closing Date, each of the Seller and the Servicer will, and will require the applicable Originator to, (a) mark its master data processing records and other books and records relating to the Receivables and the Pledged Property with a legend, acceptable to the Surety Provider, describing the Receivables and the Receivable Interests specifying the related company number and indicating that such Receivable has been sold by the related Originator to WFLLC, sold by WFLLC to the Seller and pledged by the Seller to the Agent, on behalf of the Purchaser and the Surety Provider and (b) upon the request of the Agent or the Surety Provider after the occurrence of an Event of Default (A) mark each Contract with a legend describing the Receivable Interests and the Agent's interest in the Pledged Property for the benefit of the Purchaser and the Surety Provider and (B) deliver to the Surety Provider or its designee all Contracts (including, without limitation, all multiple originals of any such Contract constituting "chattel paper," certificated "investment property" or an "instrument") relating to the Receivables then in the Seller's possession.

                  (f) Compliance with Contracts and Credit and Collection Policy. The Seller will, and will require WFLLC and Originators to, timely and fully (i) perform and comply, in all material respects, with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract. The Seller will, and will require WFLLC and Originators to, pay when due any taxes payable in connection with the Receivables.

                  (g) Purchase of Receivables from the Originators. With respect to each Receivable purchased under the Sale Agreement, the Seller shall (or shall require WFLLC and Originators to) take all actions necessary to vest legal and equitable title to such Receivable and the Related Security irrevocably in the Seller, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions (or any comparable law) to perfect the Seller's interest in such Receivable and such other action to perfect, protect or more fully evidence the interest of the Seller as the Surety Provider may reasonably request.

                  (h) Ownership Interest. The Seller shall take all necessary action to establish and maintain a valid and perfected first priority undivided percentage ownership interest in the Purchased Assets and security interest in the Pledged Property, to the full extent contemplated herein, in favor of the Agent for the benefit of the Purchaser and the Surety Provider, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Agent and the Purchaser hereunder as the Surety Provider may reasonably request.

                  (i) Payment to the Applicable Originator. With respect to any Receivable purchased by the Seller from WFLLC and by WFLLC from an Originator, such sale shall be effected under, and in strict compliance with the terms of, the Sale Agreement and the Originators Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to WFLLC and by WFLLC to Originators in respect of the purchase price for such Receivable.

                  (j) Performance and Enforcement of Sale Agreement. The Seller shall timely perform the obligations required to be performed by the Seller, and shall vigorously enforce the rights and remedies accorded to the Seller, under the Sale Agreement. The Seller shall take all actions to perfect and enforce its rights and interests (and the rights and interests of the Purchaser and Agent, as assignees of the Seller) under the Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement. The Seller shall cause WFLLC to vigorously enforce its rights, interests and remedies under the Originators Sale Agreement

                  (k) Reliance. Each of the Seller and the Servicer acknowledges that the Purchaser and the Surety Provider are entering into the transactions contemplated by this Agreement in reliance upon the Seller's identity as a legal entity that is separate from WFLLC. Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps including, without limitation, all steps that the Purchaser or the Surety Provider may from time to time reasonably request to maintain the Seller's identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of WFLLC and any Affiliates thereof and not just a division of WFLLC. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller shall:

              (i) conduct its own business in its own name and require that all full-time employees of the Seller, if any, identify themselves as such and not as employees of WFLLC or any Affiliate thereof (including, without limitation, by means of providing such employees with business or identification cards identifying such employees as the Seller's employees);

              (ii) compensate all employees, consultants and agents directly, from the Seller's bank accounts, for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of WFLLC or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between the Seller and WFLLC or any Affiliate thereof on a basis which reflects the services rendered to the Seller and WFLLC or any Affiliate thereof;

              (iii) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of WFLLC or any Affiliate thereof, the Seller shall lease such office at a fair market rent;

              (iv) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

              (v) conduct all transactions with WFLLC or any Affiliate thereof including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and WFLLC or any Affiliate thereof on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

              (vi) at all times have at least one corporate member of its Board of Managers (an "Independent Manager") who is "Independent" as provided in the Seller's Certificate of Formation as in effect on the date hereof and cause such Independent Manager at all times to have at least two members of its Board of Directors who are "Independent" as provided in its Certificate of Incorporation as in effect on the date hereof;

              (vii) observe all limited liability company formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Manager,
         (B) the dissolution or liquidation of the Seller or (C) the initiation or participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Seller, are duly authorized by unanimous vote of its Board of Managers (including the Independent Manager);

              (viii) maintain the Seller's books and records separate from those of the WFLLC or any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of WFLLC or any Affiliate thereof;

              (ix) prepare financial statements separate from those of WFLLC or any Affiliate thereof and insure that any consolidated financial statements of WFLLC or any Affiliate thereof that include the Seller have detailed notes clearly stating that the Seller is a separate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Seller;

              (x) except as herein specifically otherwise provided, not commingle funds or other assets of the Seller with those of WFLLC or any Affiliate thereof and not maintain bank accounts or other depository accounts to which WFLLC or any Affiliate thereof is an account party, into which WFLLC or any Affiliate thereof makes deposits or from which WFLLC or any Affiliate thereof has the power to make withdrawals except in its capacity as Servicer;

              (xi) not permit WFLLC or any Affiliate thereof to pay any of the Seller's operating expenses (except pursuant to allocation arrangements that comply with the requirements of this Section 5.1(k)); and

              (xii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Dykema Gossett PLLC, as counsel for the Seller, in connection with the closing or initial Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

                  (l) Certain Contracts. The Seller will notify the Surety Provider if any Originator enters into any agreement that contains any provision not contained in the Originators' standard purchase order acknowledgments or Invoices or Obligors' standard purchase orders, other than an agreement that is a Permitted Arrangement.

                  (m) Licensure. The Seller will cause the Servicer to become licensed to act as a collection agency in all states where such licensure is required for the Servicer to perform all of its obligations as such without delegation of collection activities to the Seller or any Originator as soon as practicable. In any event, applications for such licenses will be filed with the appropriate regulatory agencies by November 4, 2001 and all such licenses will be obtained by October 4, 2002.

                  Section 5.2 Negative Covenants of Seller and Servicer. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full, each of the Seller and the Servicer hereby covenants, that:

                  (a) Name Change, Offices, Records and Books of Accounts. Neither the Seller nor the Servicer will change its name, identity, state of formation or its limited liability company structure (within the meaning of Section 9-506(c)) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Agent, the Surety Provider and Purchaser at least 30 days prior notice thereof and (ii) delivered to the Agent, the Surety Provider and Purchaser all financing statements, instruments and other documents requested by the Agent, the Surety Provider or Purchaser in connection with such change or relocation.

                  (b) Change in Payment Instructions to Obligors. The Seller will not add or terminate any bank as a Collection Bank, or make any change in its instructions to Obligors regarding payments to be made thereto, unless, if any Event of Default has occurred and is continuing, the Surety Provider has consented thereto and, in any event, the Surety Provider shall have received, at least five (5) Business Days before the proposed effective date therefor:

              (i) written notice of such addition, termination or change, and

              (ii) with respect to the addition of a new Collection Account or Collection Bank, an executed account agreement and an executed Collection Agreement from such Collection Bank relating thereto.

                  (c) Modifications to Contracts and Credit and Collection Policy. The Seller or the Servicer will not make any change to the Credit and Collection Policy which would be reasonably likely to adversely affect the collectibility of, or decrease the credit quality of, the Receivables and no such change shall be made after the occurrence of an Event of Default without the prior consent of the Surety Provider. Except as provided in Section 6.2(c), the Seller or any Originator will not extend, amend or otherwise modify in any material respect the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy and herein. Notwithstanding the foregoing, the Seller or the Servicer will not be in violation of this Section 5.2(c) if either makes any change to the Credit and Collection Policy required to comply with applicable laws and regulations.

                  (d) Sales, Liens, Etc. Neither the Seller nor the Servicer shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable or Related Security or Collections in respect thereof, or upon or with respect to any Pledged Property, or any lock-box or Collection Account or assign any right to receive income in respect thereof (other than, in each case, the creation of the interests therein in favor of the Agent, the Surety Provider and the Purchaser provided for herein), and the Seller shall defend the right, title and interest of the Agent, the Purchaser and the Surety Provider in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller or WFLLC.

                  (e) Nature of Business; Other Agreements; Other Indebtedness. The Seller shall not engage in any business or activity of any kind or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, in each case other than the transactions contemplated and authorized by this Agreement and the Sale Agreement. Without limiting the generality of the foregoing, the Seller shall not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than:

              (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

              (ii) the incurrence of obligations under this Agreement or any other Transaction Document,

              (iii) the incurrence of obligations, as expressly contemplated in the Sale Agreement, to make payment to WFLLC thereunder for the purchase of Receivables from WFLLC under the Sale Agreement, and

              (iv) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated in Section 5.1(k) of this Agreement.

                  (f) Amendments to Transaction Documents. Neither the Seller nor WFLLC shall, without the prior written consent of the Controlling Party and a confirmation that the rating of the Purchaser's commercial paper will not change:

              (i) cancel or terminate any Transaction Document,

              (ii) give any consent, waiver, directive or approval under any Transaction Document,

              (iii) waive any default, action, omission or breach under any Transaction Document, or otherwise grant any indulgence thereunder, or

              (iv) amend, supplement or otherwise modify any of the terms of any Transaction Document.

                  (g) Amendments to Limited Liability Company Documents. Without the prior written consent of the Controlling Party and without confirming that a proposed amendment will not adversely affect the rating of the Purchaser's commercial paper, neither the Seller nor the Servicer shall amend its Certificate of Formation or Operating Agreement in any respect.

                  (h) Merger. The Seller shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

                  (i) Certain Agreements. The Seller will cause Wabash and the Originators to refrain from entering into any agreement with Obligors that contains any provision not contained in the Originators' standard purchase order acknowledgments or Invoices or Obligators' standard purchase orders, other than an agreement that is a Permitted Arrangement.

                  (j) Most Favored Lender. Unless otherwise specified in writing by the Surety Provider, none of Wabash, the Originators, WFLLC and Funding will agree to, with or for the benefit of the holder(s) of any of its Indebtedness in an aggregate outstanding principal amount in excess of $25,000,000, any financial or restrictive covenants or events of default which are more restrictive than, or in addition to, the financial or negative covenants or Events of Default contained in this Agreement, unless Wabash, the Originator(s), WFLLC or Funding, as applicable, has entered into an amendment hereto whereby such financial or negative covenants or events of default are added to this Agreement for the benefit of Agent, the Purchaser and the Surety Provider, and any conditions precedent to the effectiveness of such agreement have been satisfied; provided, however, the Surety Provider, the Agent and the Purchaser agree that any covenant or event of default added to this Agreement solely by virtue of this provision shall be eliminated or made less restrictive, as the case may be, at the request of any of Wabash, the Originators, WFLLC and Funding, if all such agreements that contain such covenant or event of default have been modified to eliminate or make less restrictive, as the case may be, such covenant or event of default to the extent any covenant or event or default added to this Agreement solely by virtue of this provision is requested to be eliminated or made less restrictive, and (i) no default or event of default was continuing at the time of such modification

(or series of related modifications) under such agreements, (ii) the Servicer paid no commission to such other lender(s) in connection with such modification (or series of related modifications) and (iii) no Default or Event of Default shall be continuing under this Agreement.

                                   ARTICLE VI
                          ADMINISTRATION AND COLLECTION

                  Section 6.1. Designation of Servicer

                  (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this Section 6.1. WFLLC is hereby designated as, and hereby agrees to perform the duties and obligations of, the initial Servicer pursuant to the terms of this Agreement. The Controlling Party may at any time upon the occurrence and during the continuance of a Servicer Default designate as Servicer any Person to succeed WFLLC or any successor Servicer.

                  (b) Without the prior written consent of the Controlling Party, (i) the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person and then the approved delegation shall be limited to the activities of the Servicer hereunder; provided, that to the extent necessary to comply with applicable laws, the Servicer may delegate collection activities in respect of past due or defaulted Receivables to an Originator or the Seller. If at any time the Controlling Party shall designate as Servicer any Person other than WFLLC, all duties and responsibilities theretofore delegated by WFLLC to any other Person may, at the discretion of the Controlling Party, be terminated forthwith on notice given by the Controlling Party to WFLLC.

                  Section 6.2. Duties of Servicer.

                  (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

                  (b) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article I. The Servicer shall set aside and hold in trust for the account of the Surety Provider, the Agent, the Purchaser and the Seller their respective shares of the Collections of Receivables in accordance with Sections 1.6 and 1.7.

                  (c) The Servicer, may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Defaulted Receivable or limit the rights of the Agent, the Surety Provider or the Purchaser under this Agreement. Notwithstanding anything to the contrary contained herein, from and after the occurrence of a Servicer Default, the Controlling Party shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

                  (d) The Servicer shall hold in trust for the Seller and the Purchaser, in accordance with their respective interests in the Receivables, all Records that evidence or relate to the Pledged Property or that are otherwise necessary or desirable to collect the Receivables and shall, as soon as reasonably practicable upon demand of the Controlling Party, deliver or make available to the Surety Provider or its designee all such Records, (x) if such demand is made at any time prior to the replacement of WFLLC as Servicer hereunder, at the chief executive office of WFLLC and (y) if such demand is made at any time after the replacement of the WFLLC as Servicer hereunder, to such location as the Controlling Party may designate in writing. The Servicer shall, as soon as practicable following receipt thereof, deposit to the Facility Account (i) all Collections received, less all reasonable out-of-pocket costs and expenses of the Servicer of servicing, administering and collecting the Receivables, and (ii) any cash collections or other cash proceeds received with respect to obligations to the Seller not constituting Receivables. The Servicer shall, from time to time at the request of the Purchaser, furnish to the Purchaser and the Surety Provider, as applicable (promptly after any such request), a calculation of the amounts set aside for the Purchaser and the Surety Provider, as applicable, pursuant to Sections 1.6 and 1.7.

                  (e) Any payment by an Obligor in respect of any indebtedness owed by it to the Seller in connection with a Receivable shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Controlling Party, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

                  Section 6.3. Collection Notices. The Seller hereby transfers to the Controlling Party for the benefit of the Purchaser, the exclusive ownership and control of the Collection Accounts. In case any authorized signatory of the Seller whose signature appears on a Collection Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Seller hereby authorizes each of the Servicer and the Controlling Party or its designee, and agrees that each of the Servicer and the Controlling Party or its designee shall be entitled to (i) endorse the Seller's name on checks and other instruments representing Collections from and after delivery of any Collection Notice, (ii) enforce the Pledged Property, and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Servicer or the Controlling Party or its designee rather than the Seller.

                  Section 6.4. Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the exercise by any of the Agent, the Surety Provider and the Purchaser of their rights hereunder shall not release the Servicer or the Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchaser shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall it be obligated to perform the obligations of the Seller or the Servicer.

                  Section 6.5. Monthly Reports. Not later than the third Business Day prior to each Settlement Date, and at such other times as the Surety Provider shall reasonably request, the

Servicer shall prepare and forward to the Agent, the Purchaser and the Surety Provider a Monthly Report.

                  Section 6.6. Account Administration.

                  (a) The Servicer shall instruct all Obligors to pay all Collections (other than Branch Collections) directly to a segregated lock-box or other Collection Account listed on Exhibit III; provided that after the occurrence of a Branch Redirection Event, the Servicer shall instruct all Obligors to pay all Branch Collections directly to a segregated lock-box or other Collection Account. The Servicer will cause each deposit account into which Branch Collections are deposited, after the occurrence of a Branch Redirection Event, to become a Collection Account that is the subject of a Collection Agreement promptly after such occurrence. Thereafter, Servicer will identify all proceeds of accounts deposited into such deposit accounts that are not Collections within 2 Business Days after they are deposited, and the Agent will pay over such identified proceeds to the Servicer out of the relevant deposit account(s) prior to the time collected funds therein that are identified as Collections are transferred to the Facility Account. A Collection Agreement is in full force and effect for each segregated lock-box or Collection Account listed on Exhibit III.

                  (b) In the case of payments remitted to any segregated lock-box, the Servicer shall cause all proceeds from such lock-box to be deposited directly by the Collection Bank administering such lock-box into the Facility Account. In the case of any Collections received by the Seller, the Servicer or the Originators, such party shall remit such Collections to the Facility Account not later than the Business Day immediately following the date of receipt of such Collections, and, at all times prior to such remittance, such party shall itself hold such Collections in trust, for the exclusive benefit of the Agent, the Purchaser and the Surety Provider. In the case of any remittances received in any Collection Account or in the Facility Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified by it as being the owner of such items.

                  (c) Upon and after the occurrence of a Servicer Default, the Controlling Party may direct the Servicer to direct all Obligors to remit all Collections directly to the Facility Account. At all times thereafter, the Servicer shall not deposit or otherwise credit to the Facility Account any cash or payment item other than Collections. Alternatively, after the occurrence of a Servicer Default, the Controlling Party may direct the Servicer, and the Servicer thereupon promptly shall, direct all Persons then making remittances to any account listed on Exhibit III which remittances are not payments on Receivables to deliver such remittances to a location other than an account listed on Exhibit III.

                  Section 6.7. Access to Certain Documentation and Information Regarding the Pledged Property.

                  (a) The Servicer, the Seller and each Originator shall each provide the Agent and the Surety Provider and/or any of their duly authorized representatives, attorneys or accountants access to any and all documentation regarding the Pledged Property (including the List of Receivables) that the Servicer, the Seller or the Originators, as the case may be, may possess, such access being afforded without charge but only upon reasonable request and during normal business hours, so as not to interfere unreasonably with the Servicer's, the Seller's or any Originator's, as the case may be, normal operations or customer or employee relations, at such offices of the Servicer, the Seller or such Originator, as the case may be, designated by the Servicer, the Seller or an Originator, respectively.

                  (b) The Servicer shall at all times during the term hereof either (x) keep available in physical form for inspection by the Agent or the Surety Provider, or any of their duly authorized representatives, attorneys or accountants a list of all Receivables then held as a part of the Pledged Property, together with a reconciliation of such list to the List of Receivables and each of the Servicer's Monthly Reports, indicating the cumulative removals and additions of Receivables from the Pledged Property or (y) maintain electronic facilities which allow such a list of Receivables and reconciliation to be generated.

                  (c) The Servicer shall maintain accounts and records as to each respective Receivable serviced by the Servicer that are accurate and sufficiently detailed so as to permit (i) the reader thereof to know as of the most recent Calculation Date the status of such Receivable, including payments and recoveries made and payments owing (and the nature of each), and (ii) reconciliation between payments or recoveries on (or with respect to) each Receivable and the amounts from time to time deposited in the Facility Account in respect of such Receivable.

                  (d) The Servicer shall maintain its computerized accounts and record so that (i) from and after the time of the pledge hereunder of each Receivable to the Agent on behalf of the Purchaser and the Surety Provider, the Servicer's accounts and records (including any backup computer archives) that refer to any Receivable indicate clearly that the Receivables have been sold to the Seller and pledged to the Agent on behalf of the Purchaser and the Surety Provider and is separate and distinct from any other assets of the Originators or WFLLC and (ii) the information relating to such Receivables can be recreated in the event of the destruction of the originals. Indication of a Receivable being part of the Pledged Property will be deleted from or modified on the Servicer's accounts and records when, and only when, such Receivable has been released from the lien created hereunder.

                  (e) Nothing in this Section 6.7 shall derogate from the obligation of the Servicer to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure, as a result of such obligation of the Servicer, to provide access as provided in this Section 6.7 shall not constitute a breach of this Section 6.7.

                  (f) No person entitled to receive copies of such reports or tapes shall disclose the information therein to any Person, except such disclosures as are required upon appointment of a successor Servicer or by law and except that the Servicer consents to the disclosure of any material nonpublic information with respect to it (i) to any other such party, (ii) to any prospective or actual assignee or participant of the Purchaser, (iii) by the Agent to the Surety Provider, any reinsurer or any Rating Agency, commercial paper dealer or each other, or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which the Agent provides managerial services or acts as the administrative agent and (iv) to any officers, directors, employees, agents, outside accountants and attorneys of any of the foregoing.

                  Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, other than as the result of a disclosure by a party hereto in violation of the foregoing, or information obtained by the Agent or the Surety Provider from sources other than the Servicer, the Seller or an Originator provided that the source of such information was not bound hereunder or by a confidentiality agreement or other contractual, legal or fiduciary obligation with respect to such information, (ii) disclosure of any and all information after prompt written notice to the Servicer (A) if, in the written opinion of counsel, it is required to do so by any applicable statute, law, rule or regulation (B) to any government agent or regulatory body having authority to regulate or oversee any respects of the Agent's or the Surety Provider's business or that of its affiliates, (C) if, in the written opinion of counsel, it is required pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Agent, the Surety Provider or any affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by the Servicer, the Seller or an Originator or (E) to an affiliate, independent or internal auditor, agent, employee or attorney of the Agent or the Surety Provider having a need to know the same, provided that the Agent or the Surety Provider, as applicable, advises such recipient of the confidential nature of the information being disclosed and such recipient agrees to comply with the terms of the foregoing or (iii) any other disclosure authorized in writing by the Servicer, the Seller or any Obligator.

                                  ARTICLE VII
                                    DEFAULTS

                  Section 7.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

                  (a) The Seller, WFLLC or the Servicer shall fail to make any payment, transfer or deposit when required hereunder within two (2) Business Days of the date when such payment is due.

                  (b) The Seller, WFLLC or the Servicer shall fail to perform or observe any other term, covenant or agreement hereunder (other than as referred to in Section 7.1(a)) and such failure shall remain unremedied for thirty (30) days after written notice thereof to the Seller from the Purchaser, Agent or the Surety Provider.

                  (c) Any representation, warranty, certification or statement made by the Seller with respect to Eligible Receivables, or any other representation, warranty, certification or statement made by the Seller in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made and, if capable of cure, is not cured within thirty (30) days after receipt of written notice thereof from the Purchaser, Agent or the Surety Provider.

                  (d) (i) The Seller, Wabash, WFLLC or any Originator shall generally not pay its debts as such debts become due; (ii) the Seller, Wabash, WFLLC or any Originator shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Wabash, WFLLC or any Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property unless such proceeding or action is instituted by any Person other than WFLLC, Wabash, an Originator or the Seller, and is set aside or withdrawn or ceases to be effective within sixty (60) days from the date of the filing of such act or the making of such appointment; or (iii) the Seller, Wabash, WFLLC or any Originator shall take any corporate action to authorize any of the actions set forth in above in clause (ii) of this subsection (d).

                  (e) (i) Either of the Originators shall fail to perform or observe any term, covenant or agreement contained in any other Transaction Document and such failure shall continue unremedied beyond any applicable grace or cure period provided therein, or (ii) either of the Originators or WFLLC shall for any reason cease to transfer, or cease to have the legal capacity or otherwise be incapable of transferring, Receivables to the Seller, as purchaser under the Sale Agreement.

                  (f) A Shortfall Amount shall exist on any Weekly Calculation Date and the balance thereof shall not have been paid under Section 1.6(e) hereof or escrowed as provided in Section 1.6(d)(iii) hereof on or prior to the following Weekly Calculation Date.

                  (g) A Change of Control shall occur.

                  (h) The Internal Revenue Service or the Pension Benefit Guaranty Corporation files one or more tax or ERISA liens against the assets of either of the Originators or the Seller.

                  (i) The 3-Month Average Dilution Ratio shall exceed two percent (2%) for any Calculation Period.

                  (j) The 3-Month Average Loss-to-Liquidation Ratio shall exceed four percent (4%) for any Calculation Period.

                  (k) The 3-Month Average Delinquency Ratio shall exceed twenty-eight percent (28%) for any Calculation Period.

                  (l) The Obligors owing Eligible Receivables shall be less than seventy-five (75).

                  (m) A Servicer Default shall have occurred and be continuing.

                  (n) The Agent, on behalf of the Purchaser and the Surety Provider, shall fail to have a valid and perfected first priority security interest in the Pledged Property.

                  (o) The Default Increase Ratio shall exceed 2.75%.

                  (p) The Branch Collection Ratio shall exceed 15%.

                  (q) The Surety Provider has delivered a written notice to the Seller, the Servicer and the Agent to the effect that the March 2002 Audit conducted by the Surety Provider or its designee of the Originators' and/or WFLLC's origination, servicing and documentation procedures has revealed to the Surety Provider material and previously unknown deficiencies or the failure to cure previously identified deficiencies which it reasonably believes create a material adverse effect on its facility and such failure remains unremedied for thirty (30) days after written notice thereof from Surety Provider.

                  (r) An event that creates a Material Adverse Effect with respect to the Seller, the Servicer, an Originator or Wabash shall have occurred.

                  (s) The commitment of the Liquidity Provider terminates.

                  (t) A Wabash Credit Agreement shall not be maintained in full force and effect.

                  (u) The Trade-in Ratio shall exceed the related Trade-in-Ratio Trigger for any Calculation Period.

(v) Wabash shall have breached any of the covenants contained in Section 6.4 of the Wabash Credit Agreement as in effect on the date hereof (whether or not such breach has been waived), a copy of such covenants being attached as Exhibit X hereto.

                  (w) Wabash National Corporation ceases to own (directly or indirectly) one hundred percent of the capital stock or membership interests of WFLLC and the Seller.

                  (x) An "Event of Default" (as defined in the Insurance and Indemnity Agreement) shall have occurred.

                  (y) A draw under the Policy is made pursuant to the terms thereof and pursuant to Section 1.13 hereof or the Surety Provider has exercised a Non-Draw Option under Section 1.14 hereof.

                  Section 7.2. Remedies. At any time following the occurrence and during the continuance of any Event of Default, the Controlling Party may, by notice to the Servicer, declare the occurrence of the Termination Date, except that, in the case of any event described in subparagraph (d) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event.

Upon the declaration or automatic occurrence of the Termination Date, all indebtedness and liabilities of the Seller to the Agent, the Surety Provider and the Purchaser shall become immediately due and payable, without any further act or notice by any Person. Upon any occurrence of an Event of Default, the Agent, the Surety Provider and the Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.

Any Event of Default, once declared, or any declaration of the Termination Date, may be rescinded by the Controlling Party, on such terms and conditions as may be stipulated by the Controlling Party at such time.

                  Section 7.3. Servicer Default. The occurrence of any one or more of the following events shall constitute a Servicer Default:

                  (a) The Servicer shall fail to make any payment or deposit when required hereunder within two (2) Business Days of the date when such payment is due.

                  (b) The Servicer shall fail to deliver any Monthly Report within two (2) Business Days after written or telephonic notice to the Servicer or Seller of such failure.

                  (c) The Servicer shall fail to perform or observe any other term, covenant or agreement hereunder (other than as referred to in Section 7.3(a) or Section 7.3(b)) and such failure shall remain unremedied for thirty
(30) days after written notice thereof to the Servicer or the Seller from the Purchaser, Agent or the Surety Provider.

                  (d) Any representation, warranty, certification or statement made by the Servicer, in this Agreement, any other Transaction Document, any Monthly Report or in any other document delivered pursuant hereto shall prove to have been incorrect in any material respect when made or deemed made and, if capable of cure, is not cured within thirty (30) days after receipt of written notice thereof from the Purchaser, Agent or the Surety Provider.

                  (e) (i) The Servicer shall generally not pay its debts as such debts become due; (ii) the Servicer shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Servicer seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property unless such proceeding or action is instituted by any Person other than an Originator, the Seller or the Servicer, and is set aside or withdrawn or ceases to be effective within sixty (60) days from the date of the filing of such act or the making of such appointment; or
(iii) the Servicer shall take any corporate action to authorize any of the actions set forth in above in clause (ii) of this subsection (e).

                  (f) One or more final judgments shall be entered against Servicer for the payment of money in the aggregate amount of $500,000, or the equivalent thereof in another currency, or more on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

                  (g) There shall occur any default or event of default on the part of the Servicer beyond any applicable period in connection with any recourse indebtedness of Servicer exceeding $500,000, as a result of which such indebtedness may be accelerated.

                  (h) An Event of Default shall occur.

                  Section 7.4. Remedies.

                  (a) Upon the occurrence and during the continuance of a Servicer Default, the Controlling Party or the Agent, with the consent of the Controlling Party, may either (i) remove the Servicer, in which case all power and authority of the Servicer, shall pass to and be vested in the successor Servicer appointed pursuant to this section and, without limitation, such successor Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate or (ii) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Servicer; provided, however, that upon the occurrence of a Servicer Default described in Section 7.3(e) above of an actual or deemed entry of an order for relief with respect to the Servicer under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Servicer. Upon the occurrence of the Termination Date for any reason whatsoever, the Agent, the Controlling Party or Purchaser and their respective assigns shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC, which rights shall be cumulative.

                  (b) The Servicer agrees to cooperate with the Controlling Party and the successor Servicer in effecting the termination of the responsibilities and rights of the Servicer hereunder, including, without limitation, the transfer to the successor Servicer for administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, in any Collection Account or Facility Account or thereafter received with respect to the Receivables. To assist the successor Servicer in enforcing all rights with respect to any Related Security to the extent that they relate to the Receivables, the Servicer, at its own expense, shall transfer any records, correspondence and documents relating to the Receivables that it may possess to the successor Servicer in the manner and at such times as the successor Servicer shall reasonably request.

                                  ARTICLE VIII
                                 INDEMNIFICATION

                  Section 8.1 Indemnities. Without limiting any other rights which the Agent, the Surety Provider or any Purchaser may have under the other provisions of this Agreement, under the other Transaction Documents or under applicable law, the Seller hereby agrees, jointly and severally, to indemnify the Agent, the Surety Provider and Purchaser and their respective officers, directors, agents and employees (each, an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or actually incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Purchaser of an interest in the Receivables, excluding, however:

                  (a) Indemnified Amounts to the extent final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; and

                  (b) taxes on or measured by the overall gross or net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterization;

provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of the Purchaser or the Surety Provider to the Seller or Servicer for amounts otherwise specifically provided to be paid by the Seller or the Servicer under the terms of this Agreement or the other Transaction Documents. Without limiting the generality of the foregoing indemnification, the Seller shall indemnify the Agent, the Surety Provider and the Purchaser for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller or the Servicer) relating to or resulting from:

              (i) any representation or warranty made by the Seller, either of the Originators or the Servicer for so long as WFLLC or an Affiliate thereof is the Servicer (or any officers of the foregoing) under or in connection with this Agreement, any other Transaction Document, any Monthly Report or any other written information or report delivered by any of the foregoing pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

              (ii) the failure by the Seller, WFLLC, either of the Originators or the Servicer for so long as WFLLC or an Affiliate thereof is the Servicer, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation;

              (iii) any failure of the Seller, WFLLC either of the Originators or the Servicer for so long as WFLLC or an Affiliate thereof is the Servicer, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document;

              (iv) any products liability or similar claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

              (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

              (vi) the commingling at any time by the Seller, WFLLC, the Originators, the Servicer (for so long as WFLLC, or an Affiliate thereof is the Servicer) of Collections of Receivables with other funds;

              (vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby, the use of the proceeds of a purchase, the ownership of the Receivable Interests or any other investigation, litigation or proceeding relating to the Seller, WFLLC or either of the Originators in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby;

              (viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

              (ix) a Servicer Default described in Section 7.3(e);

              (x) the failure to vest and maintain vested in the Agent, for the benefit of the Purchaser, or to transfer to the Agent, for the benefit of the Purchaser, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership or security interest (to the extent of the Receivable Interests contemplated hereunder) in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim; or

              (xi) any failure of the Seller to give reasonably equivalent value to WFLLC under the Sale Agreement in consideration of the transfer by WFLLC of any Receivable, or any attempt by any Person to void any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Federal Bankruptcy Code, 11 U.S.C. ss. 101 et seq.

                  Section 8.2. Increased Cost and Reduced Return.

                  (a) If after the date hereof, the Purchaser shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a "Regulatory Change"): (i) which subjects the Purchaser to any charge or withholding on or with respect to this Agreement or the Purchaser's obligations under this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to Purchaser of any amounts payable under this Agreement (except for changes in the rate of tax on the overall net income of the Purchaser) or (ii) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of the Purchaser, or credit extended by the Purchaser pursuant to this Agreement or (iii) which imposes any other condition the result of which is to increase the cost to the Purchaser performing its obligations under this Agreement, or to reduce the rate of return on the Purchaser's capital as a consequence of its obligations under this Agreement, or to reduce the amount of any sum received or receivable by the Purchaser under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Purchaser, the Seller shall pay to the Purchaser, such amounts charged to Purchaser or compensate the Purchaser for such reduction.

                  (b) Payment of any sum pursuant to Section 8.2(a) shall be made by the Seller to the Purchaser not later than ten (10) days after any such demand is made. A certificate of the Purchaser, signed by an authorized officer claiming compensation under this Section 8.2 and setting forth the additional amount to be paid for its benefit and explaining the manner in which such amount was determined shall constitute prima facie evidence of the amount to be paid absent manifest error.

                  Section 8.3. Costs and Expenses Relating to this Agreement. The Seller shall pay to the Agent, the Surety Provider and the Purchaser on demand all reasonable out-of-pocket expenses (including, without limitation, reasonable audit fees and time charges of outside counsel for the Agent, the Surety Provider and the Purchaser) actually incurred in connection with the preparation, execution, delivery of this Agreement or any amendments thereto or waivers thereof, the transactions contemplated hereby and the other documents to be delivered hereunder. The Seller shall pay to the Agent and the Surety Provider on demand any and all costs and expenses of the Agent and the Purchaser and the Surety Provider, including reasonable counsel fees and expenses actually incurred in connection with the waiver of a Servicer Default, Event of Default, an amendment following a Servicer Default, Event of Default, a Potential Servicer Default, a Potential Event of Default or enforcement of this Agreement and the other Transaction Documents, and in connection with any restructuring or workout of this Agreement and/or the other Transaction Documents, or the administration of this Agreement following a Servicer Default or Event of Default.

                                   ARTICLE IX
                                    THE AGENT

                  Section 9.1. Authorization and Action. Purchaser hereby designates and appoints National City Bank to act as its agent hereunder and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Agent shall act solely as agent for the Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or any of its successors or assigns. The Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Purchaser hereby authorizes the Agent to execute on behalf of Purchaser (the terms of which shall be binding on Purchaser) each of the Uniform Commercial Code financing statements, together with such other instruments or documents determined by the Agent to be necessary or desirable in order to perfect, evidence or more fully protect the interest of the Purchaser contemplated hereunder.

                  Section 9.2. Delegation of Duties. The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                  Section 9.3. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to Purchaser for any recitals, statements, representations or warranties made by the Seller contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Seller to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article IV, or for the perfection, priority, condition, value or sufficiency or any collateral pledged in connection herewith. The Agent shall not be under any obligation to Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller. The Agent shall not be deemed to have knowledge of a Servicer Default or Potential Servicer Default unless the Agent has received notice from the Seller or Purchaser.

                  Section 9.4. Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of Purchaser, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchaser, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchaser. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Purchaser, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon Purchaser.

                  Section 9.5. Non-Reliance on Agent. Purchaser expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Seller, shall be deemed to constitute any representation or warranty by the Agent. Purchaser represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

                  Section 9.6. Reimbursement and Indemnification. Purchaser agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably, to the extent not paid or reimbursed by the Seller (i) for any amounts for which the Agent, acting in its capacity as Agent, is entitled to reimbursement by the Seller hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent and acting on behalf of the Purchaser, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

                  Section 9.7. Agent in its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or any Affiliate of the Seller as though the Agent were not the Agent hereunder.

                  Section 9.8. Successor. The Agent may, upon 10 days' notice to the Seller, the Surety Provider and the Purchaser, and the Agent will, resign as Agent. If the Agent shall resign, then the Purchaser during such 10-day period shall appoint a successor agent. If for any reason no successor Agent is appointed by the Purchaser during such 10-day period, then effective upon the termination of such 10-day period, the Purchaser shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and the Seller shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchaser and for all purposes shall deal directly with the Purchaser. After the effectiveness of any retiring Agent's resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this
Article IX and Article VIII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

                                   ARTICLE X
                                 PARTICIPATIONS

                  Section 10.1. Participations. The Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each, a "Participant") participating interests in its Receivable Interests, its obligation to purchase Receivable Interests or any other interest of the Purchaser hereunder. Notwithstanding any such sale by the Purchaser of a participating interest to a Participant, the Purchaser's rights and obligations under this Agreement shall remain unchanged, the Purchaser shall remain solely responsible for the performance of its obligations hereunder, and the Seller, the Servicer and the Surety Provider shall continue to deal solely and directly with the Purchaser in connection with Purchaser's rights and obligations under this Agreement. The Purchaser agrees that any agreement between the Purchaser and any such Participant in respect of such participating interest shall not restrict the Purchaser's right to agree to any amendment, supplement, waiver or modification to this Agreement. The Purchaser shall give prompt written notice to the Surety Provider upon the granting or sale of any participation interest pursuant to this Section 10.1.

                                   ARTICLE XI
                                  MISCELLANEOUS

                  Section 11.1. Waivers and Amendments.

                  (a) No failure or delay on the part of any party hereto in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

                  (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing and except with the prior written consent of the Surety Provider and a confirmation that Purchaser's commercial paper rating will not be adversely affected.

                  Section 11.2. Notices.

                  (a) Except as provided in subsection (b) below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such party may hereafter specify for the purpose of giving notice to such party. All such communications and notices shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when received through the mails, transmitted by telecopy, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that communications and notices to the Agent or Purchaser pursuant to
Article I shall not be effective until received by the intended recipient.

                  (b) The Seller hereby authorizes the Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of the Seller. The Seller agrees to deliver promptly to the Agent, upon request, a written confirmation of each telephonic notice signed by an authorized officer of the Seller. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

                  Section 11.3. Protection of Interests of the Purchaser.

                  (a) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent or Surety Provider may reasonably request, to perfect, protect or more fully evidence the Receivable Interests and the Pledged Property, or to enable the Agent or Surety Provider or the Purchaser to exercise and enforce its rights and remedies hereunder. At any time after the occurrence of a Servicer Default and the replacement of the Servicer, the Controlling Party may, or the Controlling Party may direct the Seller to, notify the Obligors of Receivables, and at the Seller's expense, of the ownership interests of the Purchaser under this

Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. The Seller shall, at Purchaser's written request, withhold the identity of Purchaser in any such notification.

                  (b) If the Seller or the Servicer fails to perform any of its obligations hereunder, the Agent, the Surety Provider or Purchaser may (but shall not be required to) perform, or cause performance of, such obligation; and the Agent's, the Surety Provider's or Purchaser's reasonable costs and expenses incurred in connection therewith shall be payable by the Seller (if the Servicer that fails to so perform is the Seller or an Affiliate thereof) as provided in
Section 8.3, as applicable. In the event of such a failure to perform, the Seller and the Servicer each irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of the Seller and the Servicer (i) to execute on behalf of the Seller as debtor and to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchaser and the Surety Provider in the Pledged Property and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Pledged Property as a financing statement in such offices as the Agent or the Surety Provider deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Agent and the Purchaser in the Pledged Property. This appointment is coupled with an interest and is irrevocable.

                  Section 11.4. Confidentiality.

                  (a) The Seller shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the contents of this Agreement and of the other confidential proprietary information with respect to the Agent, the Surety Provider and Purchaser and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that the Seller and its officers and employees may disclose such information to the Agent, the Surety Provider and to the Seller's external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding. In addition, the Seller may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

                  (b) The Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the Sale Agreement and the other confidential proprietary information with respect to the Surety Provider, the Seller, WFLLC and the Originators and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein. Anything herein to the contrary notwithstanding, the Seller hereby consents to the disclosure of any nonpublic information with respect to it, WFLLC and the
Originators: (i) to the Agent, the Surety Provider and the Purchaser, (ii) by the Agent, the Surety Provider or the Purchaser to any prospective or actual assignee or participant of any of them or (iii) by the Agent, the Surety Provider or Purchaser to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Purchaser or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which National City Bank acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided that each such Person (i) is informed of the confidential nature of such information in a manner consistent with the practice of the Agent or the Surety Provider for the making of such disclosures generally to Persons of such type, and (ii) agrees that its use of such information shall be limited to purposes related to such Person's acquisition and/or funding of Receivable Interests, or providing liquidity or credit enhancement therefor, or rating Commercial Paper used to fund Receivable Interests. In addition, the Purchaser and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

                  (c) The Surety Provider shall maintain the confidentiality of the Transaction Documents in accordance with its customary procedures for handling confidential information; except that the Surety Provider shall be permitted to disclose any confidential nature of the information:

              (i) to such of its affiliates, officers, directors, employees, counsel, advisors and representatives as need to know such information, each of whom shall be informed by the Surety Provider of the confidential nature of the information,

              (ii) to the extent required by applicable laws and regulations or by a subpoena or similar legal process (provided that the Surety Provider shall give prior notice of the disclosure unless such notice is prohibited by the law, subpoena or similar legal process),

              (iii) to the extent requested by any rating agency, reinsurer or regulatory authority and if provided, the Surety Provider will provide notice of such disclosure as soon as practicable,

              (iv) to the extent such information (A) becomes publicly available other than as a result of a breach of any of the Transaction Documents,
         (B) becomes available to the Surety Provider on a non-confidential basis from a source other than the Buyer, the Agent, the Purchaser, any Originator or the Servicer or (C) was available to the Surety Provider on a non-confidential basis from a source other than any of the Buyer, the Agent, the Purchaser, any Originator or the Servicer provided in each case under (B) or (C) such source is not, to our knowledge, bound by a confidentiality agreement with the Buyer, the Agent, the Purchaser, any Originator or the Servicer or is not otherwise believed by the Surety Provider to be prohibited from transmitting the information,

              (v) to the extent any of the Buyer, the Agent, the Purchaser, any Originator or the Servicer shall have consented to such disclosure in writing, and

              (vi) to the extent that such confidential information is independently developed by the Surety Provider.

                  Section 11.5. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Agent, the Surety Provider or the Purchaser, no claim may be made by the Seller, the Servicer or any other Person against the Purchaser, the Surety Provider or Agent or any assignee or parties part of any of them or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                  Section 11.6. CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

                  Section 11.7. CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN COOK COUNTY, ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY THE SELLER PURSUANT TO THIS AGREEMENT, OTHER THAN THE POLICY, THE INSURANCE AND INDEMNITY AGREEMENT AND THE PREMIUM LETTER, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE SURETY PROVIDER OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST THE SELLER IN THE COURTS OF ANY OTHER JURISDICTION WHEREIN ANY ASSETS OF THE SELLER, WFLLC OR EITHER OF THE ORIGINATORS MAY BE LOCATED. ANY JUDICIAL PROCEEDING BY THE SELLER AGAINST THE AGENT, THE SURETY PROVIDER OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT, THE SURETY PROVIDER OR A PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY THE SELLER PURSUANT TO THIS AGREEMENT, OTHER THAN THE POLICY, THE INSURANCE AND INDEMNITY AGREEMENT AND THE PREMIUM LETTER, SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

                  Section 11.8. WAIVER OF JURY TRIALTHE AGENT, THE SELLER, THE SURETY PROVIDER AND THE PURCHASER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY THE SELLER PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

                  Section 11.9. Integration; Survival of Terms. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. The provisions of Article VIII and of Section 11.13 shall survive any termination of this Agreement.

                  Section 11.10. Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  Section 11.11. Characterization.

                  (a) It is the intention of the parties hereto that each Purchase hereunder shall constitute a secured loan with limited recourse, for federal income tax purposes and otherwise. Except as specifically provided in this Agreement, each transfer of a Receivable Interest hereunder is made without recourse to the Seller; provided, however, that (i) the Seller shall be liable to the Purchaser, the Agent and the Surety Provider for all representations, warranties and covenants made by the Seller pursuant to the terms of this Agreement, and (ii) such transfer does not constitute and is not intended to result in an assumption by the Purchaser, the Agent or the Surety Provider of any obligation of the Seller, WFLLC or either of the Originators or any other person arising in connection with the Pledged Property, or any other obligations of the Seller, WFLLC or either of the Originators.

                  (b) It is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and that the Seller shall be deemed to have granted to the Agent for the benefit of Purchaser a duly perfected security interest in all of the Seller's right, title and interest in, to and under the Pledged Property prior to all other liens on and security interests therein. After a Servicer Default, the Agent and the Purchaser shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.

                  Section 11.12. Surety Provider.

                  (a) The Surety Provider is an express third-party beneficiary of all Transaction Documents.

                  (b) Upon the specific request of the Surety Provider, the Agent shall, in each instance, provide to the Surety Provider copies of any report, notice, Opinion of Counsel, Officer's Certificate, request for consent or request for amendment to any document related hereto promptly upon the Agent's production or receipt thereof. So long as there does not exist a failure by the Surety Provider to make a required payment under the Policy or other Surety Provider Default, except as specifically set forth herein, the Surety Provider shall have the right to exercise all rights of the Purchaser under this Agreement without any consent of the Purchaser.

                  Section 11.13 Nonrecourse. Notwithstanding any other provision of this Agreement, all amounts payable hereunder by the Seller are payable only from the Pledged Property or to the extent funds are available for payment, are nonrecourse to such party and will not be the subject of a claim under Section 101 of the Bankruptcy Code to the extent unpaid. Each party to this Agreement agrees that it will not institute against, or join any Person in instituting against, the Seller or the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding; or any similar proceeding under the laws of any jurisdiction until one year and a day after the Aggregate Unpaids are paid in full. This Section will survive the termination of this Agreement.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

                                               WNC FUNDING, LLC
                                               By:      WABASH FINANCING LLC
                                                        its Regular Manager

                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:        Manager

                                               Address for Notices:
                                               1000 Sagamore Parkway South
                                               Lafayette, IN  47905
                                               Attention:     Don Hurtt
                                               Phone:         (765) 772-2714
                                               Fax:           (765) 772-2600

                                               NORTH COAST FUNDING LLC
                                               By:                             ,
                                                  -----------------------------
                                                        its Manager

                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------

                                               Address for Notices:
                                               1 South Broad, 13th floor
                                               Philadelphia, PA  19107
                                               Attention:     Dennis Conway
                                               Phone:         (267) 256-4049
                                               Fax:           (267) 256-4001

                                               NATIONAL CITY BANK

                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------

                                          Address for Notices:
                                          1 National City Center, Suite 200 East
                                          Indianapolis, IN  46255
                                          Attention:     Dennis Conway
                                          Phone:         (267) 256-4049
                                          Fax:           (267) 256-4001

                                          WABASH FINANCING LLC

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:           Manager

                                          Address for Notices:
                                          1000 Sagamore Parkway South
                                          Lafayette, IN  47905
                                          Attention:     Don Hurtt
                                          Phone:        (765) 772-2714
                                          Fax:          (765) 772-2600

                                          XL CAPITAL ASSURANCE INC.

                                          By:
                                             -----------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                          Address for Notices:
                                          250 Park Avenue, 19th Floor
                                          New York, New York  10177
                                          Attention:    Surveillance
                                          Telephone:   (646) 658-5900
                                          Telecopier:  (646) 658-5955

                                    EXHIBIT I

                                   DEFINITIONS

                  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "3-Month Average Delinquency Ratio" means, on any date of determination, the average of the Delinquency Ratios for the three calendar months then most recently ended.

                  "2-Month Average Dilution Ratio" means, on any date of determination, the average of the Dilution Ratios for the two calendar months then most recently ended.

                  "3-Month Average Dilution Ratio" means, on any date of determination, the average of the Dilution Ratios for the three calendar months then most recently ended.

                  "3-Month Average Default Ratio" means, on any date of determination, the average of the Default Ratios for the three calendar months then most recently ended.

                  "3-Month Average Loss-to-Liquidation Ratio" means, on any date of determination, the average of the Loss-to-Liquidation Ratios for the three calendar months then most recently ended.

                  "Accrued Liabilities" means with respect to any Settlement Date, the sum of (i) all amounts paid by the Surety Provider under the Policy or for Insurer Advances, for the benefit of the Purchaser, and not yet reimbursed to the Surety Provider, (ii) all amounts owing under the Insurance and Indemnity Agreement (excluding the Surety Fee, Unused Fee allocable to the Surety Provider and Default Fee) as most recently certified to the Servicer and the Agent by the Surety Provider, and not yet reimbursed to the Surety Provider, and (iii) interest on the foregoing amounts from the date incurred to the date of payment to or reimbursement of the Surety Provider at the per annum rate set forth in the Insurance and Indemnity Agreement (as most recently certified to the Servicer and the Agent by the Surety Provider).

                  "Adverse Claim" means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through ownership of voting securities, by contract or otherwise.

                  "Agent" means National City Bank in its capacity as agent for the Purchaser pursuant to Article IX, and any successor Agent appointed pursuant to Article IX.

                  "Aggregate Overcollateralization Amount" means, as of any date of determination, the sum of (i) the product of the Aggregate
Overcollateralization Rate times the Net Receivables

Balance, plus (ii) the product of the Servicing and Discount Reserve Rate times the amount of all Collections on deposit in the Facility Account pursuant to
Section 1.6(d).

                  "Aggregate Overcollateralization Rate" means, on any date of determination, the sum of: A) the greater of i) the Loss Overcollateralization Ratio and ii) the Loss Overcollateralization Floor Ratio plus B) the greater of
i) the Dilution Reserve and ii) the Dilution Reserve Floor plus C) the Servicing and Discount Reserve Rate.

                  "Aggregate Unpaids" means, at any time, an amount equal to the sum of all accrued and unpaid Discount, Capital, Surety Fee, Unused Fee, Make-Whole Amount, Accrued Liabilities and all other amounts owed (whether due or accrued) hereunder or under the Fee Letter or the Premium Letter to the Agent, the Purchaser and the Surety Provider at such time.

                  "Agreement" means this Receivables Purchase Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

                  "Arrangement Fee" shall have the meaning specified in the Fee Letter.

                  "Amortization Period" shall mean the period commencing on the Termination Date and ending on the occurrence of the final disposition of all Aggregate Unpaids.

                  "Branch Collections" means Collections received in connection with on-site sales of goods and services at the Originators' branch facilities that are deposited into local deposit accounts.

                  "Branch Collections Ratio" means the 3-month average of the ratio, expressed as a percentage, for each of the three months most recently ended, of each month's Branch Collections to total Collections for the month.

                  "Branch Redirection Event" means the occurrence of an Event of Default, of the Termination Date or of the Branch Collections Ratio exceeding fifteen percent (15%) for any month.

                  "Business Day" means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

                  "Calculation Period" means each full or partial calendar month which elapses during the term of this Agreement. The first Calculation Period shall commence on the Closing Date and the final Calculation Period shall terminate on the date the Aggregate Unpaids are paid in full.

                  "Capital" means, at any time, the sum of the aggregate Purchase Prices paid to the Seller by the Purchaser, minus the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Capital; provided that the Capital shall be restored in the amount of any Collections or payments so received and applied if at any time the distribution of such Collections or payments are rescinded or must otherwise be returned for any reason.

                  "Capped Discount" means, with respect to any Settlement Date, an amount equal to the interest accrued on the Capital, calculated at a rate equal to the CP Rate for the Tranche Period most recently ended plus one percent (1%).

                  "Change of Control" means (i) any Person or Persons acting in concert shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of
1934) of 20% or more of the outstanding shares of voting stock of Wabash, NOAMTC or WFLLC or of the voting partnership interests in WNLP; or (ii) during any period of twelve (12) consecutive months, commencing before or after the date hereof, individuals who at the beginning of such twelve-month period were directors of Wabash, NOAMTC or WFLLC shall cease for any reason to constitute a majority of the board of directors of Wabash, NOAMTC or WFLLC; or (iii) WFLLC shall cease to own, free and clear of all Adverse Claims, all of the outstanding limited liability company interests of the Buyer.

                  "Charged-Off Receivable" means any Receivable or any portion of such a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 7.1(d) (as if references to the Seller therein refer to such Obligor); or (ii) which, consistent with the Credit and Collection Policy, should be written off the Seller's books as uncollectible.

                  "Carryover Interest" means, as of any date of determination, the amount of Discount due on any prior Settlement Date but not paid, plus interest thereon through such date from such prior Settlement Date, calculated using the Discount Rate applicable for the next Settlement Date, all as determined by the Agent.

                  "Closing Date" means October 4, 2001.

                  "Collection Account" means each concentration account, a depositary account, lock-box account or similar account in which any Collections, other than Branch Collections, are collected or deposited, provided that after the occurrence of any Branch Redirection Event, all accounts in which Collections are collected or deposited will be Collection Accounts.

                  "Collection Agreement" means, in the case of any actual or proposed Collection Account, an agreement in substantially the form of Exhibit VI hereto.

                  "Collection Bank" means, at any time, any of the banks or other financial institutions holding one or more Collection Accounts.

                  "Collection Notice" means a notice from the Controlling Party to a Collection Bank in the form attached to the applicable Collection Agreement.

                  "Collections" means with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable. Collections shall also include amounts paid to the

Facility Account under Section 1.6(d) or to the Servicer in respect of Collections deemed to have occurred under Section 1.8 hereof.

                  "Commercial Paper" means promissory notes of the Purchaser issued in the commercial paper market.

                  "Companies" has the meaning set forth in Section 8.1 hereof.

                  "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

                  "Contract" means, collectively, with respect to any Receivable, any and all instruments, bills of lading, Invoices or other writings which evidence such Receivable or any goods or services underlying such Receivable substantially in the form of Exhibit IX hereto.

                  "Controlling Party" means the Surety Provider for so long as a Surety Provider Default has not occurred and is continuing, and otherwise, the Purchaser.

                  "CP Rate" means the daily weighted average of the per annum rates paid or payable by the Purchaser for a given Tranche Period to fund a Purchase through the issuance of commercial paper, including dealer commissions, if any.

                  "Credit and Collection Policy" means the Originators' and the Servicer's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

                  "Days Sales Outstanding" means, for any Calculation Period, the ratio (expressed as a percentage) of (i) the product of the average of the Outstanding Balance of all Receivables as at the end of a calendar month for the 12 months most recently ended, times 12, to (ii) the aggregate Sales of the Originators for the month most recently ended.

                  "Default Fee" means, as of any Settlement Date, the fee due to the Surety Provider for such Settlement Date, as calculated pursuant to the Premium Letter.

                  "Default Increase Ratio" means for any Calculation Period, the average, for the three months most recently ended, of the ratio (expressed as a percentage) of (i) the increase, if any, in the aggregate amount of Receivables that are Defaulted Receivables at the end of the Calculation Period over such aggregate amount at the end of the prior calendar month, divided by (ii) the amount of all sales related to Receivables in the fourth month prior to such Calculation Period.

                  "Default Ratio" means for any Calculation Period, the ratio (expressed as a percentage) of (i) the sum of all Receivables that became Defaulted Receivables in such Calculation

Period to (ii) all sales related to the Eligible Receivables which occurred four calendar months prior to such Calculation Period.

                  "Defaulted Receivable" means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for 90 days or more from the original due date for such payment; or (ii) which has been identified as a Charged-Off Receivable.

                  "Deficiency Amount" means (i) with respect to any Settlement Date, the amount, if any, by which the Capped Discount for such Settlement Date exceeded the aggregate amount of funds available in respect of such Capped Discount for such Settlement Date, and (ii) with respect to the Policy Termination Date, an amount, if any, in U.S. Dollars, equal to the outstanding amount of the Capital, in no event exceeding $100,000,000, as of such date, that remains unpaid.

                  "Delinquency Ratio" means, for any Calculation Period, the ratio (expressed as a percentage) of (i) the sum of (A) the aggregate Outstanding Balance of all Delinquent Receivables as of the last day of such Calculation Period plus (B) the aggregate Outstanding Balance of all Defaulted Receivables as of the last day of such Calculation Period, to (ii) the aggregate Outstanding Balance of all Eligible Receivables as of the last day of such Calculation Period.

                  "Delinquent Receivable" means a Receivable (other than a Defaulted Receivable) as to which any payment, or part thereof, remains unpaid for more than 60 days but less than 90 days from the original due date for such payment.

                  "Dilutions" means the aggregate amount of reductions in the Outstanding Balances of the Eligible Receivables (not including trade-ins that were excluded from the Eligible Receivables) as a result of setoff, rebate, credit memo, inter-company entry, adjustment, trade-ins or otherwise other than
i) cash collections on account of such Receivables, and ii) Charged-Off Receivables, plus the aggregate amount of voluntary rebates and warranty claims paid by check in connection with Contracts underlying Eligible Receivables.

                   "Dilution Horizon Ratio" means, the ratio (expressed as a percentage) of (i) all sales related to the Eligible Receivables during the current month and the prior month to (ii) the outstanding Eligible Receivables as of the last day of such Calculation Period.

                  "Dilution Ratio" means, for any Calculation Period, the ratio (expressed as a percentage) of (i) the aggregate amount of Dilutions which occurred during such Calculation Period, to (ii) the aggregate Outstanding Balance of the Receivables subject to Purchases made during the second preceding Calculation Period.

                  "Dilution Reserve" shall mean the product of the (1) Dilution Horizon Ratio and (2) sum of (a) product of (i) 1.75 and (ii) the Expected Dilution and (b) the product of (i) the result of the Dilution Spike less the Expected Dilution and (ii) the ratio of the Dilution Spike divided by the Expected Dilution.

                  "Dilution Reserve Floor" means the greater of (a) 6%, (b) the product of the Dilution Horizon Ratio times the Expected Dilution, and (c) the percentage of Eligible Receivables that are the subject of a Contract that obligates the relevant Originator to perform any obligation other than those set forth in the relevant Originator's Standard purchase order acknowledgment or

Invoice or in the relevant Obligor's Standard purchase order, unless either (i) such contract is a Permitted Arrangement, or (ii) (A) it has been confirmed in writing (with a copy to the Surety Provider) that the inclusion of the relevant Receivable in Eligible Receivables will not have an adverse effect on the rating of the Purchaser's commercial paper and (B) it has been confirmed in writing (with a copy to the Surety Provider) that the inclusion of the relevant Receivable in Eligible Receivables will not have an adverse effect on the shadow rating of the risk posed to the Surety Provider, or the Surety Provider has consented to the existence of such contract.

                  "Dilution Spike" means for any Calculation Period, the highest 2-Month Average Dilution Ratio for the past 12 months.

                  "Discount" means, for any Tranche Period:

                               DR x C x AD
                                       ---
                                       360
         where:
                  DR  =  the Discount Rate for such Tranche Period;
                  C   =  the portion of the Capital allocated to such Tranche
                         Period; and
                  AD  =  the actual number of days elapsed during such Tranche
                         Period;

provided that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Tranche Period shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

                  "Discount Rate" means, for any Settlement Date, the sum of the LIBO Rate or the CP Rate, as applicable, in effect during the related Tranche Period, plus the Program Fee Rate.

                  "Early Collection Fee" means, for any Tranche Period during which the portion of the Capital allocated to such Tranche Period is reduced or is terminated prior to the date on which it was originally scheduled to end (including, without limitation, by virtue of the final proviso in the definition of "Tranche Period"), the excess, if any, of (i) the Discount that would have accrued during the remainder of the Tranche Period subsequent to the date of such reduction or termination on the Capital allocated to such Tranche Period if such reduction or termination had not occurred, over (ii) the sum of (a) to the extent all or a portion of such Capital is allocated to another Tranche Period, the Discount actually accrued on such Capital for the new Tranche Period, and
(b) to the extent such Capital is not allocated to another Tranche Period, the income, if any, actually received by the Purchaser or the Agent from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (ii) exceeds the amount referred to in clause (i), the Purchaser agrees to pay to the Seller the difference.

                  "Eligible Bank Account" means a segregated account, which may be an account maintained with the Agent, which is either (a) maintained with a depository institution or trust company whose long-term unsecured debt obligations are rated at least A3 by Moody's Investor Services ("Moody's"), A-by Fitch, Inc. ("Fitch") and A- by Standard & Poors, a division of the

McGraw Hill Companies, Inc. ("S&P") and whose short-term unsecured obligations are rated at least P-1 by Moody's, F-1+ by Fitch and A-1 by S&P ; or (b) a trust account or similar account maintained with a federally or state chartered depository institution subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R.9.10(b).

                  "Eligible Receivable" means, at any time, a Receivable:

                  (1) the Obligor of which (a) is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States, and (b) (other than as described in the foregoing clause (a)) is organized under the laws of Canada (other than Quebec), has a billing address in the United States of America and has its principal executive office in Canada (other than Quebec) and the related Receivable is denominated in U.S. Dollars, provided, however, that such Receivable shall not be an Eligible Receivable if more than 5% of Net Receivables Balance at the time of any calculation hereunder are from corporations organized in Canada.

                  (2) the Obligor of which is not an Obligor of Receivables of which more than 50% of the aggregate Outstanding Balance thereof is more than 90 days past their respective due dates,

                  (3) which is not a Defaulted Receivable or, except for Receivables purchased on the initial Purchase Date, a Receivable which is more than 30 days past due,

                  (4) which arises under a Contract that requires payment within 45 days after the original Invoice date therefor and has not had its payment terms extended, provided, that no more than 25% (measured by Outstanding Balances) of Eligible Receivables may arise under Contracts requiring payment within more than 30 days,

                  (5) which is an account receivable representing all or part of the sales price of merchandise, insurance and services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended;

                  (6) which is an "account" within the meaning of Article 9 of the UCC of all applicable jurisdictions,

                  (7) which is denominated and payable only in United States dollars in the United States,

                  (8) which arises under a Contract, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable by the Seller and its assignees against such Obligor in accordance with its terms,

                  (9) which arises under a Contract which (a) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights of the applicable Originator or any of its assignees under such Contract and (b) is not subject to a confidentiality provision that would have the effect of restricting the ability of the Purchaser or the Surety Provider to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

                  (10) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of the underlying goods or services by the applicable Originator,

                  (11) which arises under an Invoice substantially in the form of Exhibit IX hereto,

                  (12) which is not subject to any right of rescission, set-off (in respect of all or any portion of the Outstanding Balance thereof then being proposed for inclusion in Net Receivables Balance as of any date, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor or the applicable Originator or any other Adverse Claim,

                  (13) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

                  (14) all right, title and interest to and in which has been validly transferred by the applicable Originator directly to the Seller under and in accordance with the Sale Agreement, and the Seller has good and marketable title thereto free and clear of any Adverse Claim,

                  (15) which, together with the Contract related thereto, was created in compliance with each, and does not contravene any, law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any material respect which would limit the collectibility of such Receivable or give rise to a claim for money damages against the applicable Originator, the Seller or any of the Seller's assignees and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

                  (16) which satisfies all applicable requirements of the Credit and Collection Policy,

                  (17) which was generated in the ordinary course of an Originator's business in connection with the sale of semi-trailers and related parts and services to the applicable Obligor by such Originator,

                  (18) as to which the Agent or the Surety Provider has not notified the Seller that the Agent or the Surety Provider has reasonably determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Agent or the Surety Provider,

                  (19) which is not a Government Receivable,

                  (20) the Obligor of which is not an Affiliate of the Seller, the Servicer, an Originator or Wabash,

                  (21) in which all right, title and interest to and in the related semi-trailer has been validly transferred (or the applicable Originator has delivered to the related Obligor all documents required to be executed by such Originator to effect such transfer) by the applicable Originator to the related Obligor under and in accordance with applicable law,

                  (22) in which the related semi-trailer was delivered to the related Obligor and the related Contract fully performed,

                  (23) for which an original executed Invoice was delivered by an Originator to the related Obligor,

                  (24) for which all sales taxes, excise taxes and commission have been paid in full by an Originator or the Obligor, as applicable,

                  (25) which, if characterized as a "unit on lot" Receivable, has not been characterized as "unit on lot" for more than 45 days, and

                  (26) for which any accounts payable due to the related Obligor have been netted out from the Outstanding Balance of such Receivable.

                  In addition, an Eligible Receivable shall not include that portion of such Receivable that is being paid in respect of a federal excise tax or sales tax.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Excess Released Amount" means, with respect to any Weekly Calculation Date as of which a Shortfall Amount exists, the lesser of (i) such Shortfall Amount, and (ii) the sum of (A) the aggregate amount of deemed Collections under clauses (a) and (b) of Section 1.8 hereof since the preceding Weekly Calculation Date, plus (B) the aggregate amount of distributions made by the Seller to the Servicer in respect of the Servicer's membership interest in the Seller since the preceding Weekly Calculation Date, plus (C) the aggregate amount of cash paid to the Servicer by the Seller under the Sale Agreement since the preceding Weekly Calculation Date as purchase price for Receivables that were not Eligible Receivables at the time they were so purchased.

                  "Expected Dilution" means, at any date of determination, the average of the Dilution Ratios for the twelve Calculation Periods then most recently ended.

                  "Facility Account" means the account no. 758028499 at National City Bank created and maintained pursuant to Section 1.6 hereof.

                  "Fee Letter" means that certain letter agreement dated as of the date hereof among the Seller, the Purchaser and the Agent as heretofore or hereafter amended or modified and in effect from time to time.

                  "Finance Charges" means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

                  "Government Receivable" means a Receivable for which the related Obligor is a state or local government or government agency (or any agency or instrumentality thereof).

                  "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and
(viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

                  "Insurance Account" means the account no. 758028509 at National City Bank created and maintained pursuant to Section 1.13(b).

                  "Insurance and Indemnity Agreement" means the Insurance and Indemnity Agreement dated October 4, 2001 among the Surety Provider, Wabash, WFLLC, NOAMTC, the Agent and Wabash National LP.

                  "Insured Amounts" means with respect to the Policy, the sum of
(i) with respect to any Settlement Date, the Discount due on such Settlement Date up to the amount of the Capped Discount due on such Settlement Date and
(ii) with respect to the Policy Termination Date, the Capital, not to exceed $100,000,000.

                  "Insurer Advance" means any advance of funds by the Surety Provider in respect of a Deficiency Amount other than pursuant to the Policy pursuant to Section 3.12 hereof.

                  "Intended Characterization" means, for income tax purposes, the characterization of the acquisition by the Purchaser of Receivable Interests as a loan or loans by the Purchaser to the Seller secured by the Pledged Property.

                  "Invoice" means, collectively, with respect to any Receivable, any and all instruments, bills of lading, invoices or other writings which evidence such Receivable or the goods (if any) underlying such Receivable substantially in the form of Exhibit IX hereto.

                  "Late Payment Rate" has the meaning set forth in the Insurance and Indemnity Agreement.

                  "LIBO Rate" means, for any Tranche Period, the rate per annum equal to the sum of (i) (a) the rate at which one-month deposits in U.S. Dollars are offered by the Reference Bank to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, such deposits being in the approximate amount of the Capital of the Receivable Interest to be funded or maintained, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Tranche Period plus (ii) 1.00% per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

                  "Liquidation Day" means, for any Receivable Interest, the earliest to occur of (i) any Business Day so designated by the Seller, the Purchaser or the Surety Provider after the occurrence of the Termination Date and (ii) the Business Day immediately prior to the occurrence of a Servicer Default set forth in Section 7.3(e) or the occurrence of any Event of Default described in Section 7.1(o) or (p).

                  "Liquidity Provider" means a financial institution to whom the Surety Provider shall have consented (which consent shall not be unreasonably withheld) providing liquidity support to or for the account of any Purchaser, whether by an extension of credit, the acquisition of an interest in any Capital, Receivable Interest or Pledged Property, or otherwise, or having a commitment to provide such support under a liquidity agreement which relates to this Agreement. Such consent has been given for National City Bank or its successors and assigns.

                  "Loss Horizon" means for any Calculation Period, the immediately preceding four calendar months.

                  "Loss Horizon Ratio" means, for any Calculation Period, the ratio (expressed as a percentage) of (i) all sales related to the Eligible Receivables in the related Loss Horizon to (ii) the outstanding Eligible Receivables as of the last day of such Calculation Period.

                  "Loss Ratio" means the highest 3-Month Average Default Ratio for the past 12 months.

                  "Loss Overcollateralization Ratio" means the product of
(a) 1.75 and (b) the Loss Ratio and (c) the Loss Horizon Ratio.

                  "Loss Overcollateralization Floor Ratio" means 18%.

                  "Loss-to-Liquidation Ratio" means, for any Calculation Period, a percentage equal to: (i) the aggregate amount of Receivables which became Charged-Off Receivables plus Net Increase in Defaulted Receivables during such Calculation Period, divided by (ii) the aggregate amount of Collections during such Calculation Period.

                  "Make-Whole Amount" has the meaning set forth in the Premium Letter.

                  "Material Adverse Effect" means, with respect to a Person, a material adverse effect on (i) the financial condition, business or operations of such Person, (ii) the ability of such Person to perform its obligations under any Transaction Document, (iii) the legality, validity or enforceability of any Transaction Document (other than the Collection Agreements) or any Collection Agreement relating to a Collection Account into which a material portion of Collections are deposited, (iv) such Person's interest in the Receivables or the Purchased Assets generally or in any significant portion of the Purchased Assets, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

                  "Maximum Capital Amount" means, as of any date of determination, the lesser of (i) the product of (x) the sum of Net Receivables Balance plus all Collections on deposit in the Facility Account pursuant to
Section 1.6(d), times (y)70%, and (ii) the difference of (x) the sum of the Net

Receivables Balance plus all Collections on deposit in the Facility Account pursuant to Section 1.6(d), minus (y) the Aggregate Overcollaterization Amount.

                  "Monthly Report" means a report, in substantially the form of
Exhibit V hereto (appropriately completed), furnished by the Servicer to the Agent, the Surety Provider and the Purchaser pursuant to Section 6.5.

                  "Net Receivables Balance" means, at any date of determination, the Outstanding Balances of all Eligible Receivables at such time less the Obligor Concentration Amount.

                  "NOAMTC" means NOAMTC, Inc., a Delaware corporation and its successors.

                  "Non-Draw Option" has the meaning set forth in Section 1.14 hereof.

                  "Non-Draw Option Price" has the meaning set forth in Section
1.14 hereof.

                  "Notice for Payment" has the meaning set forth in Section 1.14 hereof.

                  "Obligor" means a Person obligated to make payments pursuant to a Contract.

                  "Obligor Concentration Amount" means, as of any date of determination, the sum of:

                           (i) the excess of (x) the aggregate Outstanding
                  Balance of Eligible Receivables with respect to which a single Obligor or its Affiliates is the Obligor thereunder over (y) 6.0% of the aggregate Outstanding Balance of all Eligible Receivables as of such date of determination;

                           (ii) the excess of (x) the aggregate Outstanding
                  Balance of all Eligible Receivables with the five largest Obligors and their Affiliates over (y) 25% of the aggregate Outstanding Balance of all Eligible Receivables as of such date of determination;

                           (iii) the excess of (x) the aggregate Outstanding
                  Balance of all Eligible Receivables with the ten largest Obligors and their Affiliates over (y) 42.50% of the aggregate Outstanding Balance of all Eligible Receivables as of such date of determination;

                           (iv) the excess of (x) the aggregate Outstanding
                  Balance of all Eligible Receivables with the twenty-five largest Obligors and their Affiliates, over (y) 60% of the aggregate Outstanding Balance of all Eligible Receivables as of such date of determination; and

                           (v) the excess of (x) the aggregate Outstanding
                  Balance of Eligible Receivables originated by NOAMTC with respect to which a single Obligor is the Obligor thereunder over (y) 0.75% of the aggregate Outstanding Balance of all Eligible Receivables as of such date of determination; provided, however, that, with respect to any Eligible Receivables originated by NOAMTC for which Ruan Leasing is the Obligor, such percentage shall equal 1.0%.

                  "Originator" means each of WNLP and NOAMTC.

                  "Originators Sale Agreement" has the meaning set forth in the Sale Agreement.

                  "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof, and shall exclude any taxes, interest. commissions, accounts payable or Finance Charges thereon, without regard to whether any of the same shall have been capitalized.

                  "Permitted Arrangement" means a Contract with an Obligor in the form of the form of agreement delivered to the Purchaser and the Surety Provider by separate letter of even date herewith and referencing this definition and this Agreement.

                   "Person" means an individual, partnership, corporation, association, trust, limited liability company, joint venture or any other entity, or organization, including a government or political subdivision or agent or instrumentality thereof.

                  "Pledged Property" has the meaning set forth in Section 1.10 hereof.

                  "Policy" means the Financial Guaranty Insurance Policy, number CA00075A, issued by the Surety Provider in favor of the Agent for the benefit of the Purchaser pursuant to the Insurance and Indemnity Agreement in the form of Annex I thereto.

                  "Policy Termination Date" means the earliest of (i) the sixth Settlement Date following the day payment is due on the latest maturing Receivable, or (ii) such date when all Accrued Liabilities have been paid in full, or (iii) the date designated by the Surety Provider upon the exercise of the Non-Draw Option.

                  "Potential Event of Default" means an event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

                  "Potential Servicer Default" means an event which, with the passage of time or the giving of notice, or both, would constitute a Servicer Default.

                  "Premium Letter" means the Premium Letter dated October 4, 2001 among the Surety Provider, Wabash, WFLLC, NOAMTC and Wabash National LP, pursuant to which the Surety Fee, Default Fee and Unused Fee are to be paid to the Surety Provider.

                  "Program Fee Rate" means 0.45% prior to an Event of Default and 1.45% after the occurrence and during the continuation of an Event of Default.

                  "Purchase" means the sale by the Seller hereunder to the Purchaser of a Receivable Interest.

                  "Purchase Date" means each Business Day on which a Purchase occurs pursuant to the terms of this Agreement (which Business Day, except for the initial Purchase, shall be a Settlement Date).

                  "Purchase Limit" means $100,000,000.00.

                  "Purchase Price" means, with respect to any Purchase of a Receivable Interest, the amount to be paid to the Seller for such Receivable Interest as calculated and set forth in the Purchase Notice.

                  "Purchaser" has the meaning set forth in the preamble to this Agreement.

                  "Receivable" means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Transaction Documents) to an Originator, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of semi-trailers and related parts and services by such Originator to commercial customers and includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual Invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

                  "Receivable Interest" means, at any time, an undivided percentage ownership interest associated with a designated amount of Capital, Discount Rate and Tranche Period selected pursuant to Section 1.3 in (i) all Receivables arising prior to the time of the most recent computation or recomputation of such undivided interest pursuant to Section 1.4, (ii) all Related Security with respect to such Receivables, (iii) all Collections with respect to, and other proceeds of, such Receivables and (iv) all other Purchased Assets with respect to such Receivables. Such undivided percentage interest shall equal:

                                        C
                                       --
                                       OB
                  where:
                           C   =  the Capital of such Receivable Interest.
                           OB  =  the Outstanding Balance of all Receivables.

                  "Records" means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor of the related Obligor.

                  "Reference Bank" means National City Bank or such other bank as the Purchaser shall designate with the consent of the Seller.

                  "Related Security" means, with respect to any Receivable:

                  (i) all of the Seller's interest in any goods (if any), the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

                  (ii) all customer deposits and other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

                  (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

                  (iv) all Records related to such Receivable,

                  (v) all of the Seller's right, title and interest in, to and under the Sale Agreement and the Originators Sale Agreement;

                  (vi) all of the Seller's right, title and interest in, to and under each Contract executed in connection therewith in favor of or otherwise for the benefit of the Seller; and

                  (vii) all proceeds of any of the foregoing.

                  "Reporting Date" means, for each Settlement Date, the Third Business Day prior to such Settlement Date.

                  "Reserve Requirement" means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed against the Reference Bank in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  "Revolving Period" means the period from and including the date hereof to but excluding the Termination Date.

                  "Sale Agreement" means that certain Receivables Sale Agreement dated as of the date hereof by and between WFLLC, as seller, and the Seller, as buyer, as the same may be amended, restated and/or otherwise modified from time to time in accordance with the terms thereof and hereof.

                  "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

                  "Seller" has the meaning set forth in the preamble to this Agreement.

                  "Servicer" means at any time the Person then authorized pursuant to Article VI of this Agreement to service, administer and collect Receivables, which shall initially be WFLLC.

                  "Servicer Default" has the meaning specified in Section 7.3.

                  "Servicer Fee" means, for any Calculation Period, a servicing and collection fee computed pursuant to the following formula:

                                    SFP x C x (AD/360)
         where:
                  SFP = the Servicer Fee Percentage;
                  C   = the average daily Capital on total Receivables
                        outstanding during such Calculation Period; and
                  AD  = the actual number of days in such Calculation Period.

                  "Servicer Fee Percentage" means 1% or such other percentage as may be agreed upon among the Purchaser, the Agent and the Servicer as an arms-length rate for the Servicer Fee; provided that no change may be made after the end of the Revolving Period.

                  "Servicing and Discount Reserve Rate" means the quotient of the product of (a) the sum of the (i) Servicer Fee Percentage, (ii) the product of 1.75 times the greater of (A) the Discount Rate (for this purpose calculated using the greater of the CP Rate or the LIBO Rate), and (B) Capped Discount divided by Capital then Outstanding, and (iii) the Surety Fee Rate, times (b) the product of two times the Days Sales Outstanding for all Eligible Receivables, divided by 360.

                  "Settlement Date" means the 18th day of each month after the Closing Date (or if any such day is not a Business Day, the Settlement Date shall occur on the next succeeding Business Day).

                  "Shortfall Amount" means the positive difference, if any, of the Capital minus the Maximum Capital Amount as of any date of determination.

                  "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Seller.

                  "Support Capital Funding" means any drawing under the Policy or any Insurer Advance or other payment by the Surety Provider in lieu of funding a drawing under the Policy, in either case made with respect to capital as calculated pursuant to clause (ii) of the defined term "Insured Amounts".

                  "Support Discount Funding" means any drawing under the Policy or any Insurer Advance or other payment by the Surety Provider in lieu of funding a drawing under the Policy, in either case made with respect to Discount as calculated pursuant to clause (i) of the defined term "Insured Amounts".

                  "Surety Fee" means, as of any Settlement Date, the premiums due to the Surety Provider, as calculated pursuant to the Premium Letter.

                  "Surety Fee Rate" means the amount set forth in the Premium Letter.

                  "Surety Provider" means XL Capital Assurance Inc., a New York corporation and its successors.

                  "Surety Provider Default" means the occurrence and continuance of any one or more of the following events:

                  (a) the failure by the Surety Provider to make a payment under a Note Policy in accordance with its terms;

                  (b) the Superintendent of Insurance of the State of New York (or any Person succeeding to the duties of such Superintendent) (the "Superintendent") shall apply for an order (i) pursuant to Section 7402 of the New York Insurance Law (or any successor provision thereto), directing him to rehabilitate the Surety Provider, (ii) pursuant to section 7404 of the New York Insurance Law (or any successor provision thereto), directing him to liquidate the business of the Surety Provider or (iii) pursuant to Section 7416 of the New York Insurance Law (or any successor provision thereto), dissolving the corporate existence of the Surety Provider and, in each case, such application shall not be dismissed or withdrawn during a period of 60 consecutive days or a court of competent jurisdiction enters an order granting the relief sought;

                  (c) the Superintendent shall determine that the Surety Provider is insolvent within the meaning of Section 1309 of the New York Insurance Law or any successor section;

                  (d) the Surety Provider shall commence a voluntary case or other proceeding seeking rehabilitation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors; or

                  (e) an involuntary case or other proceeding shall be commenced against the Surety Provider seeking rehabilitation, liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such case or proceeding is not dismissed or otherwise terminated within a period of 60 consecutive days or a court of competent jurisdiction enters an order granting the relief sought in such case or proceeding.

                  "Termination Date" means the earliest to occur of: (i) the 2-year anniversary of the Closing Date, or such later date as the parties (with the express written consent of the Agent and the Surety Provider) may hereafter agree, (ii) the day designated as the Termination Date by the Seller, WFLLC or either of the Originators on sixty (60) days' prior written notice to the Agent and the

Surety Provider, (iii) the day on which the Controlling Party declares the occurrence of the Termination Date or on which the Termination Date automatically occurs pursuant to Section 7.2 hereof, (iv) the date on which the financial strength rating of XL Capital Assurance Inc. is withdrawn, suspended or rated below "A" by Standard & Poor's, (v) the 90th day following the date on which the Surety Provider has delivered a written notice to the Seller and the Agent to the effect that the most recent audit completed by the Surety Provider or its designee of the Originators', Servicer's or Seller's origination, servicing and documentation procedures has revealed to the Surety Provider deficiencies which it reasonably believes creates a material adverse effect on the facility, if such deficiencies remain unremedied for thirty (30) days following such notice, and (vi) the date the commitment of the Liquidity Provider terminates.

                  "Trade-in Ratio" means, for any Calculation Period, the rolling average of the ratio (expressed as a percentage) of (i) the aggregate amount of trade-ins which occurred during such Calculation Period to (ii) the aggregate Outstanding Balance of all Eligible Receivables subject to Purchases made during the second preceding Calculation Period, for the three Calculation Periods most recently ended.

                  "Trade-in Ratio Trigger" means (i) with respect to the first six Calculation Periods following the Closing Date 10%, and (ii) with respect to each Settlement Date thereafter, the product of (x) 1.3 and (y) the highest Trade-in Ratio experienced for any Calculation Period during such six-month period, provided that if such product is less than 5%, the Trade-in Ratio Trigger will be deemed to be 5%, and if such product is greater than 10%, the Trade-in Ratio Trigger will be deemed to be 10%.

                  "Tranche Period" means, with respect to any Receivable
Interest:

                  (a) if Discount for such Receivable Interest is calculated on the basis of the LIBO Rate, a period of one month commencing on a Business Day selected by the Seller pursuant to this Agreement. Such Tranche Period shall end on the day in the succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period; provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; and

                  (b) if Discount for such Receivable Interest is calculated on the basis of the CP Rate, a period of days commencing on a Reporting Date and ending on the succeeding Reporting Date.

                  If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Receivable Interest which commences before the or the Termination Date and would otherwise end on a date occurring after such date, such Tranche Period shall end on the Termination Date. The duration of any Tranche Period which commences after a Servicer Default shall be of such duration as selected by the Purchaser. The initial Tranche Period will begin on the date of the initial Purchase and end on the next following Reporting Date.

                  "Transaction Documents" means, collectively, this Agreement, the Sale Agreement, the Originators Sale Agreement, the Repurchase Agreement, the Fee Letter, the Premium Letter, the Insurance and Indemnity Agreement, the Policy, each Collection Agreement and all other instruments, documents and agreements executed and delivered by WFLLC, the Seller or either of the Originators in connection herewith or with the Sale Agreement.

                  "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

                  "Unused Fee" means a fee to be divided between Purchaser and the Surety Provider (5/8 to Purchaser and 3/8 to the Surety Provider) equal, with respect to any Settlement Date, to:

                            0.40% x (PL-C) x (AD/360)

                  Where:

                           PL = the average daily Purchase Limit in effect
                                during the related Calculation Period.

                           C  = the average daily aggregate outstanding Capital
                                during the related Calculation Period; and

                           AD = the actual number of days in such Calculation
                                Period.

                  "Wabash" means Wabash National Corporation, a Delaware corporation, and its successors.

                  "Wabash Credit Agreement" means the Credit Agreement, dated as of September 30, 1997 among Wabash, the institutions from time to time party thereto as lenders and Bank One Indiana, N.A., as the same may be amended from time to time, and any credit agreement that replaces (in whole or in material part) the credit facility described in said Credit Agreement.

                  "Weekly Calculation Date" means the close of business of the last [Business Day] of each calendar week.

                  "WFLLC" means Wabash Financing LLC, a Delaware limited liability company.

                  "WNLP" means Wabash National LP, a Delaware limited partnership.

                                   EXHIBIT II

                          PRINCIPAL PLACE OF BUSINESS,
                   CHIEF EXECUTIVE OFFICES, STATE OF FORMATION
                               LOCATION OF RECORDS

A.       WNC Funding LLC

         1.       Principal Place of Business:

                  1000 Sagamore Parkway South
                  Lafayette, IN  47905

         2.       Chief Executive Office:

                  1000 Sagamore Parkway South
                  Lafayette, IN  47905

         3.       State of Formation:  Delaware

         4.       Location of Records:

                  1000 Sagamore Parkway South
                  Lafayette, IN  47905

         5.       Federal EIN No  35-2151708

                                   EXHIBIT III

                               COLLECTION ACCOUNTS


Bank One
Lock Box # 22431
Lock Box # 70089


The Northern Trust Company
Lock Box #3017

                                  EXHIBIT III-A


                           BRANCH COLLECTION ACCOUNTS

Albuquerque                Bank of America                Act # 0001-4461-4518
                           P.O. Box 25500
                           Albuquerque, NM 87125

UTC Atlanta                South Trust Bank               Act # 66-965-992
                           4532 Jonesboro Rd.
                           Forest Park, GA  30297-3543

UTC Charlotte              Bank of America
                           101 S. Tryon St.               Act # 686765264
                           Charlotte, NC  28255

Columbus                   National City                  Act # 825827133
                           P.O. Box 5756
                           Cleveland, OH  44104-0756

Dallas                     Chase Manhattan Bank of Texas  Act # 07000915041
                           Metroplex-Dallas Region
                           2200 Ross Ave.
                           Dallas, TX  75201

Denver                     Wells Fargo                    Act # 1018170833
                           1740 Broadway
                           Denver, CO  80274

Des Moines                 Bankers Trust                  Act # 057916
                           665 Locust St.
                           Des Moines, IA  50303

Detroit                    Michigan National Bank         Act # 6840847724
                           5645 N. Sheldon Rd.
                           Canton, MI

UTC El Paso                Bank of America                Act # 4772196882


Fontana                    Bank of America                Act # 24589-14502
                           P.O. Box 3530
                           Rancho Cordoba, CA 95741

Greenville                 Branch Banking & Trust         Act # 5121707375
                           Highway 29 & Poinsett St.
                           Greer, N.C.  29651

Houston                    Chase Bank of Texas            Act # 31500921734
                           19747 Highway 59 North
                           Humble, TX  77338

Jeffersonville             Heritage Bank                  Act # 597005723101
                           201 West Court Ave
                           Jeffersonville, IN  47130

Memphis                    Union Planters Bank            Act # 0020140967
                           P.O. Box 387
                           Memphis, TN 38147

Miami                      Bank of America                Act # 1596480625
                           18350 N.W. Second Ave
                           Miami, FL  33169

UTC Nashville              Suntrust Bank                  Act # 7020482449
                           530 Murfreesboro Rd.
                           Nashville, TN  37210

Phoenix                    Bank One                       Act # 21420864
                           5734 W. Thomas
                           Phoenix, AZ  85021

Pittsburgh                 National City Bank             Act # 239898027
                           713 Peer St.
                           Smithton, PA  15479

Portland                   Wells Fargo Bank               Act # 4419 701024
                           8334 N. Denver
                           Portland, OR  97217

Roanoke                    Salem Bank & Trust             Act # 1847940212
                           405 Lee Highway
                           Roanoke, VA  24019

Sacramento                 Wells Fargo Bank               Act # 0439814161
                           1601 W. Capitol Ave.
                           W. Sacramento, CA  95161

San Antonio                Southtrust Bank                Act # 84006542
                           494 Rittman Rd.
                           San Antonio, TX  78218

McAllen                    Lone Star National Bank        Act # 1149116872534746
                           P.O. Box 1127
                           Pharr, TX  78577

Scranton                   Fidelity Deposit and           Act # 1145473014
                             Discount Bk
                           Blakley & Drinker St.
                           Dunmore, PA  18512

Seattle                    Wells Fargo Bank               Act # 0224635649
                           14413 Anbaum Blvd., S.W.
                           Burien, WA  98166

Shreveport                 AMSouth Bank                   Act # 6100052456
                           P.O. Box 7302
                           Shreveport, LA 71137

Spokane                    Wells Fargo Bank               Act # 0419456553
                           10112 E. Sprague
                           Spokane, WA  99206

St. Louis                  Bank of America                Act # 3750965405
                           4171 Lindell Blvd
                           St. Louis, MO  63108

St. Paul                   Wells Fargo Bank               Act # 3884015676
                           1710 Robert St. South
                           St. Paul, MN  55118

UTC Orlando                Bank of America                Act # 540900107
                           Brandon Blvd.                        1408201094
                           Brandon, FL  33511

UTC Cleveland     No Bank Account -
UTC Sheridan      No Bank Account
UTC Harrisburg    No Bank Account
UTC Lafayette     No Bank Account

UTC Chicago                Merchant & Manufacturing       Act # 2300064637
                           25140 W. Channan Dr.
                           Channahon, IL  60410

                                   EXHIBIT IV

                         FORM OF COMPLIANCE CERTIFICATE


                  This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of October ___, 2001 ("Agreement") among WNC Funding LLC (the "Seller"), North Coast Funding Corporation and National City Bank. Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

                  THE UNDERSIGNED HEREBY CERTIFIES THAT:

                  1. I am the duly elected ___________ of the Seller;

                  2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and the Seller's Receivables during the period ended _____________; and

                  3. The examinations described in Paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Servicer Default or a Potential Servicer Default, as each such term is defined under the Agreement, during or at the end of the aforementioned period[, except as set forth below].

                  [Described below are the exceptions, if any, to Paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which has been taken, is being taken, or is proposed to take with respect to each such condition or event:]

                  The foregoing certifications, together with the computations set forth in Schedule I hereto in support hereof, are made and delivered on and as of [insert date].

                                                  ------------------------------
                                                               [Name]

                      SCHEDULE I to Compliance Certificate

      Schedule of Computations under Sections 7.1(i)-(l), (o), (p) and (u)
                      in Support of Compliance Certificate
                               of WNC Funding LLC


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                                    EXHIBIT V

                             FORM OF MONTHLY REPORT



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                                   EXHIBIT VI

                          Form of Collection Agreement


                       [On letterhead of WNC Funding LLC]


                                                          _______, 2001



[Collection Bank Name and Address]

Attention:  ________________


                  Re:      WNC Funding LLC
                           Wabash Financing LLC
                           [Insert applicable Originator Name]

Ladies and Gentlemen:

                  You have exclusive control of P.O. Box ___________, [city], [state] [zip] (the "Lock-Box") for the purpose of receiving mail and processing payments therefrom pursuant to that certain lock-box services agreement dated ____________, _____ between you and [Originator Name] [WFLLC] (the "Agreement"). You hereby confirm your agreement to perform the services described therein. Among the services you have agreed to perform therein is to endorse all checks and other evidences of payment, and credit such payments to checking account no. ___________ maintained with you in the name of [Originator Name] [WFLLC] (the "Existing Account").

                  [Originator Name] (the "Originator") and Wabash Financing LLC ("WFLLC") hereby transfer and assign all of their respective right, title and interest in and to, and exclusive ownership and control over, the Lock-Box to WNC Funding LLC ("SPV"). Originator, WFLLC and SPV hereby request that from and after __________________, 2001, in lieu of being deposited in the Existing Account, all checks and other evidences of payment that are sent to the Lock-Box be endorsed and deposited in SPV's account no. _____________ (the "Lock-Box Account") in the name of National City Bank, as Agent (the "Agent"), WFLLC and entitled "Facility Account for the Wabash Facility, for North Coast Funding Corporation and XL Capital Assurance Inc."

                  SPV hereby irrevocably instructs you, and you hereby agree, that upon receiving notice from XL Capital Assurance, Inc., as Surety Provider ("XL") in the form attached hereto as Annex A: (i) the name of the Lock-Box Account will be changed to "XL Capital Assurance Inc., as Surety Provider" (or any designee of XL), and XL will have exclusive ownership of and access to such Lock-Box Account, and neither WFLLC, Originator, SPV nor any of their respective affiliates will have any control of such Lock-Box Account or any access thereto,
(ii) you will either continue to send the funds from the Lock-Box to the Lock-Box Account, or will redirect the funds as XL may otherwise request, (iii) you will transfer monies on deposit in the Lock-Box Account, at any time, as directed by XL, (iv) all services to be performed by you under the Agreement will be


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performed on behalf of XL, and (v) all correspondence or other mail which you have agreed to send to WFLLC, Originator or SPV will be sent to XL or its designee at the following address:

                  XL Capital Assurance Inc.
                  250 Park Avenue, 19th Floor
                  New York, New York  10177
                  Attn:  Surveillance

                  Moreover, upon such notice, XL will have all rights and remedies given to WFLLC, Originator or SPV under the Agreement. In no event shall WFLLC, SPV or any Originator have any right to withdraw or direct payment of funds from the lockbox, except as directed by XL or, prior to notice from XL described in the preceding paragraph, by the Agent. Each of WFLLC, Originator and SPV agrees, however, to continue to pay all fees and other assessments due thereunder at any time.

                  You hereby acknowledge that monies deposited in the Lock-Box Account or any other account established with you by XL for the purpose of receiving funds from the Lock-Box are subject to the liens of the Agent for itself and as agent under the Receivables Purchase Agreement, and will not be subject to deduction, set-off, banker's lien or any other right you or any other party may have against WFLLC, Originator or SPV, except that you may debit the Lock-Box Account for any items deposited therein that are returned or otherwise not collected and for all charges, fees, commissions and expenses incurred by you in providing services hereunder, all in accordance with your customary practices for the charge back of returned items and expenses. This Agreement is intended to establish "control" within the meaning of Section 9-104 of the Uniform Commercial Code in favor of XL over the Lock-Box and the Lock-Box Account.

                  The Collection Bank has been notified that the Lockbox Account and the Lockbox, all checks, payments or other items received by the Collection Bank and all proceeds of such items are subject to the security interest of the Agent on behalf of the Purchaser and XL, and the Collection Bank acknowledges such ownership and security interest. The Collection Bank shall not claim or assert, as against the Agent or XL, any right of offset, banker's lien or other claim it may have against any Originator, WFLLC or SPV with respect to the items referred to above (except as specified above). In furtherance of the foregoing, the parties hereto agree that the Agent and XL shall have the full and irrevocable right, power and authority to demand, collect, withdraw, receipt for or sue for all amounts due or to become due and payable with respect to payments under the Lockbox or the Lockbox Account. The parties hereto acknowledge that the Collection Bank's possession of any amounts, payments, instruments and other items deposited or to be deposited into the Lockbox to the Lockbox Account with respect to payments shall be deemed to be possession by the Agent with respect to such amounts, payments, instruments or other items relate.

                  If the Agent or XL delivers a notice that WFLLC has been terminated or has resigned as the servicer of the payments, this Collection Agreement shall not terminate and any other successor servicer appointed pursuant to the Receivables Purchase Agreement shall succeed to all rights, benefits, duties and obligations of WFLLC (in its capacity as the servicer of the payments) hereunder.


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                  The Agent and each of the Originators, WFLLC and SPV agree the
Collection Bank shall be entitled to rely conclusively upon and shall have no liability for acting upon any notice or instruction it receives from the Agent or XL and shall have no obligation to investigate or verify the authority or correctness of any such notice or instruction.

                  This letter agreement and the rights and obligations of the parties hereunder will be governed by and construed and interpreted in accordance with the laws of the State of _________________. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

                  This letter agreement contains the entire agreement between the parties, and may not be altered, modified, terminated or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by all parties hereto of a written instrument so providing. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of the Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

                  Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

                                Very truly yours,

                                WABASH FINANCING LLC


                                By: ______________________________
                                Name:_____________________________
                                Title:____________________________

                                [ORIGINATOR NAME]


                                By: ______________________________
                                Name:_____________________________
                                Title:____________________________

                                WNC FUNDING LLC


                                By:_______________________________
                                Name:_____________________________
                                Title:____________________________


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Acknowledged and agreed to this _______ day of ___________, 2001:

[COLLECTION BANK]

By: ___________________________________
         Name:
         Title:


NATIONAL CITY BANK, as Agent


By_______________________
        Authorized Agent


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                                     ANNEX A

                            Form Of Collection Notice


                             [On letterhead of XLCA]

                                     [Date]




[Collection Bank Name and Address]

Attention: ________________


         Re:      SPV LLC

Ladies and Gentlemen:

                  We hereby notify you that we are exercising our rights pursuant to that certain letter agreement among Wabash Financing LLC, [Originator Name], SPV LLC, you and us, to have the name of, and to have exclusive ownership and control of, account number ________________ (the "Lock-Box Account") maintained with you, transferred to "XL Capital Assurance Inc., as Surety Provider." [The Lock-Box Account will henceforth be a zero-balance account, and funds deposited in the Lock-Box Account should be sent at the end of each day to _________________]. You have further agreed to perform all other services you are performing under that certain agreement dated between you and [Originator Name] [WFLLC] on our behalf.

                  We appreciate your cooperation in this matter.


                                Very truly yours,

                                XL CAPITAL ASSURANCE INC.,
                                as Surety Provider


                                By: ________________________________
                                            Authorized Agent


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                                  EXHIBIT VIII

                             Form of Purchase Notice


                                    [TO COME]


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                                   EXHIBIT IX

                                 FORM OF INVOICE



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                                    EXHIBIT X

                           CREDIT AGREEMENT COVENANTS

         6.4 Financial Covenants. The Borrower shall comply with the following:

                  (A) Minimum Consolidated Tangible Net Worth. The Borrower shall at all times maintain Consolidated Tangible Net Worth at an amount not less than the sum of (i) $200,000,000 plus (ii) 25% of Consolidated Net Income computed on a cumulative basis for each of the elapsed fiscal quarters ending after December 31, 2000 plus (iii) 50% of the amount of net proceeds to the Borrower of any public or private offering of equity securities of the Borrower after the date hereof (other than pursuant to the Borrower's employee stock plans); provided that notwithstanding that Consolidated Net Income for any such elapsed fiscal quarter may be a deficit figure, no reduction as a result thereof shall be made with respect to the sum to be maintained pursuant hereto.

                  (B) Maximum Leverage Ratio. The Borrower shall not permit the ratio ("Leverage Ratio") of Consolidated Funded Debt to Consolidated Total Capitalization at any time to exceed 0.60 to 1.

As used in the foregoing provisions:

         "Consolidated Funded Debt" means Funded Debt of Wabash and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

         "Consolidated Net Income" means, with reference to any period, the net income (or loss) of Wabash and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with generally accepted accounting principles, after eliminating all offsetting debits and credits between Wabash and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Wabash and its Subsidiaries in accordance generally accepted accounting principles.

         "Consolidated Tangible Net Worth" means as of the date of any determination thereof, the arithmetic sum of:

(a) the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of deficit) the surplus and retained earnings of Wabash and its Subsidiaries,

PLUS

(b)      minority interests and deferred taxes of Wabash and its Subsidiaries,

MINUS

(c) the net book value, after deducting any reserves applicable thereto, of all items of the following character which are included in the assets of Wabash and its Subsidiaries, to wit:


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                  (i)      the incremental increase in an asset resulting form
                           any reappraisal, revaluation or write-up of assets (other than any revaluation or write-up of assets in accordance with generally accepted accounting principles); and

                  (ii) goodwill, patents, patent applications, permits, trademarks, trade names, copyrights, licenses, franchises, experimental expense, organizational expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" acquired by Wabash or any Subsidiary after December 1, 1996 to the extent and in the amount by which the fair market value thereof is in excess of 10% of Consolidated Total Assets as of any date of determination of Consolidated Total Assets;

all determined in accordance with generally accepted accounting principles.

         "Consolidated Total Assets" means as of the date of any determination thereof, total assets of Wabash and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Consolidated Total Capitalization" means as of the date of any determination thereof, the sum of (a) Consolidated Funded Debt plus (b) Consolidated Tangible Net Worth.

         "Funded Debt" of any Person means all Indebtedness of such Person which would, in accordance with generally accepted accounting principles, constitute long-term Indebtedness, including, without limitation (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of more than one year for the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including in any event all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under generally accepted accounting principles, and all Indebtedness of such Person outstanding under any revolving credit, line of credit, commercial extension of credit or similar agreement between such Person and a financial institution or institutional investor which is classified as long-term in accordance with generally accepted accounting principles, (b) all Capitalized Lease Obligations of such Person, (c) all Contingent Obligations of such Person with respect to Funded Debt of others, and (d) all Indebtedness of such Person outstanding under any revolving credit, line of credit, commercial extension of credit or similar agreement between such Person and financial institution, whether or not classified as long-term or short-term Indebtedness, if, during the 365-day period immediately preceding the date of any determination of Funded Debt of such Person, there shall not have been a period of at least 30 consecutive days during which Indebtedness of such Person outstanding under such revolving credit, line of credit, commercial extension of credit or similar agreement is equal to zero, in which event there shall be included in such determination of Funded Debt an amount equal to the highest aggregate amount of all such Indebtedness outstanding during any period of 30 consecutive days selected by such Person during such preceding 365-day period.


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